   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 1996

                                                 REGISTRATION NO. 333-3229
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                              RYERSON TULL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     5051                    36-3431962
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                             2621 WEST 15TH PLACE
                            CHICAGO, ILLINOIS 60608
                                (312) 762-2121
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             GEORGE A. RANNEY, JR.
                      VICE PRESIDENT AND GENERAL COUNSEL
                             30 WEST MONROE STREET
                            CHICAGO, ILLINOIS 60603
                                (312) 346-0300
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
              NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                               ----------------
                                  COPIES TO:
          ROBERT E. CURLEY                        ROBERT H. CRAFT, JR.
        MAYER, BROWN & PLATT                       SULLIVAN & CROMWELL
      190 SOUTH LASALLE STREET               1701 PENNSYLVANIA AVENUE, N.W.
       CHICAGO, ILLINOIS 60603                   WASHINGTON, D.C. 20006
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                       PROPOSED        PROPOSED
                                                       MAXIMUM          MAXIMUM       AMOUNT OF
    TITLE OF EACH CLASS OF          AMOUNT TO       OFFERING PRICE     AGGREGATE     REGISTRATION
 SECURITIES TO BE REGISTERED     BE REGISTERED(1)    PER SHARE(2)  OFFERING PRICE(2)     FEE
- ---------------------------------------------------------------------------------------------------
Class A Common Stock ($1.00
 par value) including
 preferred share purchase
 rights......................    6,000,000 shares       $19.00       $114,000,000     $39,310.34(3)

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Includes 780,000 shares issuable upon exercise of options granted to the Underwriters by the Company to cover over-allotments.
(2) Estimated solely for purposes of determining the registration fee.

(3) Previously paid.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               RYERSON TULL, INC.

                             CROSS REFERENCE SHEET

                  (PURSUANT TO ITEM 501(B) OF REGULATION S-K)

        FORM S-1 ITEM NUMBER AND
                CAPTIONS                  HEADING OR LOCATION IN PROSPECTUS
        ------------------------          ---------------------------------
  1. Forepart of the Registration
      Statement and Outside Front    Facing Page; Cross Reference Sheet; Outside
      Cover Page of Prospectus.....   Front Cover Page of Prospectus
  2. Inside Front and Outside Back
      Cover Pages of Prospectus....  Inside Front and Outside Back Cover Pages
                                      of Prospectus
  3. Summary Information and Risk    Prospectus Summary; Risk Factors
      Factors......................
  4. Use of Proceeds...............  Use of Proceeds
  5. Determination of Offering       Underwriting
      Price........................
  6. Dilution......................  Dilution
  7. Selling Security Holders......  *
  8. Plan of Distribution..........  Risk Factors; Underwriting
  9. Description of Securities to    Description of Capital Stock
      be Registered................
 10. Interest of Named Experts and   Validity of Class A Common Stock
      Counsel......................
 11. Information with Respect to     Prospectus Summary; Risk Factors; Use of
      the Registrant...............   Proceeds; Dividend Policy; Capitalization;
                                      Dilution; Selected Financial Data;
                                      Management's Discussion and Analysis of
                                      Financial Condition and Results of
                                      Operations; Business; Management;
                                      Relationship with ISI; Principal
                                      Stockholder; Ownership of ISI Stock;
                                      Description of Capital Stock; Shares
                                      Eligible for Future Sale; Index to
                                      Financial Statements
 12. Disclosure of Commission
      Position on Indemnification
      for Securities Act             *
      Liabilities..................

- --------
* Not applicable.

                               EXPLANATORY NOTE

  This Registration Statement contains two separate prospectuses. The first prospectus relates to a public offering of Ryerson Tull, Inc.'s Class A Common Stock ("Class A Common Stock") in the United States (the "U.S. Offering"). The second prospectus relates to a concurrent offering of Class A Common Stock outside the United States (the "International Offering"). The prospectuses for the U.S. Offering and the International Offering will be identical with the exceptions of the front cover page, a "Certain U.S. Tax Consequences to Non-U.S. Stockholders" section, an "Underwriting" section and a back cover page for the International Offering. Such alternate pages appear in this Registration Statement immediately following the complete prospectus for the U.S. Offering.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 24, 1996

                                5,220,000 SHARES

                               RYERSON TULL, INC.

LOGO                          CLASS A COMMON STOCK
                          (PAR VALUE $1.00 PER SHARE)

                                  ----------

  Of the 5,220,000 shares of Class A Common Stock offered, 4,176,000 shares are being offered hereby in the United States and 1,044,000 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and aggregate underwriting discount per share will be identical for both Offerings. See "Underwriting."

  All of the 4,176,000 shares of Class A Common Stock offered hereby are being sold by the Company. Prior to the Offerings, there has been no public market for the Class A Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $16.00 and $19.00. For factors to be considered in determining the initial public offering price, see "Underwriting."

  The Company is currently a wholly-owned subsidiary of Inland Steel Industries, Inc. and, upon consummation of the Offerings, Inland Steel Industries, Inc. will beneficially own 100% of the Company's outstanding
Class B Common Stock, which will represent approximately 86.7% of the economic interest in the Company (85% if the Underwriters' over-allotment options are exercised in full). See "Principal Stockholder."

  Each share of Class A Common Stock entitles its holder to one vote, whereas each share of Class B Common Stock entitles its holder to four votes. After consummation of the Offerings, Inland Steel Industries, Inc. will beneficially own shares having approximately 96.3% of the combined outstanding voting power of all classes of voting stock of the Company (95.8% if the Underwriters' over-allotment options are exercised in full). See "Description of Capital Stock-- Common Stock."

  The Company intends to offer publicly $150,000,000 aggregate principal amount of its Notes due 2001 and $100,000,000 aggregate principal amount of its Notes due 2006. See "Proposed Note Offering."

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.

  Application has been made to list the Class A Common Stock on the New York Stock Exchange under the symbol "RT."

                                  ----------

THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIESAND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HASTHE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
   IS A CRIMINAL OFFENSE.

                                  ----------

                                         INITIAL PUBLIC UNDERWRITING PROCEEDS TO
                                         OFFERING PRICE DISCOUNT(1)  COMPANY(2)
                                         -------------- ------------ -----------
Per Share...............................       $             $            $
Total(3)................................     $             $            $

- -----
(1) The Company and Inland Steel Industries, Inc. have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(2) Before deducting estimated expenses of $900,000 payable by the Company.
(3) The Company has granted the U.S. Underwriters an option for 30 days to purchase up to an additional 624,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted the International Underwriters a similar option with respect to an additional 156,000 shares as part of the concurrent international offering. If such options are exercised in full, the total initial public offering price, underwriting
    discount and proceeds to Company will be $    , $     and $    ,
    respectively. See "Underwriting."

                                  ----------
  The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York,
on or about      , 1996, against payment therefor in immediately available
funds.

GOLDMAN, SACHS & CO.                                             CS FIRST BOSTON

                                  ----------

                   The date of this Prospectus is    , 1996.

                                  [PICTURES]

Page 2                       Map of United States showing Ryerson Tull, Inc.'s
top                          facilities.
                             Caption: Ryerson Tull also owns 50% of Ryerson de
                             Mexico, a general line metals service center and processor operating out of 18 facilities in Mexico.

Page 2                       Photograph of warehouse interior, trucks loaded
bottom                       with metals and forklift.
                             Caption: Just-In-Time Deliveries
                             Ryerson Tull has a nationwide network of 52 facilities that place the Company within several hundred miles of most of its customers. Information technology integrates this network and generally enables delivery of stock items to customers from the most economical location within 24 hours.

Page 2A                      Photograph of computer screens illustrating
top                          electronic data interface for ordering products and
                             services.
                             Caption: Electonic Data Interfaces
                             All of Ryerson Tull's products and services can be ordered by customers through EDI. Customers can also transmit orders through other direct ordering systems and can electronically transmit intricate design specifications.

Page 2A                      Photograph of engineer viewing computer screen
Bottom Left                  illustration for part design.
                             Caption: Engineering and Cost Reduction Services
                             Ryerson Tull helps customers reduce their costs by providing technical advice on part design.

Page 2A                      Photograph of metal rods and bars.
center                       Caption: Material Management Services
                             Ryerson Tull provides services such as material selection and specification that help customers find, purchase, inventory and take delivery of a wide variety of industrial materials.

Page 2B                      Photograph of coil slitter in operation.
Top Left                     Caption: Material Processing Services
                             More than one-half of the material sold by Ryerson
                             Tull is processed. The Company uses techniques such as sawing, slitting, pickling, cutting to length, flame cutting, laser cutting, plate burning, fabricating and grinding to process materials to meet customer specifications.

Page 2B                      Photograph of Company employee marking parts for a
Top Right                    customer's inventory.
                             Caption: Outsourcing by Manufacturers
                             Ryerson Tull provides inventory management and first stage processing and assembling for many customers, allowing them to reduce capital and respond more quickly to competition.

Page 2B                      Photograph of metals sawing process.
Bottom left

Bottom right                 Photograph of laser cutting process.




  IN THIS PROSPECTUS, REFERENCE TO "DOLLARS" AND "$" ARE UNITED STATES
DOLLARS.

                               ----------------

  IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  DURING THE OFFERINGS, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE CLASS A COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7 AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus assumes that the over-allotment options granted to the Underwriters are not exercised. In addition, unless the context requires otherwise, (i) "Ryerson Tull" or "Company" refers to Ryerson Tull, Inc. and its consolidated subsidiaries, (ii) "ISI" refers to Inland Steel Industries, Inc. and its consolidated subsidiaries, (iii) "U.S. Offering" refers to the offering of shares of the Company's Class A Common Stock, par value $1.00 per share (the "Class A Common Stock"), in the United States, "International Offering" refers to the offering of such shares outside the United States and "Offerings" refers to the U.S. Offering and the International Offering collectively and (iv) "Note Offering" refers to the proposed offering of $150 million aggregate principal amount of the Company's Notes due 2001 and $100 million aggregate principal amount of the Company's Notes due 2006 (collectively, the "Notes"). The Class A Common Stock and the Company's Class B Common Stock, par value $1.00 per share (the "Class B Common Stock"), are sometimes collectively referred to in this Prospectus as the "Common Stock."

  Prior to the consummation of the Offerings, the Company intends to effect a recapitalization (the "Recapitalization") pursuant to which the one share currently outstanding of the Company's common stock, par value $1.00 per share, will be exchanged for 34,000,000 shares of Class B Common Stock. Unless otherwise noted, information relating to the Company's Common Stock set forth in this Prospectus assumes that the Recapitalization took place on December 31, 1995.

                                  THE COMPANY

  The Company, through its wholly-owned operating subsidiaries Joseph T. Ryerson & Son, Inc. ("Ryerson") and J. M. Tull Metals Company, Inc. ("Tull"), is a leading general line metals service center and processor of metals. The Company believes that it is the largest metals service center in the United States based on sales revenue, with 1995 sales of $2.5 billion and a current U.S. market share of approximately 9%, more than twice the U.S. market share of its nearest competitor, based on the Company's analysis of Steel Service Center Institute (the "SSCI") data. The Company distributes and processes metals and other materials throughout the continental United States and is among the largest purchasers of steel in the United States. With 52 interconnected facilities that place it within several hundred miles of most of its customers, the Company is able to be responsive to specific customer requests and is generally able to make deliveries of stock items within 24 hours of receipt of a customer's order. Utilizing this network of facilities and the Company's regionalized management systems, the Company believes it can be responsive to individual customers while providing a broad range of products and services. The Company also owns a 50% interest in Ryerson de Mexico, S.A. de C.V. ("Ryerson de Mexico"), a general line metals service center and processor with 18 facilities in Mexico.

  Ryerson Tull was incorporated under the laws of the state of Delaware in March 1986 as Inland Steel Services Holding, Inc., and its name was changed from Inland Materials Distribution Group, Inc. to Ryerson Tull, Inc. in May 1996. Ryerson, the predecessor of the Company, was founded in 1842. The Company's principal executive offices are located at 2621 West 15th Place, Chicago, Illinois 60608, telephone number (312) 762-2121.

INDUSTRY OVERVIEW

  The Company believes that the U.S. metals service center industry (the "Industry") occupies a growing niche between primary producers of carbon, alloy and stainless steels, aluminum and other metals and purchasers of those products, including manufacturers and intermediate processors. Metals service centers, including the Company, provide services not typically available from primary producers, such as more reliable deliveries, smaller order sizes, the convenience of dealing with a smaller number of suppliers, just-in-time inventory management and customer-specific, value-added processing. The Company believes that the role of metals service centers is expanding as a result of a number of factors, including the increased outsourcing of inventory management functions and metals processing operations by manufacturers and the lower cost and more reliable service available from service centers as compared to primary producers.

OPERATIONS

  The Company is organized into five business units along regional and product lines. This structure enables the Company to centralize certain administrative support services while maintaining local organizations that are responsive to the needs of specific customers and markets.

  Each of the Company's facilities maintains a wide variety of inventory that varies depending on the facility's size and customer demand, including carbon, alloy and stainless steels, aluminum, red metals (such as brass and copper), nickel and plastics. The Company purchases inventories from a number of producers, primarily domestic. Purchases are typically made in large lots and held in distribution centers until sold, usually in smaller quantities. These materials are inventoried in a number of shapes, including coils, sheets, rounds, hexagons, square and flat bars, plate, structurals and tubing. The Company uses techniques such as sawing, slitting, blanking, pickling, cutting to length, levelling, flame cutting, laser cutting, edge trimming, edge rolling, fabricating and grinding to process materials to specified thickness, length, width, shape and surface quality pursuant to specific customer orders. More than one-half of the material sold by the Company is processed. The Company's services include special stocking programs, just-in-time delivery, inventory management (which includes the placement of Company employees at customer sites), kits ready for assembly, programs that provide customers at their places of business with Company-owned material which can be used as needed by the customer, technical advice on part design and material specification, and early stage material processing and fabrication.

BUSINESS STRATEGY

  The Company's strategy is to expand its market leadership position as a nationwide general line metals service center and processor of metals by providing its customers with high quality products and services at competitive prices. The Company believes that increasing its market share will be an effective means of increasing its profitability. One of the Company's goals is to enhance its competitive position through the aggressive pursuit of organic growth, strategic acquisitions, ongoing unit cost reductions and increased asset productivity, although there can be no assurance that the Company will achieve this goal. As part of its overall business strategy, the Company has made substantial investments in management information systems that link its operations and enhance interactions between the Company and its customers and suppliers. Based on its size, which leads to cost efficiencies, the trend towards consolidation in the number of suppliers used by customers, strategic plant locations, broad product and service offerings and management's acquisition strategy, the Company believes that it is well positioned to take advantage of the anticipated growth and consolidation in the Industry.

  ORGANIC GROWTH

  One of the Company's goals is to expand its market leadership position within the Industry through competitive pricing, broad product and service offerings and the use of technology to improve customer service. The Company's large size, buying power and competitive cost structure enable it to negotiate favorable prices for raw materials and to take advantage of producer economies of scale resulting in lower costs of material purchased, allowing it to offer its products and services at competitive prices. In addition, the Company's broad product and service offerings provide customers one-stop shopping, positioning the Company to capitalize on what it believes to be a continuing trend towards consolidation in the number of suppliers used by customers. To this end, the Company has initiated a national accounts program targeting customers that purchase metal from a number of suppliers throughout the country. The Company believes it can better serve these customers by providing competitive pricing and superior delivery and quality. The Company's goal is to differentiate itself from its competitors by providing materials and services on a more timely basis and with fewer rejections than its competitors through increased emphasis on quality control. The Company has received International Standards Organization 9002 certification for five facilities and will seek certification for additional facilities in the future.

  STRATEGIC ACQUISITIONS

  The Company believes that the fragmented nature of the Industry, combined with the Company's strong national reputation, nationwide operations, market leadership position and experience in integrating facility operations, make the Company well situated to become a strategic buyer of service center assets. The Company will seek selective acquisitions of businesses that complement, or strategically extend, the Company's existing businesses. Acquired companies can be either integrated into the Company's network or, depending on the circumstances, operated as stand-alone facilities. In either case, the Company believes that such acquisitions could enable it to realize further economies of scale (particularly in operating cost, asset utilization and purchasing leverage) and could better utilize the Company's existing facilities and systems capability.

  UNIT COST REDUCTIONS AND INCREASED PRODUCTIVITY

  Another of the Company's goals is to decrease unit costs through initiatives which include increasing volume, thereby taking advantage of economies of scale, and increasing asset and employee productivity. The Company has made and will continue to make investments in computer-based and automated systems that track profitability by customer, product and cost of process, allowing the Company to determine where changes can be made to reduce cost and increase profitability. The Company intends to increase its emphasis on the use of electronic links known as electronic data interfaces or "EDIs" with its suppliers and customers to reduce the paperwork and administrative costs associated with customer orders, shipment tracking, billing and remittance processing. The Company continues to re-engineer its various work processes through benchmarking analyses across its 52 facilities. Re-engineering enables the Company to increase output without increasing its labor force by increasing the efficiency with which work processes are performed.

COMPETITIVE STRENGTHS

  The Company has a number of competitive strengths that it believes will facilitate the implementation of the Company's strategy, including its market leadership position and its management systems and practices.

  MARKET LEADERSHIP POSITION

  ECONOMIES OF SCALE. Because of the Company's large size, its costs of operations can be spread across a large base of sales, resulting in lower fixed costs per ton sold. The Company believes that available capacity at many of its plants will allow it to achieve further economies of scale to the extent it increases sales in the future. In addition, the size of the Company's material purchases enables its suppliers to realize economies of scale and thereby provide the Company with competitive prices.

  SCOPE OF PRODUCTS AND SERVICES. The Company's broad product and service offerings provide customers one-stop shopping for most of their metals needs. In addition, the Company believes that its 52 facilities located throughout the continental United States, generally within one day's delivery time of almost all U.S. manufacturing centers, position it to target national customers that currently buy metals from a variety of suppliers in different locations. The Company's ability to transfer inventory among facilities enables it to have available specialized items at regional locations throughout its network and to provide such inventory on a timely basis more profitably than if it were required to maintain inventory of all products at each location.

  RELATIONSHIPS WITH SUPPLIERS. The Company is among the largest purchasers of steel in the United States and is also a significant purchaser of aluminum in the United States. The Company buys from and has developed relationships with many U.S. steel producers as well as other metal producers. The Company's relationships with numerous metal producers provide it access to high quality metals, timely delivery and new product and service ideas from many suppliers. In addition, because the Company purchases large volumes of metals, it can negotiate competitive prices from its suppliers. In part because of its buying power, the Company has been able to secure product from primary manufacturers during times of tight supply.

  MANAGEMENT SYSTEMS AND PRACTICES

  The Company's management information systems have allowed management to develop an internal benchmarking system and to track profitability by customer and product. This detailed information enables management to make continuous improvements such as reallocating slow-moving inventory to different locations to increase inventory turns, improving purchasing, targeting customers or changing suppliers as needed. The Company's 52 facilities provide it with a large base for testing, comparing and implementing new management practices.


                           RELATIONSHIP WITH ISI

  The Company is currently a wholly-owned subsidiary of ISI, which also owns Inland Steel Company ("ISC"), the sixth largest steel producer in the United States based on the number of tons shipped. Following the consummation of the Offerings, the Company will continue to be controlled by ISI, which will beneficially own all of the outstanding Class B Common Stock, representing approximately 96.3% of the aggregate voting power of all of the Company's Common Stock. The Company purchases steel from ISI and its affiliates. The Company also purchases support functions from and has a tax sharing arrangement with ISI. The Company intends to continue these relationships after the Offerings. Ryerson is the guarantor of an obligation of the Inland Steel Industries Thrift Plan ESOP Trust (the "ESOP Trust"), and the Company's employees participate in the employee benefit plans of ISI other than the Inland Steel Industries Pension Plan (the "ISI Pension Plan"). Effective April 30, 1996, that portion of the ISI Pension Plan covering the Company's current and former employees was separated and became a new and separate plan sponsored by the Company (the "Pension Plan"). See "Relationship with ISI."

               RATIONALE FOR THE OFFERINGS AND NOTE OFFERING

  The Company and ISI have decided to pursue the Offerings and the Note Offering to assist them in realizing the strategic and financial objectives that the managements of the Company and ISI have established for their respective businesses. Prior to the consummation of the Offerings, the Company will declare a dividend payable in cash in an amount equal to the estimated net proceeds of the Offerings (estimated to be $84.4 million at an assumed initial offering price of $17.50 per share (the mid-point of the price range set forth on the cover page of this Prospectus)) and a dividend consisting of a $293.8 million note payable to ISI (the "Note Payable") maturing five years from its date of issuance and bearing interest at a specified prime rate. The Note Payable may be prepaid without penalty at the option of the Company. The estimated net proceeds from the Offerings will be used to pay the cash dividend to ISI and will not be available to the Company. All of the net proceeds from the Note Offering, if consummated, together with a portion of the Company's available cash and/or borrowings under credit facilities, will be used to discharge the Note Payable to ISI. On May 20, 1996, the Company paid to ISI a dividend in the amount of $75 million in cash (the "May 1996 Dividend" and, together with the dividends to be declared prior to the consummation of the Offerings, the "Dividends"). Purchasers of Class A Common Stock in the Offerings will not receive any portion of the Dividends. If the Note Offering is not consummated, the Note Payable will remain an obligation of the Company and must be repaid from cash generated from operations and/or future financings, the source, nature and amount of which cannot currently be determined. The Company has historically been dependent on cash flow from operations, limited borrowings from third party lenders and contributions from ISI to fund its growth. The Company believes that consummation of the Offerings and the Note Offering should provide the Company with access to additional sources of capital to fund its future growth.

  ISI used a portion of the proceeds from the May 1996 Dividend to repay intercompany indebtedness owed by ISI to the Company arising out of a corporate-wide cash management program. After the repayment of such indebtedness, the Company ceased participation in such program and the Company's cash will no longer be held in ISI's accounts. ISI has informed the Company that ISI intends to use the remaining proceeds from the Dividends to retire ISI and ISC indebtedness and for general corporate purposes. See "Use of Proceeds" and "Proposed Note Offering."

                 POTENTIAL DISTRIBUTION AND OTHER TRANSACTIONS

  Upon consummation of the Offerings, ISI will beneficially own all of the Class B Common Stock. ISI has advised the Company that after consummation of the Offerings, ISI may hold such stock indefinitely, may distribute all or part of such stock (in the form of Class A Common Stock) to ISI's stockholders (a "Spin-off") or may sell such stock (in the form of Class A Common Stock) to third parties in one or more transactions, although it has no commitments or understandings to do any of the foregoing. See "Description of Capital Stock-- Common Stock--Conversion Rights." The completion of any such transaction would be subject to a number of factors, including a determination by the Board of Directors of ISI that the transaction would be in the best interests of its stockholders and, in the case of a Spin-off, could be subject to the receipt of a favorable ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel as to the tax-free nature of such transaction. Substantially all of the shares of Class A Common Stock distributed in such a Spin-off or sale could be eligible for immediate resale in the public market. See "Shares Eligible for Future Sale--Potential Distribution and Other Transactions."

                                  RISK FACTORS

  Prospective purchasers of the Class A Common Stock offered hereby should consider carefully the information set forth under "Risk Factors," in addition to the other information set forth in this Prospectus, before purchasing any of the Class A Common Stock, such as the risk factors set forth under the following headings: "Control by Principal Stockholder," "Highly Competitive Industry," "Cyclical Nature of Business," "Dividends to ISI and Resulting Indebtedness," "Labor Contracts; Risk of Work Stoppage," "Potential for Interruption in Sources of Supply and Volatile Price of Inventory," "Dependence On Computer-Based Systems," "Reliance On Acquisitions for Expansion," "Holding Company Structure; Restrictions on Dividends," "Benefits of the Offerings and Note Offering to the Principal Stockholder," "Pension and Other Postretirement Benefits," "Costs of Environmental Compliance," "Certain Relationships with ISI," "Anti-Takeover Provisions," "Dilution," "No Prior Market for Class A Common Stock" and "Shares Eligible for Future Sale."

                                 THE OFFERINGS

Class A Common Stock offered by the
 Company:
 U.S. Offering.....................   4,176,000 shares of Class A Common Stock
 International Offering............   1,044,000 shares of Class A Common Stock
  Total............................   5,220,000 shares of Class A Common Stock

Common Stock to be outstanding
 after the Offerings:
 Class A Common Stock..............   5,220,000 shares(1)
 Class B Common Stock..............  34,000,000 shares
  Total............................  39,220,000 shares

Use of Proceeds....................  The estimated net proceeds of the Offerings will be paid to ISI in the form of a cash
                                     dividend declared prior to the consummation
                                     of the Offerings. All of the net proceeds
                                     of the Note Offering, if consummated, to-
                                     gether with a portion of the Company's
                                     available cash and/or borrowings under
                                     credit facilities, will be used to dis-
                                     charge the Note Payable that will be de-
                                     clared as a dividend to ISI prior to the
                                     consummation of the Offerings. See "Use of
                                     Proceeds."
Voting Rights......................  The Class A Common Stock and Class B Common
                                     Stock vote together as a single class on
                                     all matters, except as otherwise required
                                     by law, with each share of Class A Common
                                     Stock entitling its holder to one vote and
                                     each share of Class B Common Stock enti-
                                     tling its holder to four votes. All of the
                                     outstanding Class B Common Stock is held by
                                     ISI. See "Description of Capital Stock--
                                     Common Stock--Voting Rights." Under certain
                                     circumstances, Class B Common Stock auto-
                                     matically converts to Class A Common Stock.
                                     See "Description of Capital Stock--Common
                                     Stock--Conversion Rights."
Proposed New York Stock Exchange
 ("NYSE") Symbol...................  RT

- --------

(1) Assumes that the Underwriters' over-allotment options are not exercised. If the over-allotment options are exercised in full, 6,000,000 shares of the Class A Common Stock will be outstanding upon completion of the Offerings. Excludes an aggregate of 2,400,000 shares of Class A Common Stock that has been reserved for issuance under the Incentive Stock Plan (as defined herein) and the Directors' Compensation Plan (as defined herein), including shares of Class A Common Stock to be issued in the form of restricted stock and shares of Class A Common Stock reserved for issuance upon exercise of options, in each case to be issued upon consummation of the Offerings as described below. Effective upon consummation of the Offerings, the outstanding shares of restricted ISI common stock and options to purchase shares of ISI common stock held by the Company's employees will be converted into shares of restricted Class A Common Stock and options to purchase shares of Class A Common Stock, to the extent provided by the Compensation Committee. The number of shares of Class A Common Stock that will be issued as restricted stock or subject to options will also vary depending on the relative value of a share of ISI common stock and a share of Class A Common Stock on the applicable valuation date. Assuming that as of the applicable valuation date the value of a share of ISI common stock is $22.875 (the last reported sales price on the NYSE on May 21, 1996), that the value of a share of Class A Common Stock is $17.50 (the mid-point of the offering range set forth on the cover page of this Prospectus) and that no shares of restricted ISI common stock or options to purchase ISI common stock held by Company officers who are also ISI officers will be converted into shares of restricted Class A Common Stock or options to purchase shares of Class A Common Stock, 39,149 shares of Class A Common Stock would be issued in the form of restricted stock and 870,898 shares of Class A Common Stock would be reserved for issuance upon exercise of options outstanding upon consummation of the Offerings. See "Management-- Directors' Compensation" and "--Ryerson Tull 1996 Incentive Stock Plan."

                             PROPOSED NOTE OFFERING

  The Company has filed a registration statement with the Securities and Exchange Commission (the "Commission") relating to the Note Offering. All of the net proceeds of the Note Offering, if consummated, together with a portion of the Company's available cash and/or borrowings under credit facilities, will be used to discharge the Note Payable to ISI that will be declared as a dividend to ISI prior to the consummation of the Offerings. Because the Note Offering is subject to a variety of market, economic and other factors, there can be no assurance that the Note Offering will be consummated. It is expected that the Note Offering would be consummated shortly after the consummation of the Offerings. See "Proposed Note Offering" and "Use of Proceeds."

                             SUMMARY FINANCIAL DATA

                                                                                 THREE MONTHS
                                                                                    ENDED
                                   YEARS ENDED DECEMBER 31,                       MARCH 31,
                         --------------------------------------------------  ---------------------
                           1991        1992      1993      1994      1995      1995       1996
                         --------    --------  --------  --------  --------  --------  -----------
                           (IN MILLIONS, EXCEPT PER SHARE DATA, NUMBER OF EMPLOYEES AND
                                                      RATIOS)
RESULTS OF OPERATIONS:
Net sales............... $1,655.9    $1,716.6  $1,893.3  $2,197.5  $2,450.1  $  652.3    $625.3
Operating costs.........  1,639.7     1,689.5   1,836.9   2,099.4   2,301.4     610.2     588.7
                         --------    --------  --------  --------  --------  --------    ------
Operating profit........     16.2        27.1      56.4      98.1     148.7      42.1      36.6
General corporate
 expense, net of income
 items..................     10.6         8.4       7.4       6.9       0.7       0.4      (0.7)
Interest and other ex-
 pense on debt..........     17.1        12.8      10.9       2.9       2.6       0.7       0.6
                         --------    --------  --------  --------  --------  --------    ------
Income or (loss) before
 income taxes...........    (11.5)        5.9      38.1      88.3     145.4      41.0      36.7
Provision for income
 taxes..................      2.3Cr.      2.6      11.4      35.0      56.9      16.5      14.3
                         --------    --------  --------  --------  --------  --------    ------
Income or (loss) before
 cumulative
 effect of changes in
 accounting
 principles.............     (9.2)        3.3      26.7      53.3      88.5      24.5      22.4
Cumulative effect of
 changes in accounting
 principles(1)..........      --        (84.1)      --        --        --        --        --
                         --------    --------  --------  --------  --------  --------    ------
Net income or (loss).... $   (9.2)   $  (80.8) $   26.7  $   53.3  $   88.5  $   24.5    $ 22.4
                         ========    ========  ========  ========  ========  ========    ======
PRO FORMA DATA(2):
Earnings per share of
 Common Stock...........                                           $   1.86  $   0.53    $ 0.47
Weighted average number
 of shares of Common
 Stock outstanding......                                               39.2      39.2      39.2
OPERATING DATA:
Tons shipped............     1.74        1.87      2.08      2.33      2.35       .63       .64
Number of employees at
 period end.............    5,224       5,040     5,093     5,158     4,993     5,206     4,965
EBITDA(3)............... $   25.3    $   38.8  $   69.6  $  112.4  $  169.8  $   47.1    $ 42.9
Capital Expenditures....      9.8         9.3      19.3      20.4      19.3       3.0       3.0
Ratio of earnings to
 fixed charges(4).......      0.5x        1.3x      3.3x     11.8x     19.2x     21.5x     21.4x
                                                                             AS OF MARCH 31,1996
                                                                             ---------------------
                                                                                           AS
                                                                              ACTUAL   ADJUSTED(5)
                                                                             --------  -----------
BALANCE SHEET (END OF
 PERIOD):
Operating working capi-
 tal(6)................. $  320.9    $  296.9  $  363.5  $  366.7  $  373.0  $  423.3    $423.3
Total assets............    748.1       765.4     842.3     891.3     972.6   1,010.9     935.9
Long-term debt..........     31.0        25.7      28.2      23.6      18.9      18.4     312.2
Stockholder's equi-
 ty(7)..................    430.7       350.0     526.7     580.0     668.5     690.9     322.1

(1) The cumulative effect on prior years' results of operations of adopting, effective January 1, 1992, Financial Accounting Standards Board ("FASB") Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," was $72.3 million and of adopting FASB Statement No. 109, "Accounting for Income Taxes," was $11.8 million.

(2) The pro forma data gives effect to the Offerings at an assumed initial public offering price of $17.50 per share (the mid-point of price range set forth on the cover page of this Prospectus) and the dividend of the Note Payable (at an assumed average interest rate of 8.80% for the year ended December 31, 1995 and 8.50% for the three months ended March 31, 1996) as if such transactions had occurred on January 1, 1995. The pro forma earnings per share of the Common Stock do not give effect to the Note Offering or the borrowing of up to $50 million under credit facilities, both of which will result in increased interest expense in an amount that cannot presently be determined.
(3) Earnings before interest, taxes, depreciation and amortization ("EBITDA") for any relevant period presented above represents operating profit less general corporate expense, net of income items, plus depreciation and amortization of goodwill and other intangibles. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. See the Company's Consolidated Financial Statements and the related notes thereto appearing elsewhere in this Prospectus.
(4) Earnings for the calculation of the ratio of earnings to fixed charges consist of income before income taxes. Earnings are increased by fixed charges and previously capitalized interest amortized during the period. Fixed charges consist of total interest charges (including capitalized interest), amortization of debt expense and an appropriate share of rental expense.

(5) Adjusted to reflect the Dividends to ISI and the Offerings at an assumed initial public offering price of $17.50 per share (the mid-point of price range set forth on the cover page of this Prospectus) and the application of the estimated net proceeds therefrom. Giving effect to the Note Offering and the application of the estimated net proceeds therefrom, together with the borrowing of $50 million under credit facilities, to discharge the Note Payable, long-term debt would be $268.4 million.
(6) Includes trade receivables and inventories less trade accounts payable and accrued current liabilities.
(7) During the year ended December 31, 1993, ISI made a $150 million capital contribution to the Company.

                                 RISK FACTORS

  Prospective purchasers should carefully consider the following factors, together with other information in this Prospectus, in evaluating an investment in the Class A Common Stock.

CONTROL BY PRINCIPAL STOCKHOLDER

  Upon consummation of the Offerings, ISI will own in the aggregate 34,000,000 shares of Class B Common Stock, representing all of the outstanding shares of Class B Common Stock. Each share of Class A Common Stock is entitled to one vote, while each share of Class B Common Stock is entitled to four votes. Consequently, ISI will control approximately 96.3% of the voting power of the Company and will be able to elect the entire Board of Directors, thereby controlling the management, policies and conduct of the business of the Company, as well as most matters submitted to a vote of the Company's stockholders, including decisions regarding the acquisition or disposition of the Company's assets, future issuances of Common Stock or other securities of the Company and the declaration and payment of dividends on the Common Stock. In addition, certain Directors and officers of the Company are also Directors and officers of ISI. See "--Anti-Takeover Provisions," "Relationship with ISI," "Principal Stockholder," "Description of Capital Stock--Common Stock" and "--Corporate Governance."

  ISI has advised the Company that after the consummation of the Offerings, ISI may hold such stock indefinitely, may distribute all or part of such stock (in the form of Class A Common Stock) to ISI's stockholders by means of a Spin-off or may sell such stock (in the form of Class A Common Stock) to third parties in one or more transactions, although it has no commitments or understandings to do any of the foregoing. See "Description of Capital Stock-- Common Stock--Conversion Rights." The completion of such a transaction would be subject to a number of factors, including a determination by the Board of Directors of ISI that the transaction would be in the best interests of its stockholders and, in the case of a Spin-off, could be subject to the receipt of a favorable ruling from the IRS or an opinion of counsel as to the tax-free nature of such transaction. Substantially all of the shares of Class A Common Stock distributed in such a Spin-off or sale could be eligible for immediate resale in the public market. See "Shares Eligible for Future Sale--Potential Distribution and Other Transactions."

HIGHLY COMPETITIVE INDUSTRY

  The Company is engaged in a highly fragmented and competitive Industry. In general, competition is based on quality, service, price and geographic proximity. The Company competes with many other metals service centers on a regional and local basis, some of which may have greater financial resources and flexibility than the Company. Some of the Company's competitors are affiliated with foreign steelmakers, which at times can make price competition intense. See "Business--Competition."

CYCLICAL NATURE OF BUSINESS

  The Company's principal operations are cyclical due to its dependence on customers in cyclical industries. During 1995, the Company shipped approximately 38% of its product (by sales revenue) to machinery manufacturers, 25% to metal producers and fabricators, 10% to transportation equipment producers and 9% to electrical machinery producers, all of which operate in cyclical industries. Any significant slowdown in any of these industries could have a material adverse effect on the Company's results of operations. See "Business--Customer Base."

DIVIDENDS TO ISI AND RESULTING INDEBTEDNESS

  Prior to the consummation of the Offerings, the Company will declare a dividend payable in cash in an amount equal to the estimated net proceeds of the Offerings (estimated to be $84.4 million at an assumed initial offering price of $17.50 per share (the mid-point of the price range set forth on the cover page of this Prospectus)), and a dividend consisting of the Note Payable. The estimated net proceeds from the Offerings will be used to pay the cash dividend to ISI and will not be available to the Company. The Company anticipates that the Note Payable will be discharged from the net proceeds of the Note Offering, if consummated, together with a portion of the Company's available cash and/or borrowings under credit facilities. Purchasers of Class A Common Stock in the Offerings will not receive any portion of these dividends. If the Note Offering is not consummated, the Note Payable will remain an obligation of the Company and must be repaid from cash generated from operations and/or future financings, the source, nature and amount of which cannot currently be determined.

  The payment of the Dividends to ISI and the associated indebtedness incurred by the Company will result in the Company having substantial indebtedness in relation to its total invested capital. At March 31, 1996, on a pro forma basis after giving effect to the Offerings, the Note Offering and the payment of the Dividends to ISI, the Company would have a ratio of long-term debt to stockholders' equity of approximately .8 to 1. As a result, the Company's ability to respond to changes in financial, business and economic conditions may be limited. In addition, the indenture governing the Notes is expected to contain covenants that may limit the Company's financial flexibility or otherwise affect the conduct of the Company's future business.

  The Company has received a definitive commitment letter from its lead commercial bank to provide a four year, $250 million revolving credit facility (the "New Credit Facility"), subject to certain customary conditions. The Company expects that the New Credit Facility will contain covenants that may limit the Company's financial flexibility or otherwise affect the conduct of the Company's future business.

  Finally, the indenture (the "ISI Note Indenture") governing ISI's 12 3/4% Notes due 2002 (the "ISI Notes") currently contains covenants that prohibit the Company from issuing debt, including the Notes, and otherwise limit the Company's financial flexibility, and that may affect the conduct of the Company's future business. Although ISI is soliciting consents from the holders of the ISI Notes to amend the ISI Note Indenture to eliminate certain of these covenants, there can be no assurance that ISI will be successful in obtaining sufficient consents to such an amendment. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Financing."

LABOR CONTRACTS; RISK OF WORK STOPPAGE

  The Company has experienced only minor localized disruptions in operations as a result of labor-related issues. A portion of the employees at ten of the Company's 52 facilities are organized by the United Steelworkers of America (the "United Steelworkers"), representing approximately 485 employees, and a portion of the employees at ten facilities are organized by the International Brotherhood of Teamsters, Chauffeurs, Warehousemen & Helpers (the "Teamsters"), representing approximately 280 employees. The Company's labor contracts expire on staggered dates. The next material labor contract to expire is the contract with the United Steelworkers, relating to all United Steelworkers-represented facilities and employees, which expires on July 31, 1996. While management does not expect that work stoppages will arise in connection with the renewal of labor agreements expiring in the foreseeable future, no assurance can be given that work stoppages will not occur. A widespread work stoppage could have a material adverse effect on the Company's results of operations if it were to last for a significant period of time. See "Business--Employees."

POTENTIAL FOR INTERRUPTION IN SOURCES OF SUPPLY AND VOLATILE PRICE OF
INVENTORY

  The Company purchases its principal inventory, such as carbon steel, stainless steel, alloy steel, aluminum and a variety of other metals and plastics, from a number of producers, primarily domestic. Any interruption or reduction in the supply of any of these materials may make it difficult or impossible to satisfy customers' just-in-time delivery requirements, which could have a material adverse effect on the Company's results of operations. The domestic metals and plastics industries are cyclical due to significant excess capacity in times of reduced demand in the United States, labor costs, foreign and domestic competition and other factors which can result in volatile pricing of such metals and plastics. Because the Company maintains substantial inventories of steel, other metals and plastics in order to meet the just-in-time delivery requirements of its customers, price decreases of such raw materials usually require the Company to lower its selling prices, resulting in lower profit margins or, in some cases, losses. In addition, the Company occasionally enters into fixed-price supply contracts to purchase materials. If the market price of raw materials were to decline below the fixed price set in such contracts, the Company could be required to lower its selling prices, resulting in lower margins or, in some cases, losses. Any long-term price decreases of materials, in light of the Company's large inventories and fixed-price supply contracts, may have a material adverse effect on the Company's results of operations. Further, during periods of rapid price decreases of such materials, the Company may be unable to lower its prices quickly enough to remain price competitive, which could have a material adverse effect on sales. See "Business--Suppliers."

DEPENDENCE ON COMPUTER-BASED SYSTEMS

  The Company depends to a significant degree on its computer-based systems in the operation of its business and has taken customary precautions to protect such systems. The destruction or the failure of any of such computer-based systems for any significant period of time would have a material adverse effect on the Company's results of operations. See "Business--Management Information Systems."

RELIANCE ON ACQUISITIONS FOR EXPANSION

  The Company seeks to pursue growth through acquisitions as well as through joint ventures and expansions of its existing facilities. However, the Company has not made any acquisitions since 1990 and there can be no assurance that the Company will be able to negotiate and complete acquisitions, enter into joint ventures or effectively expand its facilities in the future. Moreover, the cost of acquisitions, joint ventures and expansions could adversely affect the Company's results of operations, liquidity and financial stability as a result of the incurrence of additional debt, start-up costs and underutilization of new facilities during the start-up phase. Acquisitions and joint ventures may result in unanticipated difficulties in integrating acquired businesses with the Company's existing business and may absorb a disproportionate amount of management time. In addition, any issuances of capital stock in connection with an acquisition or joint venture would dilute the ownership of the Company's existing stockholders. While the Company has achieved profitable operation of businesses acquired in the past, there can be no assurance that any future acquisitions, if completed, would be profitable. See "Business--Business Strategy--Strategic Acquisitions."

HOLDING COMPANY STRUCTURE; RESTRICTIONS ON DIVIDENDS

  Ryerson Tull, Inc. is a holding company and has no direct business operations. As such, Ryerson Tull, Inc. is dependent on dividends or other intercompany transfers of funds from its subsidiaries to enable it to pay dividends and to meet its obligations. Certain debt instruments of Ryerson Tull, Inc.'s subsidiaries and the ESOP Guarantee (as defined herein) permit the payment of dividends and advances to Ryerson Tull, Inc. only if such subsidiaries are in compliance with financial covenants contained in those instruments and such guarantee. In addition, the indenture governing the Notes, as well as the New Credit Facility, are expected to restrict Ryerson Tull, Inc.'s ability to pay dividends and make other distributions on Ryerson Tull, Inc.'s capital stock. As a result, Ryerson Tull, Inc.'s ability to pay dividends on the Common Stock may be limited. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Financing" and "Proposed Note Offering."

  Following the consummation of the Offerings and the payment of the Dividends, the Company does not anticipate paying any dividends for the foreseeable future. See "Dividend Policy."

BENEFITS OF THE OFFERINGS AND NOTE OFFERING TO THE PRINCIPAL STOCKHOLDER

  All of the estimated net proceeds of the Offerings will be paid to ISI in the form of a dividend declared prior to the consummation of the Offerings and will not be available to the Company. All of the net proceeds of the Note Offering, if consummated, together with a portion of the Company's available cash and/or borrowings under credit facilities, will be paid to ISI to discharge the Note Payable. Purchasers of Class A Common Stock in the Offerings will not receive any portion of these dividends. See "Use of Proceeds" and "Capitalization."

PENSION AND OTHER POSTRETIREMENT BENEFITS

  Prior to April 30, 1996, certain employees of the Company were eligible to participate in the ISI Pension Plan. Effective April 30, 1996, that portion of the ISI Pension Plan covering the Company's current and former employees was separated and became the Pension Plan, a new and separate plan sponsored by the Company. If the Pension Plan had been in existence at the September 30, 1995 valuation date of the ISI Pension Plan, the projected benefit obligation thereunder would have been $266 million and the share of the assets allocable to the Pension Plan would have been $249 million, resulting in an underfunding of $17 million for financial reporting purposes under Generally Accepted Accounting Principles ("GAAP"). For purposes of calculating funding under the Employee Retirement Income Security Act ("ERISA"), there will be no required contribution in 1996 for the Pension Plan. However, regulations resulting from recent federal legislation may accelerate future funding requirements. In addition to pension benefits, the Company provides health care and life insurance benefits to its eligible employees and retirees. The pension benefits have been and will continue to be funded through a pension trust, while health care and life insurance benefits are paid as incurred.

  Under GAAP, the ISI Pension Plan, with $1.92 billion in assets, had unfunded liabilities of $127 million at September 30, 1995. On an annualized basis, individual yearly returns earned in the ISI Pension Plan have been volatile, with the plan earning less than 1% in 1994, compared with over 20% in 1995. The average annual return on the ISI Pension Plan over the last ten years has been approximately 11%. ISI was required to record a $103 million additional pension liability, offset by an intangible pension asset, on its year-end 1995 balance sheet. In May 1995, ISI contributed 3.9 million shares of its common stock with an aggregate value of $100 million to the ISI Pension Plan. Most of such shares continue to be held by the ISI Pension Plan and the Pension Plan in amounts proportional to the assets in such plans. Under ERISA standards, which take a longer term view than GAAP in determining the interest rate to use in valuing liabilities, no contribution will be required in 1996 for the ISI Pension Plan. See "--Certain Relationships with ISI."

  Liabilities for health care and life insurance benefits are not funded. The unfunded benefit liability reflected on the balance sheet of the Company as of December 31, 1995 and March 31, 1996 was approximately $141.1 million and $141.9 million (unaudited), respectively. The unfunded liability will continue to grow as long as accrual-basis costs exceed cash benefit payments.

COSTS OF ENVIRONMENTAL COMPLIANCE

  The Company's facilities and operations are subject to numerous federal, state and local requirements relating to the protection of the environment, including requirements governing air emissions, wastewater discharges, hazardous materials handling and waste disposal. The Company has made and will continue to make expenditures to comply with such provisions. Although the Company believes that its facilities are presently in substantial compliance with environmental laws and regulations, future events or regulatory requirements could require the Company to make additional expenditures. While the Company does not currently anticipate that costs of future compliance will have a material adverse effect on the Company's results of operations or financial condition, the amount and timing of future environmental expenditures are subject to significant uncertainties and could vary substantially from those presently anticipated and could have a material adverse effect on the Company's financial condition. See "--Certain Relationships with ISI" and "Business--Environmental, Health and Safety Matters."

CERTAIN RELATIONSHIPS WITH ISI

  Ryerson is the guarantor of the ESOP Trust's obligation to repay the principal amount of indebtedness incurred by the ESOP Trust, amounting to $110.8 million as of March 31, 1996, plus interest. In addition, for purposes of the ISI Pension Plan, the Company is a member of a "control group of companies," which includes ISI and ISC, as determined by regulations promulgated by the Pension Benefit Guaranty Corporation. The Company is also part of ISI's consolidated group for tax purposes. As a result of these and other relationships, under certain circumstances the Company could be jointly and severally liable for certain of ISI's and ISC's ESOP Trust, pension, environmental or tax liabilities.

ANTI-TAKEOVER PROVISIONS

  ISI will be in a position to block any takeover as long as it retains voting control of the Company. In addition, the Delaware General Corporation Law (the "Delaware GCL"), the Certificate of Incorporation (as defined herein) and the Company's amended and restated By-Laws which will become effective prior to the consummation of the Offerings (the "By-Laws"), contain provisions that may have the effect of delaying, preventing or making more difficult a takeover or change in control of the Company, including, without limitation, a classified Board of Directors, permitting stockholder action only by a meeting rather than by written consent in lieu of a meeting, certain notice provisions and authorization of the Company to issue preferred stock without the approval of the Company's stockholders, the terms of which may be fixed by the Board of Directors. Prior to the consummation of the Offerings, the Company intends to adopt a stockholders' rights plan that may have the effect of delaying, preventing or making more difficult a takeover or change in control of the Company. Under certain conditions, Section 203 of the Delaware GCL would impose a three-year moratorium on certain business combinations between a Delaware corporation and an "interested stockholder" (in general, a stockholder owning 15% or more of the Company's outstanding voting stock, but excluding shares of voting stock held by ISI). See "Description of Capital Stock--Preferred Stock," "--Anti-Takeover Effects of Delaware Law and Certificate of Incorporation and By-Laws" and "--Rights Plan."

DILUTION

  Purchasers of Class A Common Stock in the Offerings will experience immediate dilution of approximately $9.88 per share of Class A Common Stock purchased. See "Dilution."

NO PRIOR MARKET FOR CLASS A COMMON STOCK

  Prior to the Offerings, there has been no public market for the Class A Common Stock. Although the Company has applied to have the Class A Common Stock listed on the NYSE, there can be no assurance that an active trading market will develop or, if developed, that such market will be sustained. The initial public offering price of the Class A Common Stock will be determined by negotiation between the Company and Goldman, Sachs & Co. and CS First Boston Corporation (as the representatives of the Underwriters) and may not be indicative of the market price for shares of the Class A Common Stock after the Offerings. There can be no assurance that a purchaser of Class A Common Stock in the Offerings will be able to resell such Class A Common Stock at or above the initial public offering price. See "Underwriting" for factors to be considered in determining the initial public offering price of the Class A Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of Class A Common Stock or Class B Common Stock (which would convert into shares of Class A Common Stock upon such sale) in the public market following the Offerings could adversely affect the market price for the Class A Common Stock. All of the shares of Class A Common Stock sold in the Offerings will be freely saleable unless acquired by affiliates of the Company. The Company and ISI have agreed not to offer, sell, contract to sell or otherwise dispose of any additional shares of Class A Common Stock or any shares of Class B Common Stock, any securities substantially similar to the Class A Common Stock or Class B Common Stock or any securities convertible into or exchangeable for Class A Common Stock or Class B Common Stock or any such similar security (other than pursuant to employee benefit plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus), for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. After expiration or waiver of such 180 day lock-up period, all of the shares of Class B Common Stock (or shares of Class A Common Stock into which such shares of Class B Common Stock may be converted) held by ISI will become eligible for sale, without registration, under Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act"), subject to the volume and other restrictions of Rule 144. In addition, after the expiration or waiver of such 180 day lock-up period, ISI will have the right to demand registration under the Securities Act of shares of the Class A Common Stock issuable upon conversion of its Class B Common Stock and shall have the right to have such shares included in future registered public offerings of Class A Common Stock by the Company. Finally, ISI has advised the Company that after the consummation of the Offerings, ISI may continue to hold its shares of Class B Common Stock indefinitely, may distribute all or part of such shares to ISI's stockholders (in the form of Class A Common Stock) at some future date by means of a Spin-off or may sell such stock to third parties (in the form of Class A Common Stock) in one or more transactions, although it has no commitments or understandings to do any of the foregoing. Substantially all of the shares of Class A Common Stock distributed in a Spin-off or sale could be eligible for immediate resale in the public market. See "Shares Eligible for Future Sale."

  An aggregate of 2,400,000 shares of Class A Common Stock has been reserved for issuance under the Ryerson Tull 1996 Incentive Stock Plan (the "Incentive Stock Plan") and the Ryerson Tull Directors' Compensation Plan (the "Directors' Compensation Plan"), including shares of Class A Common Stock to be issued in the form of restricted stock and shares of Class A Common Stock reserved for issuance upon exercise of options, in each case to be issued upon consummation of the Offerings as described below. Effective upon consummation of the Offerings, the outstanding shares of restricted ISI common stock and options to purchase shares of ISI common stock held by the Company's employees will be converted into shares of restricted Class A Common Stock or options to purchase shares of Class A Common Stock, provided that the Compensation Committee may determine that any employee may receive restricted shares of Class A Common Stock or options to purchase shares of Class A Common Stock with respect to less than all of his or her shares of restricted ISI common stock or options to purchase ISI common stock. The number of shares of Class A Common Stock that will be issued as restricted stock or subject to options will also vary depending on the relative value of a share of ISI common stock and a share of Class A Common Stock on the applicable valuation date. Assuming that as of the applicable valuation date the value of a share of ISI common stock is $22.875 (the last reported sales price on the NYSE on May 21, 1996), that the value of a share of Class A Common Stock is $17.50 (the mid-point of the offering range set forth on the cover page of this Prospectus) and that no shares of restricted ISI common stock or options to purchase ISI common stock held by Company officers who are also ISI officers will be converted into shares of restricted Class A Common Stock or options to purchase shares of Class A Common Stock, 39,149 shares of Class A Common Stock would be issued in the form of restricted stock and 870,898 shares of Class A Common Stock would be reserved for issuance upon exercise of options outstanding upon consummation of the Offerings. See "Management--Directors' Compensation" and "--Ryerson Tull 1996 Incentive Stock Plan."

  Within 90 days after the date of this Prospectus, the Company intends to register under the Securities Act an aggregate of 2,400,000 shares of Class A Common Stock issuable in the form of restricted stock or upon exercise of options or stock appreciation rights, or the vesting of performance awards, granted or to be granted under the Incentive Stock Plan and the Directors' Compensation Plan. Some of the holders of these shares of restricted stock and stock options are subject to lock-up restrictions that will expire 180 days after the date of this Prospectus. Shares of Class A Common Stock held in the form of restricted stock as to which the restrictions have lapsed and shares of Class A Common Stock issued upon the exercise of stock options or stock appreciation rights, or the vesting of performance awards, will be eligible for immediate resale in the public market, subject, as to shares held by affiliates of the Company, to the volume and certain other limitations of Rule 144, and subject to the 180-day lock-up period described in the preceding sentence. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Class A Common Stock offered hereby are estimated to be approximately $84.4 million ($97.1 million if the Underwriters' over-allotment options are exercised in full) assuming an initial public offering price of $17.50 per share (the mid-point of the price range set forth on the cover page of this Prospectus), after deducting estimated underwriting discounts and commissions and expenses of the Offerings payable by the Company. All of the estimated net proceeds of the Offerings will be paid to ISI in the form of a cash dividend declared prior to the consummation of the Offerings and will not be available to the Company. All of the net proceeds of the Note Offering, if consummated, together with a portion of the Company's available cash and/or borrowings under credit facilities, will be used to discharge the Note Payable that will be declared as a dividend to ISI prior to the consummation of the Offerings.

                                DIVIDEND POLICY

  The Company did not pay a cash dividend on its capital stock during 1994, 1995 or the first three months of 1996. Other than the Dividends to ISI declared prior to the consummation of the Offerings, the Company anticipates that it will retain all of its earnings for use in the expansion and operation of its business and does not anticipate paying any cash dividends in the foreseeable future. Purchasers of shares of Class A Common Stock will not receive any portion of the Dividends. The Certificate of Incorporation provides that any subsequent cash dividend declared must be paid equally, share for share, on the outstanding Class A Common Stock and Class B Common Stock. Any determination as to the payment of dividends will depend upon future results of operations, capital requirements, the financial condition of the Company and such other factors as the Board of Directors may consider, including any contractual restrictions on the Company's ability to pay dividends. The Company's subsidiaries are parties to agreements that, among other things, require the Company's subsidiaries to meet certain financial tests and restrict the ability of the Company's subsidiaries to pay dividends and make other distributions on their shares of capital stock. In addition, the indenture governing the Notes, as well as the New Credit Facility, are expected to contain, among other things, provisions restricting the Company's ability to pay dividends. See "Risk Factors--Holding Company Structure; Restrictions on Dividends," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Financing" and Notes 3 and 4 to the Company's Consolidated Financial Statements.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1996 (i) after giving effect to the Recapitalization and the declaration of the Dividends, (ii) as adjusted to give effect to the sale of the shares of Class A Common Stock in the Offerings at an assumed initial offering price of $17.50 per share (the mid-point of the price range set forth on the cover of this Prospectus) and the application of the estimated net proceeds therefrom to pay the cash dividend to ISI as set forth under "Use of Proceeds" and (iii) as further adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom, the sale of the Notes in the Note Offering and the application of the estimated net proceeds therefrom, together with borrowings under credit facilities of $50 million, to discharge the Note Payable as set forth under "Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus. See "Use of Proceeds" and "Description of Capital Stock."

                                                       MARCH 31, 1996
                                             ----------------------------------
                                                                   AS ADJUSTED
                                                                  FOR OFFERINGS
                                                     AS ADJUSTED    AND NOTE
                                             ACTUAL FOR OFFERINGS   OFFERING
                                             ------ ------------- -------------
                                                   (DOLLARS IN MILLIONS)
SHORT-TERM DEBT:
Short-term borrowings under credit
 facility..................................  $  --     $  --         $ 50.0
Long-term debt due within one year.........     4.7       4.7           4.7
                                             ------    ------        ------
 Total short-term debt.....................  $  4.7    $  4.7        $ 54.7
                                             ======    ======        ======
LONG-TERM DEBT:
Notes due 2001.............................  $  --     $  --         $150.0
Notes due 2006.............................     --        --          100.0
Note Payable...............................   293.8     293.8           --
Other......................................    18.4      18.4          18.4
                                             ------    ------        ------
 Total long-term debt......................   312.2     312.2         268.4
                                             ------    ------        ------
STOCKHOLDERS' EQUITY:
Class A Common Stock, $1.00 par value,
 100,000,000 shares authorized; no shares
 issued or outstanding actual; 5,220,000
 issued and outstanding as adjusted(1).....     --        5.2           5.2
Class B Common Stock, $1.00 par value,
 34,000,000 shares authorized; 34,000,000
 shares issued and outstanding actual and
 as adjusted...............................    34.0      34.0          34.0
Preferred Stock, $1.00 par value,
 16,000,000 shares authorized; no shares
 issued or outstanding actual or as
 adjusted..................................     --        --            --
Additional paid-in capital.................   203.7     282.9         282.9
Retained earnings..........................     --        --            --
                                             ------    ------        ------
Total stockholders' equity.................   237.7     322.1         322.1
                                             ------    ------        ------
  Total capitalization.....................  $549.9    $634.3        $590.5
                                             ======    ======        ======

- --------

(1) Excludes an aggregate of 2,400,000 shares that has been reserved for issuance under the Incentive Stock Plan and the Directors' Compensation Plan, including shares of Class A Common Stock to be issued in the form of restricted stock and shares of Class A Common Stock reserved for issuance upon exercise of options, in each case to be issued upon consummation of the Offerings as described below. Effective upon consummation of the Offerings, the outstanding shares of restricted ISI common stock and options to purchase shares of ISI common stock held by the Company's employees will be converted into shares of restricted Class A Common Stock and options to purchase shares of Class A Common Stock, provided that the Compensation Committee may determine that any employee may receive restricted shares of Class A Common Stock or options to purchase shares of Class A Common Stock with respect to less than all of his or her shares of restricted ISI common stock or options to purchase ISI common stock. The number of shares of Class A Common Stock that will be issued as restricted stock or subject to options will also vary depending on the relative value of a share of ISI common stock and a share of Class A Common Stock at the applicable valuation date. Assuming that as of the applicable valuation date the value of a share of ISI common stock is $22.875 (the last reported sales price on the NYSE on May 21, 1996), that the value of a share of Class A Common Stock is $17.50 (the mid-point of the offering range set forth on the cover page of this Prospectus) and that no shares of restricted ISI common stock or options to purchase shares of ISI common stock held by Company officers who are also ISI officers will be converted into shares of restricted Class A Common Stock or options to purchase shares of Class A Common Stock, 39,149 shares of Class A Common Stock would be issued in the form of restricted stock and 870,898 shares of Class A Common Stock would be reserved for issuance upon exercise of options outstanding upon consummation of the Offerings. See "Management-- Directors' Compensation" and "--Ryerson Tull 1996 Incentive Stock Plan."

                                   DILUTION

  As of March 31, 1996, the Company had a net tangible book value of $214.4 million or $6.31 per share of Common Stock, after giving effect to the Recapitalization and the declaration of the Dividends to ISI. Net tangible book value per share is defined as the book value of the Company's tangible assets, less all liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the 5,220,000 shares of Class A Common Stock in the Offerings at an assumed initial public offering price of $17.50 per share (the mid-point of the price range set forth in the cover page of this Prospectus), after deduction of estimated underwriting discounts and commissions and expenses of the Offerings payable by the Company, and the application of the estimated net proceeds therefrom to pay the cash dividend to ISI, the Company's pro forma net tangible book value as of March 31, 1996 would have been $298.8 million or $7.62 per share of Common Stock, representing an immediate increase in net tangible book value of $1.31 per share to the existing stockholder and an immediate dilution to new investors of $9.88 per share. The following table illustrates the dilution in net tangible book value per share to new investors:

Assumed initial public offering price per share................       $17.50
  Net tangible book value per share at March 31, 1996.......... $6.31
  Increase in net tangible book value per share attributable to new investors...............................................  1.31
                                                                -----
Pro forma net tangible book value per share after the Offer-
 ings..........................................................         7.62
                                                                      ------
Dilution per share to new investors............................       $ 9.88(1)
                                                                      ======

- --------

(1) Excludes an aggregate of 2,400,000 shares that has been reserved for issuance under the Incentive Stock Plan and the Directors' Compensation Plan, including shares of Class A Common Stock to be issued in the form of restricted stock and shares of Class A Common Stock reserved for issuance upon exercise of options, in each case to be issued upon consummation of the Offerings as described below. Effective upon consummation of the Offerings, the outstanding shares of restricted ISI common stock and options to purchase shares of ISI common stock held by the Company's employees will be converted into shares of restricted Class A Common Stock and options to purchase shares of Class A Common Stock, provided that the Compensation Committee may determine that any employee may receive restricted shares of Class A Common Stock or options to purchase shares of Class A Common Stock with respect to less than all of his or her shares of restricted ISI common stock or options to purchase ISI common stock. The number of shares of Class A Common Stock that will be issued as restricted stock or subject to options will also vary depending on the relative value of a share of ISI common stock and a share of Class A Common Stock at the applicable valuation date. Assuming that as of the applicable valuation date the value of a share of ISI common stock is $22.875 (the last reported sales price on the NYSE on May 21, 1996), that the value of a share of Class A Common Stock is $17.50 (the mid-point of the offering range set forth on the cover page of this Prospectus) and that no shares of restricted ISI common stock or options to purchase ISI common stock held by Company officers who are also ISI officers will be converted into shares of restricted Class A Common Stock or options to purchase shares of Class A Common Stock, 39,149 shares of Class A Common Stock would be issued in the form of restricted stock and 870,898 shares of Class A Common Stock would be reserved for issuance upon exercise of options outstanding upon consummation of the Offerings. For a more detailed explanation of the formula see "Management--Directors' Compensation" and "--Ryerson Tull 1996 Incentive Stock Plan." The issuance of such restricted Class A Common Stock and the exercise of any of such options for Class A Common Stock may result in further dilution to new investors.

                            SELECTED FINANCIAL DATA

  The following selected financial data presents the consolidated results of operations for the five years ended December 31, 1995 and the three-month periods ended March 31, 1995 and 1996, and should be read in conjunction with the Company's Consolidated Financial Statements and the related notes thereto appearing elsewhere in this Prospectus. The summary for each of the years in the three-year period ended December 31, 1995 has been derived from the Company's Consolidated Financial Statements and related notes appearing elsewhere in this Prospectus, which have been audited by Price Waterhouse LLP, the Company's independent accountants. The summary for each of the years in the two-year period ended December 31, 1992 has been derived from separate audited Consolidated Financial Statements of the Company.

  The summary for the three-month periods ended March 31, 1995 and 1996 has been derived from the Company's unaudited consolidated financial statements appearing elsewhere in this Prospectus. The information for interim periods is unaudited, but, in the opinion of the Company, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations and financial condition for such periods. Results for interim periods should not be considered as indicative of results for any other periods or for the year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                               THREE MONTHS
                                                                                   ENDED
                                    YEAR ENDED DECEMBER 31,                      MARCH 31,
                          --------------------------------------------------  ----------------
                            1991        1992      1993      1994      1995     1995     1996
                          --------    --------  --------  --------  --------  ------  --------
                          (IN MILLIONS, EXCEPT PER SHARE DATA, NUMBER OF EMPLOYEES AND
                                                    RATIOS)
RESULTS OF OPERATIONS:
Net sales...............  $1,655.9    $1,716.6  $1,893.3  $2,197.5  $2,450.1  $652.3  $  625.3
Operating costs.........   1,639.7     1,689.5   1,836.9   2,099.4   2,301.4   610.2     588.7
                          --------    --------  --------  --------  --------  ------  --------
Operating profit........      16.2        27.1      56.4      98.1     148.7    42.1      36.6
General corporate
 expense, net of income
 items..................      10.6         8.4       7.4       6.9       0.7     0.4      (0.7)
Interest expense and
 other expense on debt..      17.1        12.8      10.9       2.9       2.6     0.7       0.6
                          --------    --------  --------  --------  --------  ------  --------
Income or (loss) before
 income taxes...........     (11.5)        5.9      38.1      88.3     145.4    41.0      36.7
Provision for income
 taxes..................       2.3Cr.      2.6      11.4      35.0      56.9    16.5      14.3
                          --------    --------  --------  --------  --------  ------  --------
Income or (loss) before
 cumulative effect of
 changes in accounting
 principles.............      (9.2)        3.3      26.7      53.3      88.5    24.5      22.4
Cumulative effect of
 changes in accounting
 principles(1)..........       --        (84.1)      --        --        --      --        --
                          --------    --------  --------  --------  --------  ------  --------
Net income or (loss)....  $   (9.2)   $  (80.8) $   26.7  $   53.3  $   88.5  $ 24.5  $   22.4
                          ========    ========  ========  ========  ========  ======  ========
PRO FORMA DATA(2):
Earnings per share of
 Common Stock...........                                            $   1.86  $ 0.53  $   0.47
Weighted average number
 of shares of Common
 stock outstanding......                                                39.2    39.2      39.2
OPERATING DATA:
Tons shipped............      1.74        1.87      2.08      2.33      2.35     .63       .64
Number of employees at
 period end.............     5,224       5,040     5,093     5,158     4,993   5,206     4,965
EBITDA(3)...............  $   25.3    $   38.8  $   69.6  $  112.4  $  169.8  $ 47.1  $   42.9
Capital Expenditures....       9.8         9.3      19.3      20.4      19.3     3.0       3.0
Ratio of earnings to
 fixed charges(4).......       0.5x        1.3x      3.3x     11.8x     19.2x   21.5x     21.4x
BALANCE SHEET (END OF
 PERIOD):
Operating working capi-
 tal(5).................  $  320.9    $  296.9  $  363.5  $  366.7  $  373.0  $425.9  $  423.3
Total assets............     748.1       765.4     842.3     891.3     972.6   924.0   1,010.9
Long-term debt..........      31.0        25.7      28.2      23.6      18.9    23.0      18.4
Stockholder's equi-
 ty(6)..................     430.7       350.0     526.7     580.0     668.5   604.5     690.9

- --------
(1) The cumulative effect on prior years' results of operations of adopting, effective January 1, 1992, FASB Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than

   Pensions" was $72.3 million and for adopting FASB Statement No. 109, "Accounting for Income Taxes" was $11.8 million.

(2) The pro forma data gives effect to the Offerings at an assumed initial public offering price of $17.50 per share (the mid-point of the price range set forth on the cover page of this Prospectus) and the dividend of the Note Payable (at an assumed interest rate of 8.80% for the year ended December 31, 1995 and 8.50% for the three months ended March 31, 1996) as if such transactions had occurred on January 1, 1995. The pro forma earnings per share of the Common Stock do not give effect to the Note Offering or the borrowing of $50 million under credit facilities, both of which will result in increased interest expense in an amount that cannot presently be determined.
(3) EBITDA for any relevant period presented above represents operating profit less general corporate expense, net of income items, plus depreciation and amortization of goodwill and other intangibles. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. See the Company's Consolidated Financial Statements and the related notes thereto appearing elsewhere in this Prospectus.

(4) Earnings for the calculation of the ratio of earnings to fixed charges consist of income before income taxes. Earnings are increased by fixed charges and previously capitalized interest amortized during the period. Fixed charges consist of total interest charges (including capitalized interest), amortization of debt expense and an appropriate share of rental expense.
(5) Includes trade accounts receivable and inventories less trade accounts payable and accrued current liabilities.
(6) During the year ended December 31, 1993, ISI made a $150 million capital contribution to the Company.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company's net sales increased 48% to $2.5 billion in 1995 from $1.7 billion in 1991. During that same period, operating profit increased to 6.1% of sales, totalling $148.7 million in 1995, from 1% of sales, totalling $16.2 million in 1991, and the number of tons shipped by the Company increased 36% while the number of the Company's employees declined 4.4%. The Company attributes the increase in its net sales, operating profit and tons shipped and the decrease in the number of its employees to an improved economic environment, an increased emphasis on cost control and productivity improvements and marketing and sales programs targeted at sales of products with higher profit margins.

  Beginning in 1990, the Company instituted a number of initiatives intended to reduce costs and improve asset utilization. The Company reorganized its operations into five business units along product and geographic lines, providing each business unit with the flexibility to meet customer needs while making each business unit fully accountable for its results of operations. The Company upgraded, and intends to continue upgrading, its computer-based inventory and management information systems to measure and improve productivity for each of its facilities and each of its processes. Since the fourth quarter of 1994, the number of the Company's employees has decreased 4% (mostly through attrition), while daily shipment levels have increased 6%. During the same period, the Company successfully integrated the operations of under-performing facilities in Jersey City and Boston into existing plants in Philadelphia and Wallingford, Connecticut. The Company has also updated its inventory measurement system and made significant changes in compensation, recruiting and career management processes to better align employee goals with the Company's objectives. The Company believes that these initiatives have contributed significantly to the decline in the Company's operating costs (as a percentage of sales) since 1991.

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated certain income statement data of the Company expressed as a percentage of net sales.

                                                               THREE MONTHS
                                                                   ENDED
                                    YEAR ENDED DECEMBER 31,      MARCH 31,
                                    -------------------------  --------------
                                     1993     1994     1995     1995    1996
                                    -------  -------  -------  ------  ------
   Net sales.......................   100.0%   100.0%   100.0%  100.0%  100.0%
   Operating costs.................    97.0     95.5     93.9    93.5    94.1
                                    -------  -------  -------  ------  ------
   Operating profit................     3.0      4.5      6.1     6.5     5.9
   General corporate expense, net
    of income items................     0.4      0.3      0.0     0.1    (0.1)
   Interest expense and other
    expense on debt................     0.6      0.2      0.2     0.1     0.1
                                    -------  -------  -------  ------  ------
   Income before income taxes......     2.0      4.0      5.9     6.3     5.9
   Provision for income taxes......     0.6      1.6      2.3     2.5     2.3
                                    -------  -------  -------  ------  ------
   Net income......................     1.4%     2.4%     3.6%    3.8%    3.6%
                                    =======  =======  =======  ======  ======

  THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31,
1995

  NET SALES. Net sales decreased 4.1% to $625.3 million for the three months ended March 31, 1996 ("First Quarter 1996") from $652.3 million for the three months ended March 31, 1995 ("First Quarter 1995"). Tons shipped increased 1.8% in First Quarter 1996 from First Quarter 1995, while selling prices per ton declined 5.9%. The demand for metals and the U.S. economy were not as strong in First Quarter 1996 as in First Quarter 1995. According to the SSCI, the number of tons of steel shipped in the U.S. market by the Industry decreased 6.9% in First Quarter 1996 from the year earlier quarter. However, the Company was able to increase its number of tons shipped by increasing its market share in First Quarter 1996 from First Quarter 1995, based on the Company's analysis of SSCI data. The relative weakness in demand in First Quarter 1996 caused selling prices per ton to decline 5.9% to $979 in First Quarter 1996 from $1,040 in First Quarter 1995.

  OPERATING COSTS. Operating costs decreased 3.5% to $588.7 million in First Quarter 1996 from $610.2 million in First Quarter 1995. The Company's operating costs consist of material purchases and other operating costs. Material purchases decreased 4.3% to $477.2 million in First Quarter 1996 from $498.4 million in First Quarter 1995. Material purchases per ton decreased 6% or $48 to $747 in First Quarter 1996 from $795 in First Quarter 1995 due to falling prices as demand weakened.

  Other operating costs decreased 0.3% to $111.5 million in First Quarter 1996 from $111.8 million in First Quarter 1995. These costs include such expenses as plant and office employee-related costs (e.g., wages, salaries, benefits, incentive pay), freight expenses, plant supplies and maintenance, systems costs, depreciation and state and local taxes. Since tons shipped increased 1.8% in First Quarter 1996 from First Quarter 1995, the decline in operating costs is attributable to a reduction in other operating costs per ton of $3 to $175 in First Quarter 1996 from $178 in the year earlier quarter. The total number of Company employees declined 4.6% to 4,965 at March 31, 1996 from 5,206 at March 31, 1995 as tons shipped increased over the same period.

  OPERATING PROFIT. Operating profit decreased 13.1% to $36.6 million in First Quarter 1996 from $42.1 million in First Quarter 1995 as lower demand resulted in reduced selling prices and lower gross profit per ton, partly offset by lower expenses. Since selling prices per ton declined $61 in First Quarter 1996 from First Quarter 1995 and material purchases per ton fell $48 over that period, gross profit per ton decreased $13 to $232 in First Quarter 1996 from $245 in First Quarter 1995.

  GENERAL CORPORATE EXPENSE, NET OF INCOME ITEMS. General corporate expense, which represents the charge from ISI for services rendered to the Company, decreased slightly to $1.7 million in First Quarter 1996 from $1.8 million in First Quarter 1995. Other revenue, principally interest income from investments in short-term marketable securities and from intercompany loans to ISI, increased to $2.4 million in First Quarter 1996 from $1.4 million in First Quarter 1995, primarily due to increased cash flow generated in 1995.

  INTEREST EXPENSE AND OTHER EXPENSE ON DEBT. Interest expense and other expense on debt decreased slightly to $0.6 million in the First Quarter 1996 from $0.7 million in the First Quarter 1995 due to reduced debt levels.

  INCOME BEFORE INCOME TAXES. Income before income taxes decreased to 5.9% of net sales in the First Quarter 1996 from 6.3% in the First Quarter 1995 for the reasons discussed above.

  PROVISION FOR INCOME TAXES. Provision for income taxes decreased 13.3% to $14.3 million in the First Quarter 1996 from $16.5 million in the First Quarter 1995 due primarily to the decrease in taxable income and to a slight reduction in the effective tax rate, which decreased to 39.0% in the First Quarter 1996 from 40.2% in the First Quarter 1995.

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  NET SALES. Net sales increased 11.5% to $2.5 billion in 1995 from $2.2 billion in 1994. Tons shipped rose 0.8% in 1995 from 1994, while selling prices per ton increased 10.6% over the same period. Tons shipped increased due to a slight improvement in demand, which according to the SSCI increased by 1% in 1995 compared to 1994. Based on the Company's analysis of SSCI data, the Company's market share remained relatively constant from 1994 to 1995. The Company's selling prices per ton increased $100 to $1,044 in 1995 from $944 in 1994, primarily due to higher prices in the Industry.

  OPERATING COSTS. Operating costs increased 9.6% to $2.3 billion in 1995 from $2.1 billion in 1994. Material purchases increased 11.4% to $1.9 billion in 1995 from $1.7 billion in 1994. Material purchases per ton increased 10.4% or $75 to $798 in 1995 from $723 in 1994, as a result of higher market prices.

  Other operating costs increased 2.6% to $428 million in 1995 from $417 million in 1994 and increased 1.7% on a per ton basis to $182 in 1995 from $179 in 1994. The increase in other operating costs is partly attributable to the 0.8% increase in tons shipped in 1995 compared to 1994. The increase in other operating costs on a per ton basis resulted from higher incentive pay due to improved profits, recognition of costs associated with the Company's closing of its facility located in New Jersey, higher spending for systems-related activities and inflation. The Company's total number of employees declined 3.2% to 4,993 at the end of 1995 from 5,158 at the end of 1994 as tons shipped increased over the same period.

  OPERATING PROFIT. Operating profit increased 51.6% to $148.7 million in 1995 from $98.1 million in 1994, primarily due to improved gross profit per ton and a modest increase in the volume of tons shipped. Since selling prices per ton increased by $100 in 1995 compared to 1994, and material purchases per ton rose $75, gross profit per ton for the Company increased by $25 to $246 in 1995 from $221 in 1994.

  GENERAL CORPORATE EXPENSE, NET OF INCOME ITEMS. General corporate expense decreased slightly to $6.8 million in 1995 from $7.4 million in 1994 because of continued cost reduction efforts at ISI. Other revenue, principally interest income, increased to $6.1 million in 1995 from $0.5 million in 1994. This improvement in interest income was primarily the result of increased average balances on intercompany loans to ISI and short-term marketable securities in 1995 compared to 1994.

  INTEREST EXPENSE AND OTHER EXPENSE ON DEBT. Interest expense and other expense on debt decreased 10.3% to $2.6 million in 1995 from $2.9 million in 1994, principally due to reduced debt levels.

  INCOME BEFORE INCOME TAXES. Income before income taxes increased to 5.9% of net sales in 1995 from 4.0% in 1994 for the reasons discussed above.

  PROVISION FOR INCOME TAXES. Provision for income taxes increased 62.6% to $56.9 million in 1995 from $35.0 million in 1994 due to the increase in taxable income as the effective tax rate remained virtually unchanged at 39.1% in 1995 compared to 39.6% in 1994.

  YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  NET SALES. Net sales increased 16.1% to $2.2 billion in 1994 from $1.9 billion in 1993. Tons shipped increased 12.0% in 1994 from 1993, while selling prices per ton increased 3.6% over the same period. Based on the Company's analysis of SSCI data, the increase in tons shipped was due both to greater demand and a modest increase in the Company's market share. The Company's selling prices per ton increased $33 to $944 in 1994 from $911 in 1993.

  OPERATING COSTS. Operating costs increased 14.3% to $2.1 billion in 1994 from $1.8 billion in 1993. Material purchases increased 17.2% to $1.7 billion in 1994 from $1.4 billion in 1993. Material purchases per ton increased 4.6% or $32 to $723 in 1994 from $691 in 1993.

  Other operating costs increased 3.8% to $417 million in 1994 from $401 million in 1993. Since tons shipped rose 12.0% in 1994 compared to 1993, and other operating costs increased only 3.8% over the same period, these costs on a per ton basis declined $14 to $179 in 1994 from $193 in 1993. The Company's total number of employees increased only 1.3% to 5,158 at the end of 1994 from 5,093 at the end of 1993, despite the significant increase in tons shipped in 1994 compared to 1993. This productivity improvement, along with other cost reduction initiatives, contributed to the reduction in other operating costs per ton.

  OPERATING PROFIT. Operating profit increased by 73.9% to $98.1 million in 1994 from $56.4 million in 1993, primarily due to increased volume of tons shipped and reduced other operating costs per ton. Since selling prices per ton increased by $33 in 1994 compared to 1993, and material purchases per ton rose $32, gross profit per ton for the Company increased by $1, to $221 in 1994 from $220 in 1993.

  GENERAL CORPORATE EXPENSE, NET OF INCOME ITEMS. General corporate expense was unchanged at $7.4 million. Other revenue, principally interest income, was $0.5 million in 1994 compared to zero in 1993.

  INTEREST EXPENSE AND OTHER EXPENSE ON DEBT. Interest expense and other expense on debt decreased 73.4% to $2.9 million in 1994 from $10.9 million in 1993. Interest expense on intercompany loans from ISI was zero in 1994 compared to $7.7 million in 1993. This reduction resulted from the Company's repayment late in 1993 of its loan balance due to ISI with funds received from an ISI capital contribution.

  INCOME BEFORE INCOME TAXES. Income before income taxes increased to 4.0% of net sales in 1994 from 2.0% in 1993 for the reasons discussed above.

  PROVISION FOR INCOME TAXES. Provision for income taxes increased to $35.0 million in 1994 from $11.4 million in 1993. This increase in 1994 income taxes was primarily the result of improved pre-tax earnings. In addition, 1993 income taxes were reduced by credits of $3.2 million representing prior year adjustments and a change in the statutory income tax rate. These credits resulted in an effective tax rate of 29.9% in 1993 compared to 39.6% in 1994.

LIQUIDITY AND FINANCING

  The Company has historically financed its operations and growth primarily through net cash provided by operating activities, limited borrowings from third parties and capital contributions from ISI. The Company believes that the New Credit Facility, if entered into, should provide the Company with access to an additional source of capital to fund its future growth. Net cash provided from (used for) operating activities amounted to $(25.3) million, $79.7 million and $84.4 million for the years ended December 31, 1993, 1994 and 1995, respectively, and $(24.3) million and $(20.3) million for the three months ended March 31, 1995 and 1996, respectively. Cash flow from operating activities in 1995 improved only $5 million over 1994 despite an increase of $35 million of net income due to a $13 million pension contribution and increased operating working capital levels in 1995. The $105 million improvement in cash flow from operating activities in 1994 compared to 1993 resulted primarily from increased net income of $27 million and an increase in operating working capital of $67 million in 1993 compared to only a $3 million increase in 1994. The negative cash flow from operating activities of $(24.3) million and $(20.3) million in the first quarter of 1995 and 1996, respectively, reflects the seasonal build-up of operating working capital as increases in receivables and inventories exceeded the income reported for those quarters.

  During 1995, the total committed credit facilities of the Company's subsidiaries increased to $225 million. Ryerson increased its $100 million unsecured revolving credit facility (the "Ryerson Credit Facility") to $200 million and negotiated an extension of its term to March 31, 2000. The $25 million unsecured revolving credit facility (the "Tull Credit Facility") expires on December 15, 1997. There was no borrowing under either of these facilities during 1995 or the first three months of 1996. The Ryerson Credit Facility and the Tull Credit Facility each require compliance with various financial covenants including minimum net worth and leverage ratio tests. The covenants also limit the amount of cash (or equivalents) that each of Ryerson and Tull and its subsidiaries can transfer to the Company or ISI in the form of dividends and advances. As of December 31, 1995 and March 31, 1996, Ryerson and Tull were each in compliance with all of the covenants under its respective credit facility. The interest rates on borrowing under the Ryerson Credit Facility and the Tull Credit Facility are, at the Company's option, based on Eurodollar, certificates of deposit, or the greater of federal funds or prime rate. At year-end, the highest rate option for borrowing under either of these credit agreements was the applicable prime rate.

  As of March 31, 1996, Ryerson was also the guarantor of $110.8 million of the Inland Steel Industries Thrift Plan ESOP notes (the "ESOP Guarantee"). The ESOP notes are payable in installments through July 2004. The ESOP Guarantee requires compliance with various financial covenants including minimum net worth and leverage ratio tests and also limits Ryerson's ability to advance funds or make dividend payments to the Company.

  At March 31, 1996, approximately $200 million in the aggregate would have been available for payment of dividends and advances to the Company under the covenants contained in the Tull Credit Facility, the Ryerson Credit Facility, the ESOP Guarantee and other debt agreements of the Company. This availability was reduced on May 20, 1996 after a $75 million dividend was paid from Ryerson to the Company. At March 31, 1996, after adjusting for this dividend, approximately $125 million in the aggregate would have been available for payment of dividends and advances to the Company under these agreements.

  With respect to Ryerson's ability to advance funds or make dividend payments to the Company, the most restrictive covenants on March 31, 1996 were contained in the ESOP Guarantee. Under this agreement, Ryerson's ability to dividend or advance funds to the Company at any time is limited to $30 million
(i) plus 80% of net income (decreased by 100% of net losses) earned by Ryerson since December 31, 1989, (ii) minus the dollar amount of dividends paid and capital stock repurchased and the balance of any advances outstanding and
(iii) plus capital contributions to Ryerson and the proceeds from the issuance of any capital stock or certain other investments during such period. At March 31, 1996, approximately $145 million was available for making advances and paying dividends to the Company under the ESOP Guarantee. At March 31, 1996, after adjusting for the dividend referred to above, Ryerson's ability to advance funds or make further dividend payments to the Company would have been $70 million.

  With respect to Tull's ability to advance funds or pay dividends to the Company, the Tull Credit Facility and its senior notes contained the most restrictive covenants on March 31, 1996. In the Tull Credit Facility, Tull's ability to pay dividends is limited by minimum tangible net worth and net income requirements. The required minimum tangible net worth increases by 40% of net income each quarter, but is not reduced in the event of a net loss. Under the terms of the senior notes, advances outstanding can be no more than 15% of tangible net worth. At March 31, 1996, approximately $55 million was available for making advances and paying dividends to the Company under Tull's debt agreements. Other covenants which could restrict dividends or advances to the Company include tangible net worth and leverage tests at Ryerson and cumulative earnings, leverage and working capital tests at Tull.

  The Company has received a definitive commitment letter from its lead commercial bank with respect to the New Credit Facility. Borrowings under the New Credit Facility will rank pari passu with the Notes. The commitment is subject to certain conditions, including among other things, that the Ryerson Credit Facility and the Tull Credit Facility be terminated. Management estimates that the initial borrowing under the New Credit Facility will be $50 million, with a remaining availability of $200 million.

  The New Credit Facility is expected to contain customary restrictive covenants, including, among other things, leverage, minimum net worth and fixed charge coverage requirements, and restrictions on restricted payments (including dividends), the addition of subsidiary debt (except for debt of acquired companies and up to $50 million of purchase money debt), new agreements that limit upstreaming of cash from subsidiaries, transactions with affiliates, the existence of liens, and mergers and sales of assets. In addition, the commitment will be reduced or eliminated in the event of a change of control (as defined) of ISI or the Company. The New Credit Facility will expire in June 2000.

  The Company expects that the Note Offering will be consummated shortly after the consummation of the Offerings. However, the ISI Note Indenture currently contains covenants that, among other things, prohibit or restrict (i) the incurrence of debt and the issuance of preferred stock by the Company or any of the other Restricted Subsidiaries (as defined) of ISI, (ii) the making of Restricted Payments (as defined) by ISI or any of its subsidiaries,
(iii) the incurrence of limitations on the ability of the Company or any other Restricted Subsidiary to pay dividends or distributions, make loans or advances to ISI or any of its subsidiaries and transfer assets to ISI, (iv) the incurrence of liens by ISI, the Company or any other Restricted Subsidiary, (v) sale and leaseback transactions by ISI, the Company or any other Restricted Subsidiary, (vi) investments by ISI, the Company or any other Restricted Subsidiary in unrestricted subsidiaries, (vii) certain transactions by ISI, the Company or any other Restricted Subsidiary with affiliates and
(viii) the consummation of certain mergers, asset sales and acquisitions of the stock, assets or business of other persons of or by ISI, the Company or any other Restricted Subsidiary. Although ISI is soliciting the consent of the holders of ISI Notes to amend the ISI Note Indenture to eliminate these covenants, there can be no assurance that ISI will be successful in obtaining sufficient consents to such an amendment. If ISI does not obtain sufficient consents to amend the ISI Note Indenture, the Company will not issue the Notes or enter into the New Credit Facility, and the Company's financial flexibility will continue to be limited by the restrictions imposed by the covenants in the ISI Note Indenture. In addition, the ISI Note Indenture contains a provision restricting the Company from engaging in certain sales of its assets or capital stock unless the net proceeds of such sale are invested in assets related to the business of the Company or are used to repay certain indebtedness of ISI or the Company. ISI is not seeking to amend this provision of the ISI Note Indenture, which would require the consent of all outstanding holders of the ISI Notes.

  The Company expects that the indenture governing the Notes will contain covenants that may limit the Company's financial flexibility and that may affect the Company's conduct of future business, including covenants which limit or prohibit (i) the incurrence of certain secured indebtedness, (ii) certain sale and leaseback transactions, (iii) the payment of dividends, the repurchase of capital stock and the prepayment of subordinated debt, (iv) transactions with affiliates and (v) mergers, consolidations and certain sales of assets.

  The Company believes that available borrowings under its credit facilities and anticipated cash flow from operations will provide sufficient liquidity to meet its scheduled debt retirements, fund its capital program and meet any operating cash requirements that may arise for at least the next 12 months.

  In 1993, ISI made a $150 million capital contribution to the Company. Proceeds from this capital contribution, along with cash generated internally over the three-year period ended December 31, 1995 (after subtracting increased working capital requirements resulting from increased activity levels and funding capital projects), were used to repay borrowings from ISI and subsequently to lend funds to ISI. At December 31, 1992, the Company owed $108 million to ISI. Between December 31, 1992 and March 31, 1996, the Company advanced an aggregate of $162 million to ISI, leaving a balance owed to the Company at March 31, 1996 of $54 million.

  On May 20, 1996, Ryerson paid a dividend of $75 million in cash to the Company. The Company used the proceeds of this dividend to pay the May 1996 Dividend to ISI on May 20, 1996. ISI used a portion of the proceeds from the May 1996 Dividend to repay intercompany indebtedness owed to the Company arising out of a corporate-wide cash management program. Following the repayment of such indebtedness, the Company ceased participation in such program and the Company's cash will no longer be held in ISI's accounts. With the May 20, 1996 dividend payments and repayment of intercompany indebtedness, all outstanding indebtedness for borrowed money between ISI and the Company (including the Company's subsidiaries) was discharged.

  Prior to the consummation of the Offerings, the Company will declare a dividend payable in cash in an amount equal to the estimated net proceeds of the Offerings (estimated to be $84.4 million at an assumed initial offering price of $17.50 per share (the mid-point of the price range set forth on the cover page of this Prospectus)) and a dividend consisting of the Note Payable to ISI. The Note Payable will mature five years from its date of issuance and will bear interest at a specified prime rate. The Note Payable may be prepaid, without penalty, at the option of the Company. An amount equal to the estimated net proceeds of the Offerings will be used to pay the cash dividend to ISI and will not be available to the Company. All of the net proceeds of the Note Offering, if consummated, together with a portion of the Company's available cash and/or borrowings under credit facilities, will be used to discharge the Note Payable to ISI. If the Note Offering is not consummated, the Company anticipates that the Note Payable will remain an obligation of the Company and must be repaid from cash generated from operations and/or future financings, the source, nature and amount of which cannot currently be determined. See "Use of Proceeds."

CAPITAL EXPENDITURES AND INVESTMENTS IN JOINT VENTURE

  Capital expenditures for 1993, 1994 and 1995 were $19.3 million, $20.4 million and $19.3 million, respectively. Capital expenditures were primarily used for buildings, machinery and equipment. In 1996, the Company anticipates making capital expenditures of approximately $45 million to upgrade and expand facilities and equipment. No assurances can be given, however, that anticipated capital spending will occur. The Company expects that its depreciation and amortization expense in future periods will increase due to its anticipated capital investments.

  In addition to the $45 million of planned capital expenditures in 1996 to update and expand facilities, the Company expects to invest approximately $15 million in a previously announced joint venture with Geneva Steel. The Geneva Steel joint venture, if completed, will own or lease and operate a coil plate processing facility in the Chicago area. No assurance can be given that the joint venture will be completed.

  Most of the Company's assets are in working capital. At year-end 1995, the Company had $409 million in inventory measured at current or approximate replacement cost versus a book value of $263 million, $244 million in accounts receivable and $107 million in accounts payable. The Company turned inventory
4.2 times during 1995 and averaged 40 days' sales outstanding in receivables during 1995, both better than industry averages according to information provided by the SSCI. For 1994 and 1993, inventory turnover was 4.1 times and
3.8 times, respectively, and the number of days' sales outstanding averaged 39 days and 40 days, respectively. The Company utilizes sophisticated inventory management and profitability systems to monitor whether all working capital assets remain current and profitable and to make changes when appropriate.

SUBSEQUENT EVENT

  Effective June 1, 1996, ISI transferred to the Company its 50% interest in Ryerson de Mexico, a joint venture with Altos Hornos de Mexico, S.A. de C.V., an integrated steel mill operating in Mexico. Ryerson de Mexico, which was formed in 1994, is a general line metals service center and processor with 18 facilities in Mexico. As of April 30, 1996, ISI's investment in Ryerson de Mexico totalled approximately $18 million. The impact of Ryerson de Mexico on the Company's results of operations has not been material.

                                   BUSINESS

GENERAL

  The Company, through its wholly-owned operating subsidiaries Ryerson and Tull, is a leading general line metals service center and processor of metals. The Company believes that it is the largest metals service center in the United States based on sales revenue, with 1995 sales of $2.5 billion and a current U.S. market share of approximately 9%, more than twice the U.S. market share of its nearest competitor, based on the Company's analysis of SSCI data. The Company distributes and processes metals and other material throughout the continental United States, and is among the largest purchasers of steel in the United States. With 52 interconnected facilities that place it within several hundred miles of most of its customers, the Company is able to be responsive to specific customer requests and is generally able to make deliveries of stock items within 24 hours of receipt of a customer's order. Utilizing this network of facilities and the Company's regionalized management systems, the Company believes it can be responsive to individual customers while providing a broad range of products and services. The Company also owns a 50% interest in Ryerson de Mexico, a general line metals service center and processor with 18 facilities in Mexico.

  Ryerson, the predecessor of the Company, was founded in 1842 by Joseph T. Ryerson. Between 1986 and 1990, the Company implemented a strategy of growth through acquisitions, expanding its geographic coverage by purchasing five service center companies with 26 facilities for approximately $210 million, plus assumed debt of $63 million. The Company acquired Tull, AFCO Metals, Inc. and Southern Metals Corporation in 1986, 1988 and 1989, respectively, establishing the Company's presence in the southeastern United States. The Company's acquisition in 1989 of Processed Metals, Inc. (doing business under the "Keelor Steel" and "Select Steel" names) expanded the Company's processing capability in the midwestern United States, adding facilities in Minneapolis, Minnesota and Marshalltown, Iowa. In 1990, the Company acquired the Metra division of Schnitzer Steel, Inc., with facilities in Portland, Oregon, Phoenix, Arizona and Salt Lake City, Utah, expanding the Company's presence in the western United States.

  The Company is divided into five operating business units along regional and product lines with the following operations and locations:

 BUSINESS UNIT    DESCRIPTION                                 LOCATIONS
 -------------    -----------                                 ---------
 Ryerson East     Primarily general line service
                  centers                                     Buffalo, NY
                  with substantial processing
                  capabilities                                Charlotte, NC
                                                              Chattanooga, TN
                                                              Cleveland, OH
                                                              Philadelphia, PA
                                                              Pittsburgh, PA
                                                              Wallingford, CT
 Ryerson West     Primarily general line service              Denver, CO
                  centers with substantial processing         Los Angeles, CA
                  capabilities                                Phoenix, AZ
                                                              Portland, OR
                                                              Salt Lake City, UT
                                                              San Francisco, CA
                                                              Seattle, WA
                                                              Spokane, WA

 BUSINESS UNIT           DESCRIPTION                           LOCATIONS
 -------------           -----------                           ---------
 Ryerson Central         Primarily general line service
                         centers                               Chicago, IL
                         with substantial processing
                         capabilities                          Cincinnati, OH
                                                               Dallas, TX
                                                               Des Moines, IA
                                                               Detroit, MI
                                                               Houston, TX
                                                               Indianapolis, IN
                                                               Kansas City, MO
                                                               Milwaukee, WI
                                                               Minneapolis, MN
                                                               Omaha, NE
                                                               St. Louis, MO
                                                               Tulsa, OK
 Tull/AFCO               General line service centers          Atlanta, GA
                         with some processing capabilities     Baton Rouge, LA
                                                               Birmingham, AL
                                                               Charlotte, NC
                                                               Columbia, SC
                                                               Fort Smith, AR
                                                               Greensboro, NC
                                                               Greenville, SC
                                                               Jackson, MS
                                                               Jacksonville, FL
                                                               Little Rock, AR
                                                               Miami, FL
                                                               New Orleans, LA
                                                               Oklahoma City, OK
                                                               Richmond, VA
                                                               Shreveport, LA
                                                               Tampa, FL
                                                               West Memphis, AR
                                                               Wichita, KS
 Ryerson Coil Processing Processors                            Chicago, IL (two facilities)
                                                               Marshalltown, IA
                                                               Minneapolis, MN (two facilities)

  The Company also owns a 50% interest in Ryerson de Mexico, a general line metals service center and processor with 18 facilities located in Mexico. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Subsequent Event."

INDUSTRY OVERVIEW

  Primary steel producers typically sell steel in the form of standard-sized coils, sheets, plate, structurals, bars and tubes and generally sell in large volumes with long lead times for production and delivery. Other primary metal producers, such as producers of stainless steel and aluminum, also typically sell their products in large volumes with long lead times for production and delivery. However, many customers seek to purchase metals with customized specifications, including value-added processing, in smaller volumes, on shorter lead times and with more reliable delivery than primary metal producers are able to provide. Metal service centers act as intermediaries between primary metal producers and customers by purchasing metals in a variety of shapes and sizes from primary metal producers in large volumes, allowing metal service centers to take advantage of producer economies of scale resulting in lower costs of material purchased, and engaging in a variety of distribution and value-added processing operations to meet the demands of specific customers. Because metal service centers purchase metals from a number of primary producers, they can maintain a consistent supply of various types of metal used by their customers. Most importantly, however, metal service centers generally have lower fixed costs than primary metal producers. By purchasing products from metal service centers, customers may be able to lower their inventory levels, decrease the time between the placement of an order and receipt of materials and reduce internal expenses, thereby lowering their total cost of raw materials. The Company believes that the increased prevalence of just-in-time inventory needs of manufacturers and intermediate processors has made and will continue to make the value-added inventory, processing and delivery functions performed by metal service centers more important in the metals market.

  The Industry is comprised of many companies, the majority of which have operations limited as to product line and size of inventory and with customers located in a specific geographic area. Based on SSCI data, the Company believes that the Industry is comprised of between 750 and 1,000 service centers, operating out of approximately 2,000 locations and servicing approximately 300,000 customers. The Industry is highly fragmented, consisting of a large number of small companies and a few relatively large companies. Based on the Company's analysis of SSCI data, the Industry handled approximately 27 million tons or approximately 25% of the metals distributed in the United States in 1995.

  The Industry is divided into three major groups: general line service centers, specialized service centers and processing centers, each of which targets different market segments. General line service centers handle a broad line of metal products and tend to concentrate on distribution rather than processing. General line service centers range in size from one location to a nationwide network of locations. For general line service centers, individual order size in terms of dollars and tons tends to be small relative to processing centers, while the total number of orders is typically very high. Specialized service centers focus their activities on a narrower range of product and service offerings than general line companies. Such service centers provide a narrower range of services to their customers and emphasize product expertise and lower operating costs, while maintaining a moderate level of investment in processing equipment. Processing centers typically process large quantities of steel purchased from primary producers for resale to large industrial customers, such as the automotive industry. Because orders are typically large, operation of a processing center requires a significant investment in processing equipment.

  Because of the difficulty of differentiating commodity-like products, many service centers attempt to differentiate themselves through the use of sophisticated information systems and unique processing services, which facilitate the provision of enhanced services at reduced cost. To varying degrees at all service centers, but particularly at the larger, more sophisticated companies, elaborate computer-based systems are used to automate tasks such as order entry, material tracking, work-order scheduling and processing, inventory management, billing and accounts payable and receivable tracking. Some companies are creating and enhancing EDIs between themselves and their suppliers and customers. The introduction and development of these systems have increased the quality of products and services provided by service centers.

  Management believes that, in recent years, there has been a trend towards increased outsourcing by manufacturers of certain operations and the production of component parts, with manufacturers concentrating on producing finished products. Many industrial companies have been unwilling or unable to invest the significant amount of capital in the space, technology and equipment necessary to store and process metals required for their operations. By outsourcing certain operations, including inventory management, processing, blanking and precision burning, many manufacturers are able to accommodate shorter production runs and changeover times. This increased flexibility allows them to better respond to competitive pressures. Moreover, many manufacturers find it beneficial, from a cost and quality standpoint, to outsource many of the component parts that are utilized in the production of their products. At the same time, manufacturers have been reducing the number of suppliers that they rely on in order to reduce the administrative cost of dealing with multiple suppliers and to take advantage of volume discounts.

  Management believes that, in recent years, there has also been a trend in the Industry towards consolidation, which the Company believes will continue as long as the introduction of sophisticated operational and computer-based systems continues to create economies of scale. Based on the Company's analysis of SSCI data, the Industry has increased its share of metals distributed in the United States from approximately 17% in 1980 to approximately 25% in 1995. The Company believes that it is well positioned to take advantage of acquisition opportunities that may arise from consolidation in the Industry because of its capital resources, acquisition experience and nationwide presence.

BUSINESS STRATEGY

  The Company's strategy is to expand its market leadership position as a nationwide general line metals service center and processor of metals by providing its customers with high quality products and services at competitive prices. The Company believes that increasing its market share will be an effective means of increasing its profitability. One of the Company's goals is to enhance its competitive position through the aggressive pursuit of organic growth, strategic acquisitions, ongoing unit cost reductions and increased asset productivity, although there can be no assurance that the Company will achieve this goal. As part of its overall business strategy, the Company has made substantial investments in management information systems that link its operations and enhance interactions between the Company and its customers and suppliers. Based on its size, which leads to cost efficiencies, the trend towards consolidation in the number of suppliers used by customers, strategic plant locations, broad product and service offerings and management's acquisition strategy, the Company believes that it is well positioned to take advantage of the anticipated growth and consolidation in the Industry.

  ORGANIC GROWTH

  The Company believes that it can benefit from both the anticipated growth of the Industry and the growth of its market share within the Industry.

  The Company believes that the Industry occupies a growing niche between primary producers of carbon, alloy and stainless steel, aluminum and other metals and purchasers of those products, including manufacturers and intermediate processors. Metals service centers, including the Company, provide services not typically available from primary producers, such as more reliable deliveries, smaller order sizes, the convenience of dealing with a smaller number of suppliers, just-in-time inventory management and customer-specific, value-added processing. The Company believes that the role of metals service centers is expanding as a result of a number of factors, including the increased outsourcing of inventory management functions and metals processing operations by manufacturers and the lower cost and more reliable service available from service centers as compared to primary producers.

  One of the Company's goals is to expand its market leadership position within the Industry through competitive pricing, broad product and service offerings and the use of technology to improve customer service. The Company's large size, buying power and competitive cost structure enable it to negotiate favorable prices for raw materials and to take advantage of producer economies of scale resulting in lower costs of materials purchased, allowing it to offer its products and services at competitive prices. In addition, the Company's broad product and service offerings provide customers one-stop shopping, positioning the Company to capitalize on what it believes to be a continuing trend towards consolidation in the number of suppliers used by customers. To this end, the Company has initiated a national accounts program targeting customers that purchase metal from a number of suppliers throughout the country. The Company believes it can better serve these customers by providing competitive pricing and superior delivery and quality. One of the Company's goals is to differentiate itself from its competitors by providing materials and services on a more timely basis and with fewer rejections than its competitors through increased emphasis on quality control. The Company has received International Standards Organization 9002 certification for five facilities and will seek certification for additional facilities in the future.

  STRATEGIC ACQUISITIONS

  The Company believes that the fragmented nature of the Industry, combined with the Company's strong national reputation, nationwide operations, market leadership position and experience in integrating facility operations, make the Company well situated to become a strategic buyer of service center assets. The Company will seek selective acquisitions of businesses that complement, or strategically extend, the Company's existing businesses. Acquired companies can be either integrated into the Company's network or, depending on the circumstances, operated as stand-alone facilities. In either case, the Company believes that such acquisitions could enable it to realize further economies of scale (particularly in operating cost, asset utilization and purchasing leverage) and could better utilize the Company's existing facilities and systems capability.

  The Company believes that its ability to efficiently integrate acquired operations into its existing facility operations is critical to the ongoing success of its acquisition strategy. During 1994 and 1995, the Company closed two low-profit facilities in Boston and Jersey City, integrating these operations with plants in Wallingford, Connecticut and Philadelphia. These consolidations resulted in a high level of customer retention, comparable customer service, increased profitability and a significantly lower cost and asset base. While the Company has achieved profitable operations of businesses acquired in the past, there can be no assurance that any future acquisitions, if completed, would be profitable.

  UNIT COST REDUCTIONS AND INCREASED PRODUCTIVITY

  Another of the Company's goals is to decrease unit costs through initiatives which include increasing volume, thereby taking advantage of economies of scale, and increasing asset and employee productivity. The Company has made and will continue to make investments in computer-based and automated systems that track profitability by customer, product and cost of process, allowing the Company to determine where changes can be made to reduce cost and increase profitability. The Company intends to increase its emphasis on the use of EDI with its suppliers and customers to reduce the paperwork and administrative costs associated with customer orders, shipment tracking, billing and remittance processing. The Company continues to re-engineer its various work processes through benchmarking analyses across its 52 facilities. Re-engineering enables the Company to increase output without increasing its labor force by increasing the efficiency with which work processes are performed.

  Finally, the Company has continued to improve its inventory management systems and processes. Management believes improved forecasting and aggressive supplier management should increase asset productivity. Also, to the extent that sales grow, the Company believes that it can improve inventory management and reduce total inventory per dollar of sales. The Company has installed computer-based systems to enable it to more accurately measure and control the appropriate inventory level.

COMPETITIVE STRENGTHS

  The Company has a number of competitive strengths that it believes will facilitate the implementation of the Company's strategy, including its market leadership position and its management systems and practices.

  MARKET LEADERSHIP POSITION

  With $2.5 billion of sales in 1995, the Company has a U.S. market share of approximately 9%, more than twice the U.S. market share of the next largest competitor, based on the Company's analysis of SSCI data. The Company sells its products through 52 facilities located throughout the United States.

  ECONOMIES OF SCALE. Because of the Company's large size, its costs of operations can be spread across a large base of sales, resulting in lower fixed costs per ton sold. The Company believes that available capacity at many of its plants will allow it to achieve further economies of scale to the extent it increases sales in the future. In addition, the size of the Company's material purchases enables its suppliers to realize economies of scale and thereby provide the Company with competitive prices.

  SCOPE OF PRODUCTS AND SERVICES. The Company's broad product and service offerings provide customers one-stop shopping for most of their metals needs. In addition, the Company believes that its 52 facilities located throughout the continental United States, generally within one day's delivery time of almost all U.S. manufacturing centers, position it to target national customers that currently buy metals from a variety of suppliers in different locations. The Company's ability to transfer inventory among facilities enables it to have available specialized items at regional locations throughout its network and to provide such inventory on a timely basis more profitably than if it were required to maintain inventory of all products at each location.

  RELATIONSHIPS WITH SUPPLIERS. The Company is among the largest purchasers of steel in the United States and is also a significant purchaser of aluminum in the United States. The Company buys from and has developed relationships with many U.S. steel producers as well as other metal producers. The Company's relationships with numerous metal producers provide it access to high quality metals, timely delivery and new product and service ideas from many suppliers. In addition, because the Company purchases large volumes of metals, it can negotiate competitive prices from its suppliers. In part because of its buying power, the Company has been able to secure product from primary manufacturers during times of tight supply.

  DIVERSE CUSTOMER BASE. The Company's diverse customer base, consisting of over 50,000 customers, reduces its exposure to the failure of a single customer's business or a downturn in a particular industry. No customer accounted for more than 2% of 1995 sales and the top ten customers accounted for approximately 10% of 1995 sales. The Company sells to customers in most of the metal-consuming industries, including machinery manufacturers, metal producers and fabricators, transportation equipment producers and electric machinery producers.

  MANAGEMENT SYSTEMS AND PRACTICES

  The Company's management information systems have allowed management to develop an internal benchmarking system and to track profitability by customer and product. This detailed information enables management to make adjustments such as reallocating slow-moving inventory to different locations to increase inventory turns, improving purchasing, targeting customers or changing suppliers as needed. The Company's 52 facilities provide it with a large base for testing, comparing and implementing new management practices.

  The Company has spent $40 million to maintain and improve its management information systems over the last three years. The Company operates data processing systems that, among other functions, are used to purchase, monitor and allocate inventory throughout its interconnected production facilities. The Company believes that this monitoring has enabled it to effectively manage inventory costs and achieve improved turnover rates. These systems also include computerized order entry, sales analysis, inventory and work-in-process status, invoicing and payment, and are designed to improve productivity for both the Company and its customers. The Company also uses EDI, which offers customers a paperless process for shipment tracking, billing, remittance processing and other routine matters.

PRODUCTS AND SERVICES

  The Company carries a full line of carbon steel, stainless steel and aluminum, and a limited line of alloy steel, nickel, red metals and plastics. These materials are inventoried in a number of shapes, including coils, sheets, rounds, hexagons, square and flat bars, plate, structurals and tubing.

  The following table sets forth the Company's shipments (by sales revenue) for 1993, 1994 and 1995 for each of the Company's product lines.

                                                               PERCENTAGE OF
                                                               SALES REVENUE
                                                               ----------------
PRODUCT LINE                                                   1993  1994  1995
- ------------                                                   ----  ----  ----
Stainless and aluminum........................................  23%   23%   27%
Carbon flat rolled............................................  28    28    24
Bars, tubing and structurals..................................  23    23    22
Fabrication and carbon plate..................................  19    19    20
Other.........................................................   7     7     7
                                                               ---   ---   ---
  Total....................................................... 100%  100%  100%
                                                               ===   ===   ===

  More than one-half of the material sold by the Company is processed. The Company uses techniques such as sawing, slitting, blanking, pickling, cutting to length, levelling, flame cutting, laser cutting, edge trimming, edge rolling, fabricating and grinding to process materials to specified thickness, length, width, shape and surface quality pursuant to specific customer orders. Among the most common processing techniques used by the Company are pickling, a chemical process using an acidic solution to remove surface oxide, commonly called "scale," from steel which develops after the steel is hot rolled; slitting, which is cutting coiled metals to specified widths along the length of the coil; levelling, which is flattening metals and cutting them to exact lengths; and edge rolling, a process which imparts round or smooth edges. The Company often uses third party fabricators to outsource processes that the Company is not able to perform internally.

  The plate burning and fabrication processes are particularly important to the Company. These processes require sophisticated and expensive processing equipment. As a result, rather than making investments in such equipment, manufacturers have increasingly outsourced these processes to material service centers. The Company has made significant investments in flame and laser cutting equipment to enable it to perform these processes.

  The Company's services include special stocking programs, just-in-time delivery, inventory management (which includes placement of Company employees at customer sites), kits ready for assembly, programs that provide customers at their places of business with Company-owned material which can be used as needed by the customer, technical advice on part design and material specification, and early stage material processing and fabrication. The Company can generally deliver any item normally stocked within 24 hours of receipt of an order.

  All of the Company's products and services can be ordered through EDI, a sophisticated electronic network that connects the Company's plants, as well as certain of the Company's vendors and customers. Orders can also be transmitted through direct ordering systems. Intricate design specifications for particular jobs also can be electronically transmitted. Order entry through scheduling, processing and shipping are monitored by the Company's computer system and bar coding is available to aid in, and reduce the cost of, tracking material at customer sites.

CUSTOMER BASE

  The Company's customer base is diverse, numbering over 50,000. No customer accounted for more than 2% of the Company's sales in 1995 and the top ten customers accounted for approximately

10% of the Company's sales in 1995. The Company's customer base includes most metal-consuming industries, most of which are cyclical. The Company's shipments (by sales revenue) for 1993, 1994 and 1995 for each class of the Company's customers were as set forth in the table below.

                                                               PERCENTAGE OF
                                                               SALES REVENUE
                                                               ----------------
CLASS OF CUSTOMER                                              1993  1994  1995
- -----------------                                              ----  ----  ----
Machinery manufacturers.......................................  35%   36%   38%
Metal producers and fabricators...............................  25    25    25
Transportation equipment producers............................   9    10    10
Electrical machinery producers................................  10     9     9
Wholesale distributors........................................   4     3     3
Construction-related purchasers...............................   5     4     3
Metal mills and foundries.....................................   3     3     3
Other.........................................................   9    10     9
                                                               ---   ---   ---
  Total....................................................... 100%  100%  100%
                                                               ===   ===   ===


  The Company believes it is particularly well suited to service regional or national customers that value the Company's nationwide network of facilities, broad product and service offerings, technical expertise and emphasis on customer service. The Company believes that many of these customers value the technical capability and single sourcing of most or all of their multiple product needs that the Company is able to provide.

  The Company's flat rolled processing business unit, Ryerson Coil Processing ("Ryerson Coil"), generally serves a customer base that differs from the Company's general line service center business. A large portion of Ryerson Coil's customers have long-term supply contracts with Ryerson Coil. Ryerson Coil's customers often seek large quantities of carbon sheet product that have undergone one or more of the following processes: pickling, cutting to length, slitting, tension levelling, texturing or blanking. Many of Ryerson Coil's approximately 625 customers are in the transportation, appliance, office furniture or cabinetry businesses.

SUPPLIERS

  In 1995, the Company purchased in excess of 2.3 million tons of material from many suppliers, including approximately 400,000 tons from ISC, a wholly-owned subsidiary of ISI. The Company expects to continue purchasing significant amounts of steel from ISC in the future, although there can be no assurance that such purchases will continue. See "Relationship with ISI-- Supply Arrangements." Excluding ISC, the Company's top 25 suppliers accounted for approximately 50% of 1995 purchases.

  Because the Company uses many suppliers and because there is a substantial overlap of product offerings from these suppliers, the Company believes it will be able to meet its materials requirements for the foreseeable future. The Company works with and monitors its suppliers in order to obtain improvements in price, quality, service, delivery and performance. The Company believes it has good relationships with most of its suppliers.

SALES AND MARKETING

  Each of the Company's business units maintains its own sales and marketing force. In addition to its internal sales staff, the Company markets and sells its products through the use of an outside sales force that has extensive product and customer knowledge and through a comprehensive catalog of the Company's products. The Company's internal and external sales staffs include technical and metallurgical personnel. In addition, the Company's technically-oriented marketing department develops advertising materials and maintains product expertise for each of the various types of materials sold and industries serviced by the Company.

  During 1995, the Company began a number of sales and marketing programs which it believes will enhance its ability to grow. As part of this effort, the Company appointed a national sales director to market its products and services to customers with a national presence. These customers typically place orders from each of their plants with local suppliers, resulting in national customers having multiple suppliers for similar products. The Company believes that it can better serve these customers by providing competitive pricing and superior delivery and quality. The Company believes that no competitor of the Company currently has as broad a national coverage as the Company.

  In addition, the Company recently began a sales territory market analysis to improve sales force productivity. One of the primary goals of the analysis is to determine what products can be sold to metal-consuming manufacturers and processors with whom the Company currently does little or no business.

DISTRIBUTION

  The Company has a nationwide distribution network and management information systems that generally enable delivery of a customer's order from the most economic plant location within 24 hours. The Company's management information systems create an integrated network of plants and distribution facilities that has contributed to a reduction in inventory levels and lower overall product delivery costs while improving customer service.

MANAGEMENT INFORMATION SYSTEMS

  The Company operates data processing systems that, among other functions, are used to purchase, monitor and allocate inventory throughout its production facilities. The Company believes that this monitoring enables it to effectively manage inventory costs and achieve improved turnover rates. These systems also include computerized order entry, sales analysis, inventory status, work-in-process status, invoicing and payment. The systems are designed to improve productivity for both the Company and its customers. The Company also uses EDI, which has the advantage of offering customers with EDI capability a paperless process for shipment tracking, customer billing, remittance processing and other routine matters. In addition, an activity-based costing system is available to help the Company measure profitability and facilitate changes in process when needed.

PROPERTIES

  The Company's headquarters are located in Chicago, Illinois. Of the Company's 52 facilities, 45 are owned, five are leased and two are owned in part and leased in part. Additionally, two of the five regional offices are leased. Most leases have initial terms of more than one year and include options to renew. While some of the Company's leases expire in the near term, the Company does not believe that it will have difficulty either renewing such leases or finding alternative sites. The Company's facilities are capable of being utilized at higher capacities, if necessary. The Company believes that its facilities are adequate for the purposes for which they are presently used.

EMPLOYEES

  As of March 31, 1996, the Company employed 4,965 persons. Of these employees, 2,327 were salaried employees and 2,638 were hourly employees. Approximately 40% of the hourly employees were members of various unions, including the United Steelworkers and the Teamsters. The Company's relationship with the various unions generally has been good, but occasional work stoppages have occurred. Over the last five years, work stoppages have occurred at two facilities (approximately 4% of the total), have involved an average of 46 employees and have lasted an average of eight days. The current agreement with the United Steelworkers will expire on July 31, 1996, and agreements with the Teamsters expire on various dates during the period beginning June 30, 1996 and ending May 15, 1999. Excluding these agreements with the United Steelworkers and the Teamsters, one contract covering 27 employees is due to expire in 1996, and four contracts covering 83 employees are due to expire in 1997. While the Company's management does not expect any unresolvable issues to arise in connection with the renewal of any of these contracts, no assurances can be given that any of these contracts will be extended prior to their expiration.

  Prior to April 30, 1996, certain of the Company's employees were eligible to participate in the ISI Pension Plan, a noncontributory defined benefit pension plan. Effective April 30, 1996, that portion of the ISI Pension Plan covering the Company's current and former employees was separated and became the Pension Plan. See "Management--Pension Benefits" and "Relationship with ISI." Almost all employees are covered by Company-provided life insurance and a health benefits plan which provides broad health coverage for employees and their families. Premiums for this health coverage are shared between the Company and its employees. The Company believes that its salary and benefits structure is competitive in the Industry.

COMPETITION

  The Company is engaged in a highly fragmented and competitive Industry. Based on SSCI data, the Company believes that the Industry is comprised of between 750 and 1,000 service centers, operating out of approximately 2,000 locations. In general, competition is based on quality, service, price and geographic proximity. The Company competes with many other general line service centers, specialized service centers and processing centers on a regional and local basis, some of which may have greater financial resources and flexibility than the Company. Some of the Company's competitors are affiliated with foreign steelmakers, which at times can make price competition intense.

  The Company believes that it is well positioned in the Industry because of its large number of locations, highly trained technical sales force, sophisticated computer systems, modern equipment, broad-based inventory and the economies of scale provided by its highly interconnected network of facilities. In addition, the Company believes that it is strong in processing materials, particularly in cutting materials to length, slitting, sawing, plate burning and fabrication. Based on Industry data, the Company believes that it is the largest general line metals service center in the United States based on sales revenues.

  The Company intends to differentiate itself from the competition based on improved service and quality through investments in systems, equipment, product and service offerings and by attaining a low-cost position compared to many of its competitors. The Company believes that it has initiatives in place that will produce results in these areas and that it is well positioned operationally and financially to make advantageous capital investments and acquisitions.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

  The Company's operations are subject to many federal, state and local regulations relating to the protection of the environment and to workplace health and safety. In particular, the Company's operations are subject to extensive federal, state and local laws and regulations governing waste disposal, air and water emissions, the handling of hazardous substances, environmental protection, remediation, workplace exposure and other matters. The Company's management believes that the Company is presently in substantial compliance with all such laws and does not currently anticipate that the Company will be required to expend any substantial amounts in the foreseeable future in order to meet current environmental, workplace health or safety requirements. However, additional costs and liabilities may be incurred to comply with current and future requirements, which costs and liabilities could have a material adverse effect on the Company's results of operations or financial condition.

  There are no known pending remedial actions or claims relating to environmental matters that are expected to have a material effect on the Company's financial position or results of operations. Some of the properties owned or leased by the Company, however, are located in industrial areas or have a history of heavy industrial use. These properties may potentially incur environmental liabilities in the future that could have a material adverse effect on the Company's financial condition or results of operations.

RYERSON DE MEXICO

  The Company also owns a 50% interest in Ryerson de Mexico, a joint venture with Altos Hornos de Mexico, S.A. de C.V., an integrated steel mill operating in Mexico. Ryerson de Mexico, which was formed in 1994, is a general line metals service center and processor with 18 facilities in Mexico. As of April 30, 1996, the Company's investment in Ryerson de Mexico totalled approximately $18 million. The impact of Ryerson de Mexico on the Company's results of operations has not been material.

PATENTS AND TRADEMARKS

  The Company owns several U.S. patents and U.S. and foreign trademarks, service marks and copyrights. Certain of the trademarks are registered with the U.S. Patent and Trademark Office and, in certain circumstances, with the trademark offices of various foreign countries. The Company's patents expire over various periods of time.

  The Company considers certain other information owned by it to be trade secrets and the Company takes measures to protect the confidentiality and control the disclosure of such information. The Company believes that these safeguards adequately protect its proprietary rights and the Company vigorously defends these rights.

  The Company's operating subsidiaries own or have obtained licenses for various trademarks, service marks, trade names, copyrights, inventions, know-how, trade secrets, confidential information and other intellectual property that are necessary for the conduct of its businesses (collectively, "Intellectual Property"). Neither the Company nor its operating subsidiaries is aware of any claim (or of any facts that would reasonably be expected to result in any such claim) or challenge by any third party that would significantly limit the rights of the Company or its operating subsidiaries with respect to any such Intellectual Property or to challenge the validity or scope of any such Intellectual Property. The Company has no pending claim against a third party with respect to the infringement by such third party to any such Intellectual Property that, if determined adversely to the Company, would individually or in the aggregate have a material adverse effect on the Company's financial condition or results of operations. While the Company considers all of its intellectual property rights as a whole to be important, the Company does not consider any single right to be essential to its operations as a whole.

LEGAL PROCEEDINGS

  From time to time the Company is named as a defendant in legal actions arising in the ordinary course of its business. The Company is not a party to any pending legal proceedings other than routine litigation incidental to its business. Management does not believe that the resolution of these claims will have a material adverse effect on the Company's financial condition or results of operations.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The Company's Directors and executive officers and their ages as of May 21, 1996 are as follows:

               NAME                 AGE                  POSITION
               ----                 ---                  --------
Robert J. Darnall..................  58 Chairman and Director
                                        President, Chief Executive Officer and
Neil S. Novich.....................  41  Director
Jay M. Gratz.......................  43 Vice President, Finance, Chief Financial
                                         Officer and Director
Stephen E. Makarewicz..............  49 President, Tull
Carl G. Lusted.....................  60 President, Ryerson Central
Gary J. Niederpruem................  44 President, Ryerson East
Thomas S. Cygan....................  51 President, Ryerson West
Timothy L. LaPerre.................  49 President, Ryerson Coil
William Korda......................  48 Vice President, Human Resources
Darell R. Zerbe....................  53 Vice President, Information Technology
Lily L. May........................  46 Controller
Vicki L. Avril.....................  41 Treasurer
Charles B. Salowitz................  47 Secretary

  Robert J. Darnall has been Chairman of the Company and Chairman and Chief Executive Officer of Ryerson since April 1995. He formerly was Chairman of the Company from November 1990 to June 1994. He has been President, Chief Executive Officer and a Director of ISI since April 1986 and became Chairman of ISI in 1992. He is also Chairman, President and Chief Executive Officer of ISC and has been a Director of ISC since 1983. He joined ISC in 1962, has served as its Chairman since 1992, as its Chief Executive Officer from 1992 to 1995 and since April 1996 and as its President from 1984 to 1986, 1987 to 1992 and since April 1996. Mr. Darnall is also a Director of Cummins Engine Company, Inc. and Household International, Inc. Although Mr. Darnall devotes a substantial portion of his time to the Company, most of his time is devoted to ISI and its other subsidiaries.

  Neil S. Novich has been President, Chief Executive Officer and Chief Operating Officer of the Company, President of Ryerson and Chairman of Tull since June 1994. Mr. Novich was also appointed a Director of the Company in June 1994. He served as Chairman of Ryerson from June 1994 to April 1995. He was a Senior Vice President of ISI from January 1995 to May 1996 and served as a Vice President of ISI from June 1994 to January 1995. Prior to joining ISI in 1994, he led the Distribution and Logistics Practice at Bain & Company ("Bain"), an international management consulting firm, from 1987 and was employed by Bain beginning in 1981.

  Jay M. Gratz has been Vice President, Finance of the Company since September 1994 and Vice President, Finance and Chief Financial Officer of ISI since May 1996. He was Vice President, Finance of ISC from March 1993 to September 1994 and Vice President, Finance of the Inland Steel Flat Products Company division of ISC from November 1991 to March 1993. Mr. Gratz also served as General Manager of Financial Planning and Analysis of ISI from December 1989 to November 1990 and Manager of Financial Planning and Analysis of ISI from July 1986 to December 1989. Mr. Gratz was appointed a Director in April 1995. Mr. Gratz joined ISC in August 1975.

  Stephen E. Makarewicz has been President, Chief Executive Officer and Chief Operating Officer of Tull since October 1994. Mr. Makarewicz was Vice President and General Manager of Ryerson Chicago from April 1992 to October 1994, Vice President and General Manager of Tull from June 1990 to April 1992 and District Manager for Tull's Charlotte facility from June 1988 to June 1990. Mr. Makarewicz originally joined Tull in September 1983.

  Carl G. Lusted has been President of the Ryerson Central division of Ryerson since August 1990. Mr. Lusted was Vice President and General Manager of Tull from August 1984 to August 1990, Vice President, Merchandising of Tull from January 1983 until August 1984, Vice President, Marketing of Tull from September 1979 to January 1983 and Corporate Secretary of Tull from April 1979 to September 1979. Mr. Lusted originally joined Tull in January 1968.

  Gary J. Niederpruem has been President of Ryerson East since January 1993. He served as General Manager of Ryerson's Buffalo location from August 1985 to January 1993 and General Order Manager of Ryerson's Minneapolis location from November 1980 to August 1985. Mr. Niederpruem joined Ryerson in May 1973.

  Thomas S. Cygan has been President of Ryerson West since November 1994. He served as General Manager of Ryerson's Kansas City location from May 1981 to November 1994. He also served as Inside Sales Manager for Ryerson-Detroit from August 1976 to May 1981 and Inside Sales Manager for Ryerson's Machinery Division from January 1973 to August 1976. Mr. Cygan joined Ryerson in February 1966.

  Timothy L. LaPerre has been President of Ryerson Coil since January 1993. He served as Vice President and General Manager of Ryerson Coil from March 1990 to January 1993. He also served as Executive Vice President and General Manager of Keelor Steel from March 1987 to March 1990. Mr. LaPerre originally joined Keelor in April 1972.

  William Korda has been Vice President of Human Resources of the Company since October 1993. He served as the Company's Manager of Human Resources from August 1992 to October 1993 and as Manager of Benefits and Salary Administration for the Company from January 1991 to August 1992. He also served as a Human Resources Manager for Ryerson from January 1986 to January 1991, Manager of Human Resources Development of ISC from April 1985 to January 1986 and Personnel Manager of ISC from September 1982 to April 1985. Mr. Korda joined ISC in June 1969.

  Darell R. Zerbe has been Vice President, Information Technology and Chief Information Officer of the Company since February 1996. He served as Senior Vice President, Management Information Systems, for Venture Stores, Inc. from 1988 to February 1996. Mr. Zerbe has also been employed by PepsiCo., Inc., Dr. Pepper, Inc., Baxter International, Inc. and Procter & Gamble Co.

  Lily L. May has been Controller of the Company since May 1996. She was Vice President, Finance and Purchasing, and Controller of ISC from January 1995 through May 1996. Prior to that, she was Director of Purchases and Energy of the Inland Steel Flat Products Company division of ISC from November 1993 to January 1995. She also served as Director of Internal Auditing of ISI from February 1992 to November 1993, Director of Corporate Accounting of ISI from February 1991 to February 1992 and Manager of Pension Investments of ISI from September 1990 to February 1991. Ms. May joined ISC in December 1973.

  Vicki L. Avril has been Treasurer of the Company since February 1994. She has also been Treasurer of Ryerson and Tull since February 1994 and of ISI and ISC since January 1994 and Director-Corporate Planning of ISI since January 1995. In addition, she was Director of Pension Investments and Administration of ISI from June 1991 to January 1995, Assistant Treasurer of ISI from May 1993 to January 1994 and Manager of Distribution Business Development-Corporate Planning and Development from February 1990 to June 1991. Ms. Avril joined ISC in September 1976. Although Ms. Avril devotes a substantial portion of her time to the Company, most of her time is devoted to ISI and its other subsidiaries.

  Charles B. Salowitz has been Secretary of the Company since April 1996. Since September 1995 he has been Secretary of ISI and ISC. He has also been Associate General Counsel of ISI since

January 1995. He was an Assistant General Counsel of ISI from July 1989 and Assistant Secretary from July 1989 to September 1995. Mr. Salowitz joined ISC in September 1983. Although Mr. Salowitz devotes a substantial portion of his time to the Company, most of his time is devoted to ISI and its other subsidiaries.

  Within 60 days of the consummation of the Offerings, the Company intends to increase the number of Directors to a total of eight, including three Independent Directors (as defined in the Certificate of Incorporation). Within 60 days of the consummation of the Offerings, the Company intends to appoint the three Independent Directors. Prior to the consummation of the Offerings, the Company's Board of Directors will be divided into three classes. Upon the expiration of the term of each class of Directors, the Directors comprising such class will be elected for a three-year term at the annual meeting of stockholders in the year in which such term expires. All officers serve at the discretion of the Board of Directors. The Certificate of Incorporation requires that after the date 60 days after the consummation of the Offerings, when any shares of Class A Common Stock are outstanding, at least one-third of the members of the Board of Directors be Independent Directors, except under specific limited circumstances. The Certificate of Incorporation also requires that the Independent Directors be allocated as evenly as possible among the classes of Directors. See "Description of Capital Stock--Corporate Governance."

DIRECTORS' COMPENSATION

  Prior to the consummation of the Offerings, the Directors were not compensated for their services in such capacity. After consummation of the Offerings, pursuant to the terms of the Directors' Compensation Plan, each Director who is not an employee of the Company or any of its subsidiaries or affiliates, will receive an annual retainer of $40,000, which will be paid 50% in shares of Class A Common Stock and 50% in cash, provided that a Director may elect to receive all or any portion of the cash portion of his retainer in shares of Class A Common Stock. Such Directors will also receive $1,000 for each special meeting of the Board of Directors, and for each special committee meeting not held in conjunction with a regular or special meeting of the Board of Directors, attended by them. No fees will be paid for any meeting of the Executive Committee and membership on the Compensation and Nominating Committees is regarded as membership on only one committee for purposes of payment of fees for special meetings. Each Director who serves as chairman of a standing committee of the Board of Directors will receive an additional annual retainer of $4,000. Pursuant to the terms of the Directors' Compensation Plan, each such Director may also elect, prior to January 1 of each year, to defer payment of all or any portion of the retainer and fees to which he or she would otherwise become entitled during such year as a Director of the Company. If a Director becomes a Director during a calendar year, the deferral election may be made within 30 days after he or she becomes a Director and will be effective for the remainder of that year subsequent to the election. Deferred amounts will be distributed in a lump sum or installments in cash or shares of Class A Common Stock, all as elected by the Director at the time of the deferral. Interest on cash deferrals will be credited at the prime rate in effect from time to time at The First National Bank of Chicago (or its successor). Stock deferrals will be credited with dividends paid on shares of Class A Common Stock from time to time. A total of 100,000 shares of Class A Common Stock has been reserved for issuance under the Directors' Compensation Plan, subject to adjustment for certain corporate transactions affecting the number or type of outstanding shares. The Directors' Compensation Plan has been approved by ISI as the sole stockholder of the Company. The Company also pays the premiums on a business accident insurance policy insuring each non-employee Director for amounts up to $500,000.

EXECUTIVE COMPENSATION

  The following table presents the compensation for 1995 paid to the chief executive officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                              ANNUAL COMPENSATION          COMPENSATION AWARDS
                         ------------------------------ -------------------------
                                                                     SECURITIES
                                                        RESTRICTED   UNDERLYING
        NAME AND                           OTHER ANNUAL   STOCK        STOCK         ALL OTHER
   PRINCIPAL POSITION     SALARY   BONUS   COMPENSATION AWARDS(1)  OPTIONS (#)(4) COMPENSATION(2)
   ------------------    -------- -------- ------------ ---------- -------------- ---------------
Robert J. Darnall(3).... $192,778 $143,908    $    0     $47,291        8,370         $ 9,430
 Chairman and Director
Neil S. Novich..........  387,113  400,400         0      84,750       14,000          18,788
 President, Chief
 Executive Officer and
 Director
Jay M. Gratz............  173,752  109,200         0      28,250        4,000           8,696
 Vice President,
 Finance, Chief
 Financial Officer and
 Director
Carl G. Lusted..........  223,384  206,250         0      39,550        7,000          11,181
 President,
 Ryerson Central
Stephen E. Makarewicz...  167,504  125,500    13,333(5)   33,900        6,000           2,533
 President, Tull

- --------

(1) Awards consist of restricted ISI common stock and are valued at the aggregate market value as of the date of grant, based on the closing market price of ISI's common stock on such date. Dividends are paid on such shares to the extent paid on the ISI common stock. The vesting schedule for the restricted stock awards made in 1995 to the executives identified in the table provides that all shares will vest at the end of a three-year period beginning May 24, 1995. However, vesting may be accelerated at the discretion of ISI's Compensation Committee in the event of exceptional individual performance and/or significant progress by ISI or the appropriate business unit in meeting its operating and financial objectives. The number and value of the aggregate restricted stock holdings at December 31, 1995, based on the closing market price of the ISI common stock on December 29, 1995, were: Mr. Darnall, 6,696 shares/$168,237; Mr. Novich, 10,800 shares/$271,350; Mr. Gratz, 5,000 shares/$125,625; Mr. Lusted, 5,800 shares/$145,725; and Mr. Makarewicz, 4,700 shares/$118,088. Effective upon consummation of the Offerings, the outstanding shares of restricted ISI common stock held by the Company's employees will be converted into shares of restricted Class A Common Stock, provided that the Compensation Committee may determine that any employee may receive restricted Class A Common Stock with respect to less than all of his or her restricted ISI common stock. See "--Ryerson Tull 1996 Incentive Stock Plan."

(2) Amounts represent the value of vested and unvested employer contributions and allocations to the Inland Steel Industries Thrift Plan and the Inland Steel Industries Non-Qualified Thrift Plan (the "Non-Qualified Thrift Plan") (or, in the case of Mr. Makarewicz, the J. M. Tull Metals Company, Inc. Employees' Profit Sharing Plan).
(3) Amounts shown for Mr. Darnall represent 27.9% of Mr. Darnall's total compensation for 1995. Such percentage is based on the ratio of the Company's operating assets to ISI's consolidated operating assets and was used to determine the percentage of ISI's overhead expenses allocable to the Company for 1995. All of Mr. Darnall's 1995 compensation was paid by ISI.

(4) All options are for ISI common stock. Effective upon consummation of the Offerings, most of the options for ISI common stock held by the Company's officers and employees will be converted into options for Class A Common Stock, provided that the Compensation Committee may determine that any employee may receive options to purchase shares of Class A Common Stock for less than all of his or her options to purchase ISI common stock. See "--Ryerson Tull 1996 Incentive Stock Plan."
(5) Represents reimbursement of relocation expenses and related tax gross-up.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

  ISI entered into an agreement with Mr. Novich, dated April 8, 1994, providing that he would serve as Vice President of ISI, Chief Operating Officer of the Company and President of Ryerson. Pursuant to the agreement, Mr. Novich received a base annualized salary for calendar year 1994 of $330,000 and an award of $112,900 under the Inland Steel Industries, Inc. Annual Incentive Plan (the "AIP"). In 1994, under the agreement, Mr. Novich received a restricted stock award of 5,000 shares of ISI common stock and a grant of options to purchase 20,000 shares of ISI common stock, each of which vests over a three-year period. ISI also reimbursed Mr. Novich for moving expenses from West Newton Hill, Massachusetts to the Chicago area, including the amount by which the purchase price, plus the cost of capital improvements, as defined by the IRS, of Mr. Novich's home in West Newton Hill exceeded the sales price of such home and an amount sufficient to pay all taxes on the reimbursement such that he would have no after tax cost or loss. This reimbursement totaled $94,034. In addition, Mr. Novich was paid a bonus of $100,000 upon signing the agreement.

  ISI also entered into a severance agreement with Mr. Novich, dated April 8, 1994, providing that, in the event of termination of his employment for any reason other than malfeasance or voluntary termination prior to the third anniversary of his employment with the Company, the Company will pay the present value of (i) his monthly base salary in effect at the time of such termination times the number of months remaining in the 36-month period, plus
(ii) 1/12th of the average annual award paid to him under the AIP or a successor plan times the number of months remaining in the 36-month period. In addition, all of his restricted stock will become fully vested, all options will become fully exercisable and ISI will continue life insurance, disability insurance and dental and health care coverage for Mr. Novich and his immediate family until the third anniversary of his date of hire upon terms consistent with such coverages for active employees until such date.

  ISI entered into an agreement with Mr. Lusted, dated June 27, 1990, providing that upon Mr. Lusted reaching age 62 or at any other mutually agreeable time, ISI will reimburse Mr. Lusted for his reasonable moving expenses from the Chicago area to the Atlanta area, or to any other mutually agreeable location. In connection with such a relocation, ISI has agreed to pay Mr. Lusted the amount, if any, by which the lesser of Mr. Lusted's purchase price or the appraised value of his home in the Chicago area exceeds the net sales price of such home.

  On March 27, 1996, ISI entered into agreements (the "ISI Agreements") with each of the Named Executive Officers, the present terms of which expire on December 31, 1996, but are automatically extended for additional one-year periods thereafter unless ISI gives prior notice that it does not wish to extend such agreements for another year or unless a change in control (as defined below) of ISI or certain other limited events occur. ISI has not given notice of non-renewal. For purposes of the ISI Agreements, a change in control will generally be deemed to have occurred if: (i) with certain limited exceptions, any person becomes the beneficial owner of 40% or more of the combined voting power of ISI's then outstanding securities; (ii) during any two-year period, the majority of the membership of the ISI Board of Directors changes without the approval of two-thirds of the Directors who either were Directors at the beginning of the period or whose election was previously so approved; (iii) the ISI stockholders approve a merger or consolidation of ISI with another company in which ISI's voting securities, in combination with voting securities held by any trustee or fiduciary under any ISI employee benefit plan, do not continue to represent at least 60% of the combined voting power of the voting securities of the surviving entity (excepting certain recapitalizations of ISI); (iv) the ISI stockholders approve a plan of complete liquidation of ISI or an agreement for the sale or disposition by ISI of all or substantially all of its assets; or (v) there occurs with respect to a Related Company (defined below) a sale or disposition of securities representing 50% or more of the combined voting power of the Related Company's securities, or a merger or consolidation of a Related Company with another company in which a majority-owned direct or indirect subsidiary of ISI does not own at least 50% of the combined voting power of the voting securities of the surviving entity or a sale or disposition of all or substantially all of the assets of a Related Company to a person other than a majority-owned direct or indirect subsidiary of ISI. A "Related Company" is a covered employee's employer (or any direct or indirect parent company of such employer, or subsidiary of such employer that is a significant subsidiary (within the meaning of Rule 405 of the Securities
Act) of ISI). A change in control of ISI shall not be deemed to have occurred with respect to any employee, however, if the sale or other transaction includes or involves a sale to the public or a distribution to the stockholders of ISI of more than 50% of the voting securities of the employee's employer or a direct or indirect parent of his or her employer and the employee's employer (or a direct or indirect parent of the employee's employer) agrees to become a successor to ISI under the employee's ISI Agreement.

  The ISI Agreements provide that if a covered executive's employment is terminated within two years after a change in control of ISI either (i) by ISI other than for "cause" or other than as a consequence of death, disability or retirement (all as defined in such agreements), or (ii) by such executive for "good reason," generally relating to a diminution of responsibilities, compensation or benefits or significant relocation of his or her principal office, the executive will receive: (i) a lump-sum payment equal to two times the sum of (a) the executive's current annual base salary plus (b) the executive's average incentive bonus paid for the five years preceding termination of employment; (ii) an amount in cash in lieu of any allocations, unpaid awards or rights under ISI's annual or other incentive compensation plans; (iii) an amount in cash equal to the value of outstanding stock options granted under ISI's stock option plans at specified prices; (iv) an amount in cash equal to the value of shares of common stock awarded or issuable as performance and/or restricted shares under ISI's incentive stock plans; (v) life, disability, accident and health insurance as provided in ISI's insurance programs and financial advisory and outplacement services for a period of 24 months after termination of employment; (vi) an amount in cash in lieu of two years of additional accrued benefits under ISI's pension plan and (vii) legal fees and expenses incurred as a result of such termination. In addition to the foregoing, Mr. Novich's agreement provides that payments under the agreement will not limit or reduce any benefits that he may be entitled to receive pursuant to his severance agreement (discussed above). Each ISI Agreement contains an excise tax "gross-up" provision pursuant to which the executive will be paid an additional amount upon the imposition of any excise tax. While this provision will preserve the benefits receivable under the agreement for the executive, ISI will not be entitled to a federal income tax deduction for a portion of the severance payments provided thereunder.

  The ISI Agreements provide benefits in the event the employee is terminated by ISI for reasons other than cause within 12 months after the occurrence of a "potential change in control" of ISI if a change in control of ISI or certain other limited events occur within 6 months after his or her termination. A "potential change in control" shall be deemed to have occurred for purposes of the agreements if (i) ISI enters into an agreement, the consummation of which would result in the occurrence of a change in control of ISI, (ii) any person (including ISI) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a change in control, (iii) with certain limited exceptions, any person who is or becomes the owner of securities of ISI representing 9.5% or more of the combined voting power of ISI's then outstanding securities increases such person's beneficial ownership of such securities by 5% or more over the percentage so owned on the date of the agreement, or (iv) the Board of Directors of ISI adopts a resolution that a potential change in control of ISI has occurred for purposes of the agreements. The Offerings will not, and the Company and ISI anticipate that a Spin-off will not, constitute a change in control or potential change in control for purposes of the ISI Agreements with respect to employees of the Company. In the event of a Spin-off, employees of the Company will no longer be entitled to benefits under the ISI Agreements.

  The Company will enter into agreements (the "Company Agreements") with each of the named executive officers which will provide benefits substantially similar to those provided under the ISI Agreements in the event that the executive's employment with the Company is terminated following a change in control of the Company (defined to include events with respect to the Company similar to those which constitute a change in control under the ISI Agreement with respect to ISI). To the extent that an executive becomes entitled to benefits under a Company Agreement, no benefits will be payable under the ISI Agreement. Similarly, if the executive becomes entitled to benefits under the ISI Agreement, no benefits will be payable under the Company Agreement. The Offerings will not, and the Company and ISI anticipate that a Spin-off will not, constitute a change in control for purposes of the Company Agreements.

PENSION BENEFITS

  Prior to April 30, 1996, certain employees of the Company were eligible to participate in the ISI Pension Plan. Effective April 30, 1996, that portion of the ISI Pension Plan covering the Company's current and former employees was separated and became the Pension Plan. Employees covered by the Pension Plan will be credited with the number of years of service credited to them under the ISI Pension Plan as of the separation date. The following table shows the maximum annual pension benefits payable on a straight life annuity basis to employees in various earnings classifications upon retirement at age 65. All benefit amounts shown in such table are subject to offset based upon Social Security earnings.

                              PENSION PLAN TABLE

     AVERAGE
      ANNUAL
   EARNINGS FOR
  THE APPLICABLE         ANNUAL PENSION BENEFITS FOR YEARS OF SERVICE SHOWN
 YEAR-OF-SERVICE   --------------------------------------------------------------
      PERIOD       5 YEARS  10 YEARS 15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS
 ---------------   -------- -------- -------- -------- -------- -------- --------
 $  200,000......  $ 17,000 $ 34,000 $ 51,000 $ 68,000 $ 85,000 $102,000 $119,000
    400,000......    34,000   68,000  102,000  136,000  170,000  204,000  238,000
    600,000......    51,000  102,000  153,000  204,000  255,000  306,000  357,000
    800,000......    68,000  136,000  204,000  272,000  340,000  408,000  476,000
  1,000,000......    85,000  170,000  255,000  340,000  425,000  510,000  595,000
  1,200,000......   102,000  204,000  306,000  408,000  510,000  612,000  714,000
  1,400,000......   119,000  238,000  357,000  476,000  595,000  714,000  833,000
  1,600,000......   136,000  272,000  408,000  544,000  680,000  816,000  952,000

  As of April 1, 1996, the Named Executive Officers were credited with the following years of service under the appropriate plan: Robert J. Darnall--33 years; Neil S. Novich--1 year; Jay M. Gratz--20 years; Carl G. Lusted--28 years; and Stephen E. Makarewicz--2 years.

  Pensions are provided under the Pension Plan to eligible employees (including employees who are Directors or officers) who, at retirement, have met certain service or service and age requirements. In general for salaried employees, benefits are based on years of service and individual earnings for the highest consecutive 36-month period of earnings during the last ten 12-month periods of service prior to retirement. For this purpose, earnings generally consist of salary compensation plus bonus compensation as reported in the Summary Compensation Table.

  The Company has established the Company Supplemental Retirement Plan for Covered Employees (the "Supplemental Plan"), which provides supplemental pension benefits to employees of the Company and its affiliates who participate in the Pension Plan and whose benefits under that plan are limited by certain provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The Supplemental Plan is non-contributory and benefits payable under the Supplemental Plan are paid from the general assets of the Company. However, the Supplemental Plan provides that, for any officer or employee with at least five years of service, with annual compensation in excess of $150,000 and who is age 55 or older, the Company may elect to satisfy its obligations for benefits payable upon retirement at age 65 by (i) the purchase of an annuity contract either prior to or at the time of retirement (and a tax gross-up payment to the officer or employee at the time of purchase) or (ii) the payment of a lump sum amount at the time of retirement. Prior to establishing the Supplemental Plan, certain employees of the Company participated in the ISI Supplemental Retirement Plan for Covered Employees and the ISI Special Retirement Benefit Plan for Covered Employees (collectively, the "ISI Supplemental Plans"). The ISI Supplemental Plans provided benefits similar to the Supplemental Plan. The Company has assumed ISI's liabilities under the ISI Supplemental Plans with respect to current and former employees of the Company.

  All accrued benefits under the Pension Plan vest, and all benefits accrued under the Supplemental Plan will become fully and irrevocably vested and distributable to participants as provided by the terms of such plans then in effect, in the event of a change in control (as defined in those plans) of the Company. Any surplus assets under the Pension Plan are to be used to provide additional benefits in the event of a termination, merger or consolidation of the Pension Plan, or a transfer of assets to another plan, within three years of such a change in control, and limitations have been placed on amendments to the Pension Plan within such three-year period. The Offerings will not, and the Company and ISI anticipate that a Spin-off will not, constitute a change in control under the Pension Plan or the Supplemental Plan.

  Pension benefits are provided to eligible salaried employees of Tull under a separate benefit schedule of the Pension Plan. The maximum annual pension benefits payable under such schedule are approximately 3% higher than those shown in the above table for comparable earnings and service. Stephen E. Makarewicz is covered by the Tull benefit schedule and credited with 10 years of service under that schedule.

INLAND STEEL INDUSTRIES NONQUALIFIED THRIFT PLAN

  The Company also participates in the Nonqualified Thrift Plan, which provides supplemental benefits to employees of ISI and its affiliates who are eligible to participate in the Inland Steel Industries Thrift Plan (the "ISI Thrift Plan") and whose salary reduction contributions to the ISI Thrift Plan are limited by the Code provision which generally restricts the amount of compensation that can be taken into account under the ISI Thrift Plan. Under the Nonqualified Thrift Plan, eligible employees can elect to defer, on a pre-tax basis, between 1% and 10% of their salary. ISI will match 100% of the deferral, up to 5% of the participant's salary. All amounts contributed pursuant to the Nonqualified Thrift Plan are credited to a bookkeeping account and are credited with hypothetical earnings at the rate of interest earned by the assets in the Stable Value Fixed Income Fund (as defined) under the ISI Thrift Plan. Upon termination of a participant's employment, all amounts credited to his account under the Nonqualified Thrift Plan will be paid in a lump sum from the general assets of ISI within 60 days after the first anniversary of his termination of employment. If a participant terminates employment prior to completing five years of service with ISI (other than on account of certain limited events), he will not be entitled to any of the ISI contributions relating to the two-year period prior to the termination of employment. Special payment rules may apply if the participant terminates employment on account of disability or retirement. Interim distributions may be permitted on account of hardship. All benefits under the Nonqualified Thrift Plan become fully vested upon a change in control (as defined) of ISI. The Offerings will not, and the Company and ISI anticipate that a Spin-off will not, constitute a change in control for purposes of the Nonqualified Thrift Plan.

INDIVIDUAL OPTION GRANTS IN 1995

  The following table presents information with respect to (i) individual grants of options for ISI's common stock that were made during 1995 under the ISI Incentive Plan to the Named Executive Officers and (ii) the grant date present value of such options.

                                        INDIVIDUAL GRANTS
                         -----------------------------------------------
                         NUMBER OF   PERCENT OF
                         SECURITIES TOTAL OPTIONS
                         UNDERLYING  GRANTED TO   EXERCISE               GRANT DATE
                          OPTIONS   EMPLOYEES IN  PRICE(2)   EXPIRATION   PRESENT
          NAME           GRANTED(1)  FISCAL YEAR  ($/SHARE)     DATE      VALUE(3)
          ----           ---------- ------------- --------- ------------ ----------
Robert J. Darnall.......   30,000        6.4%      $28.50   May 23, 2005  $376,200
Neil S. Novich..........   14,000        3.0        28.50   May 23, 2005   175,560
Jay M. Gratz............    4,000        0.8        28.50   May 23, 2005    50,160
Carl G. Lusted..........    7,000        1.5        28.50   May 23, 2005    87,780
Stephen E. Makarewicz...    6,000        1.3        28.50   May 23, 2005    75,240

- --------

(1) All options are for ISI common stock and were granted on May 24, 1995. They become exercisable with respect to 50% of the shares after May 24, 1996 and are fully exercisable after May 24, 1997. Options granted in 1995 to each of these executives are transferable, with the advance written consent of ISI's Compensation Committee of the Board of Directors, to (i) a spouse or descendants, (ii) to a trust for the benefit of the optionee, his spouse or descendants or (iii) as a charitable contribution. See "-- Employment and Change in Control Agreements" for provisions relating to payout of options upon a change in control of ISI or the Company. Effective upon consummation of the Offerings, the options for ISI common stock held by the Company's officers and employees will be substituted with options for Class A Common Stock in accordance with the methodology described in Section 424 of the Code and regulations thereunder, provided that the Compensation Committee may determine that any employee may receive Substitute Options with respect to less than all of his or her options on ISI common stock. See "--Ryerson Tull 1996 Incentive Stock Plan."
(2) The exercise price is equal to the average of the high and low price of ISI's common stock on the NYSE Composite Transactions on the date of grant. The exercise price may be paid by delivery of already-owned shares and an optionee may elect to have ISI withhold shares of ISI common stock (or accept already-owned shares) to satisfy tax withholding obligations with respect to option exercises or payments.

(3) In accordance with Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options granted during 1995. Use of this model should not be construed as an endorsement of the model's accuracy at valuing options. The following assumptions were made for purposes of calculating the present value of the options as of the grant date: the option term is ten years, the volatility of ISI's common stock is 35.215% (calculated using daily stock prices for the one-year period prior to the grant date), the ten-year risk-free interest rate is 6.63%, the annualized dividend rate is $0.20 per share and a reduction of approximately 20.16% reflects the probability of (i) forfeiture due to termination prior to vesting and (ii) a shortened option term due to termination of employment prior to the option expiration date. The value of the options granted in 1995 depends upon the actual performance of ISI's common stock during the applicable period; the actual value, if any, that an optionee will realize upon exercise of an option will depend on the excess of the market value of ISI's common stock over the exercise price on the date the option is exercised.

AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END OPTION/SAR VALUES

  The following table presents the number of securities underlying the option/SAR holdings of the Named Executive Officers at the end of 1995 and the value of such holdings. No options for ISI common stock or SARs were exercised by the Named Executive Officers during 1995.

                                                                   VALUE OF
                                                                 UNEXERCISED
                                        NUMBER OF SECURITIES     IN-THE-MONEY
                                       UNDERLYING UNEXERCISED  OPTIONS/SARS AT
                                       OPTIONS/SARS AT FISCAL FISCAL YEAR-END(1)
                                       YEAR-END (EXERCISABLE/   (EXERCISABLE/
                                           UNEXERCISABLE)       UNEXERCISABLE)
                                       ---------------------- ------------------
Robert J. Darnall.....................     125,667/58,333        $101,250/$0
Neil S. Novich........................      17,000/31,000            0/0
Jay M.Gratz...........................      15,467/8,333             0/0
Carl G. Lusted........................      18,300/14,500            0/0
Stephen E. Makarewicz.................      13,750/7,750             0/0

- --------
(1) All such options are for ISI common stock; value is based on the closing price of ISI's common stock on the NYSE Composite Transactions on December 29, 1995.

RYERSON TULL 1996 INCENTIVE STOCK PLAN

  The Company has adopted, and ISI has approved, the Incentive Stock Plan. Long-term incentive compensation grants may be made by the Compensation Committee under the Incentive Stock Plan. These grants and awards may consist of stock options (both incentive and nonqualified), stock appreciation rights, restricted stock awards and performance awards, or combinations thereof. Stock options and stock appreciation rights may be granted at not less than 100% of the fair market value of the Class A Common Stock on the date of grant and are generally exercisable for a period not exceeding ten years. Restricted stock awards, consisting of shares of Class A Common Stock, are contingent on continuing employment with the Company for specified periods, and performance awards, payable in shares of Class A Common Stock or cash, are contingent on the achievement over specified periods of such performance objectives as shall be established by the Compensation Committee. Restricted stock awards may also be contingent upon the achievement of performance measures. Grants and awards made by the Compensation Committee under the Plan are intended to provide executive officers not only with additional incentives for outstanding individual performance but also with the opportunity to acquire an ownership stake in the Company, thereby more closely aligning their interests with those of the stockholders. Upon a change in control (as defined below) of the Company, with certain exceptions: (i) the value of all outstanding stock options, stock appreciation rights and restricted stock awards (whether or not then fully exercisable or vested) will be cashed out at specified prices as of the date of the change in control, except that (a) any stock options or stock appreciation rights outstanding for less than six months will not be cashed out until six months after the applicable date of grant and (b) the Compensation Committee may provide for immediate vesting instead of cashing out of restricted stock awards and (ii) all outstanding performance awards will be cashed out in the amounts and manner determined by the Compensation Committee.

  For purposes of the Incentive Stock Plan, a change in control of the Company shall generally be defined in the same manner as under the Company Agreements. The Offerings will not, and the Company and ISI anticipate that a Spin-off will not, constitute a change in control of the Company for purposes of the Incentive Stock Plan.

  Generally, a participant who is granted a stock option will not be subject to federal income tax at the time of grant and the Company will not be entitled to a tax deduction by reason of such grant. Upon exercise of a nonqualified option, generally the difference between the option price and the fair market value of the Class A Common Stock on the date of exercise will be considered ordinary income to the participant and generally the Company will be entitled to a corresponding tax deduction.

  Upon exercise of an incentive stock option, no taxable income will be recognized by the participant and the Company is not entitled to a tax deduction by reason of such exercise. However, if Class A Common Stock purchased pursuant to the exercise of an incentive stock option is sold within two years from the date of grant or within one year after the transfer of such Class A Common Stock to the participant, then the difference, with certain adjustments, between the fair market value of the Class A Common Stock at the date of exercise and the option price will be considered ordinary income to the participant and generally the Company will be entitled to a corresponding tax deduction. If the participant disposes of the Class A Common Stock after such holding periods, any gain or loss upon such disposition will be treated as a capital gain or loss and the Company will not be entitled to a deduction.

  The maximum number of shares of Class A Common Stock reserved for issuance under the Incentive Stock Plan is 2,300,000, subject to adjustment as provided in the Incentive Stock Plan to reflect certain corporate transactions affecting the number or type of outstanding shares.

  NEW PLAN BENEFITS

  It is currently estimated that approximately 100 Company employees will be eligible to participate in the Incentive Stock Plan. No determinations have been made concerning the issuance of awards under the Incentive Stock Plan, other than the issuances of shares of restricted Class A Common Stock and options to purchase shares of Class A Common Stock in exchange for certain outstanding restricted shares of ISI common stock and options to purchase ISI common stock, as described below.

  Effective upon consummation of the Offerings, shares of restricted stock under the Incentive Stock Plan will be substituted for outstanding shares of restricted stock that have been granted to employees of the Company under the Inland 1995 Incentive Stock Plan and prior ISI plans (collectively, the "ISI Incentive Plans"). Generally, the number of restricted shares of Class A Common Stock to be substituted shall bear the same ratio to the number of restricted shares of ISI common stock held by the employee as the average value (defined below) of a share of ISI common stock bears to the average value of a share of Class A Common Stock. Average value with respect to a share of ISI common stock or Class A Common Stock means the average closing price of such stock for the first ten trading days following the consummation of the Offerings. Similarly, options granted under the Incentive Stock Plan ("Substitute Options") will be substituted for outstanding options granted to employees of the Company under the ISI Incentive Plans, with the number of shares of Common Stock that will be subject to the Substitute Options and the exercise price thereof determined in accordance with Section 424 of the Code and regulations thereunder. The Compensation Committee may determine, however, that any employee may receive restricted shares of Class A Common Stock or Substitute Options with respect to less than all of his or her outstanding restricted stock or options under the ISI Incentive Plans.

  The following table sets forth the number of shares of restricted Class A Common Stock and the number of shares of Class A Common Stock subject to options to be substituted for restricted shares of ISI common stock and options to purchase ISI common stock (assuming that as of the applicable valuation date the value of a share of ISI common stock is $22.875 (the last reported sales price on the NYSE on May 21, 1996), that the value of a share of Class A Common Stock is $17.50 (the mid-point of the offering range set forth on the cover page of this Prospectus) and that no shares of ISI common stock or options to purchase shares of ISI common stock held by Company officers who are also ISI officers will be converted into shares of restricted Class A Common Stock or options to purchase shares of Class A Common Stock for
(i) the Named Executive Officers, (ii) the Company's executive officers, as a group, and (iii) all employees, including all current officers who are not executive officers of the Company, as a group.

                    RYERSON TULL 1996 INCENTIVE STOCK PLAN

                                                      NUMBER OF    NUMBER OF
                                                      SHARES OF     SHARES
                                                      RESTRICTED    SUBJECT
                  NAME AND POSITION                    STOCK(1)  TO OPTIONS(1)
                  -----------------                   ---------- -------------
Robert J. Darnall....................................        0            0
 Chairman and Director
Neil S. Novich.......................................   14,117      117,643
 President, Chief Executive Officer and Director
Jay M. Gratz.........................................        0            0
 Vice President, Finance, Chief Financial Officer and
  Director
Carl G. Lusted.......................................    3,660       70,324
 President, Ryerson Central
Stephen E. Makarewicz................................    2,876       51,632
 President, Tull
Executive Group......................................   31,633      418,645
Non-Executive Officer Employee Group.................    7,516      452,253

- --------

(1) Assumes that no shares of restricted ISI common stock or options to purchase shares of ISI common stock held by Company officers who are also ISI officers will be converted into shares of restricted Class A Common Stock or options to purchase shares of Class A Common Stock.

                             RELATIONSHIP WITH ISI

DIVIDENDS

  Prior to the consummation of the Offerings, the Company will declare a dividend payable in cash to ISI in an amount equal to the estimated net proceeds of the Offerings (estimated to be $84.4 million at an assumed initial offering price of $17.50 per share (the mid-point of the price range set forth on the cover page of this Prospectus)) and a dividend consisting of the Note Payable. The net proceeds of the Offerings will be used to pay the dividend and will not be available to the Company. All of the net proceeds of the Note Offering, if consummated, together with a portion of the Company's available cash and/or borrowings under credit facilities, will be used to discharge the Note Payable. In the event that the Note Offering is not consummated, the Note Payable will remain an obligation of the Company, and must be repaid with cash generated from operations and/or from the proceeds of future financings, the source, nature and amount of which cannot currently be determined. On May 20, 1996, the Company paid the May 1996 Dividend.

SHARED MANAGEMENT

  Mr. Darnall, Chairman of the Board and a Director, Mr. Gratz, Vice President, Finance, Chief Financial Officer and a Director, Ms. Avril, Treasurer, and Mr. Salowitz, Secretary, are also executive officers of ISI. Upon consummation of the Offerings, the Company and ISI also will have four common Directors. The Company expects that such arrangements will continue for the foreseeable future following the consummation of the Offerings. Until May 1996, Mr. Novich, President, Chief Executive Officer and a Director, was also an executive officer of ISI. See "Management--Executive Officers and Directors."

POTENTIAL DISTRIBUTION AND OTHER TRANSACTIONS

  Immediately following the consummation of the Offerings, the Company will continue to be controlled by ISI, which will beneficially own all of the outstanding Class B Common Stock, representing approximately 96.3% of the aggregate voting power of all of the Company's outstanding Common Stock (95.8% if the over-allotment options granted to the Underwriters are exercised in full). ISI has advised the Company that after the consummation of the Offerings, ISI may hold such stock indefinitely, may distribute all or a part of such stock (in the form of Class A Common Stock) to ISI's stockholders by means of a Spin-off or may sell such stock (in the form of Class A Common Stock) to third parties in one or more transactions, although it has no commitments or understandings to do any of the foregoing. See "Description of Capital Stock-- Common Stock--Conversion Rights." The completion of any such transaction would be subject to a number of factors, including a determination by the Board of Directors of ISI that such a transaction would be in the best interest of its stockholders, and in the case of a Spin-off, could be subject to the receipt of a favorable ruling from the IRS or an opinion of counsel as to the tax-free nature of such transaction. Substantially all of the shares of Class A Common Stock distributed in such Spin-off or sale could be eligible for immediate resale in the public market. See "Shares Eligible for Future Sale--Potential Distribution and Other Transactions."

SUPPLY ARRANGEMENTS

  During 1995, the Company purchased approximately 400,000 tons of steel having a value of $177 million from ISC, a wholly-owned subsidiary of ISI. Purchases of steel from ISC amounted to $174 million in 1993 and $184 million in 1994. The terms of these arrangements were negotiated between the Company and ISC and are similar to other large supply arrangements the Company has with other suppliers. The Company expects to continue purchasing significant amounts of material from ISC, although there can be no assurances that such purchases will continue. All future transactions, if any, will continue to be on an arm's length basis. ISC also buys material from the Company, which purchases amounted to approximately $11 million in each of 1993 and 1994 and approximately $12 million in 1995, and may continue to buy material from the Company in the future.

SUPPORT SERVICES; INDEMNIFICATION AND CORPORATE SEPARATENESS

  Concurrent with the consummation of the Offerings, the Company and ISI will enter into a corporate separation agreement (the "Corporate Separation Agreement") relating to, among other things, the provision of support services by ISI to the Company, indemnification by and between the Company and ISI, and procedures intended to maintain separation between the Company and ISI.

  In the past, ISI has provided certain support services to the Company in the following areas: finance (including tax administration, cash management, pension and employee benefit plan administration, auditing and corporate communications), legal (including public affairs and corporate secretary), human resources and information technology, as well as senior management services. Charges by ISI to the Company for these services amounted to $7.4 million in each of 1993 and 1994 and $6.8 million in 1995. The Corporate Separation Agreement provides that ISI will continue to provide these services to the Company for a period of five years, cancellable by either party upon 60 days written notice to the other party or immediately by mutual consent of the parties. The Corporate Separation Agreement provides that, consistent with past practice, specific distinguishable costs incurred by ISI in providing services to the Company will be charged to the Company and that other support costs will be allocated to the Company based on the percentage of ISI consolidated operating assets attributable to the Company.

  The Corporate Separation Agreement also provides that the Company on the one hand, and ISI and its other subsidiaries on the other, will indemnify each other for losses, claims and damages that they may suffer or for which they may become liable, including those relating to tax, environmental, ERISA and pension liabilities, that arise out of the relationship of the parties prior to the Offerings or as a result of ISI's control of the Company.

  Provisions intended to maintain the existence of the Company and ISI as separate corporate entities also are included in the Corporate Separation Agreement. Such provisions provide that, among other things: other than the Company's Chairman, no more than one-half of the Company's executive officers will be officers or employees of ISI or any of its other subsidiaries; the Company and ISI each will maintain its assets separate from those of the other and the other's subsidiaries; the Company and ISI each will account for and manage its liabilities separately from those of the other and the other's subsidiaries; the Company will maintain offices separate from the offices of ISI and ISI's other subsidiaries; and, other than the ESOP Guarantee, the Company and ISI each will not pledge its assets for the benefit of, or grant guarantees or otherwise hold out its credit as being available to satisfy the obligations of, the other or any of the other's subsidiaries. These provisions automatically terminate when ISI's voting control falls below 50% of all votes that may be cast by the holders of Class A Common Stock and Class B Common Stock voting together as a class.

TAX SHARING ARRANGEMENTS

  The Company, ISI and ISC are parties to a tax-sharing agreement under which current and deferred federal income tax provisions are determined for each company in the ISI group on a stand-alone basis. Any current tax liability for any member of the ISI group, including the Company, is paid to ISI. If the Company is unable to use all of its allocated tax attributes (net operating loss and tax credit carryforwards) in a given year but other companies in the consolidated group are able to utilize them, then ISI will pay the Company for the use of such tax attributes. A state tax sharing agreement, similar to the agreement described above with respect to federal taxes, also exists with ISI for those states in which the consolidated group is charged state taxes on a unitary or combined basis.

CROSS-LICENSE AGREEMENT

  Prior to the consummation of the Offerings, the Company and ISI will enter into a cross-license agreement (the "Cross-License Agreement") pursuant to which the Company will license on a royalty- free basis the "Ryerson" tradename for use in Inland International Inc. and its affiliates and pursuant to which ISI will license on a royalty-free basis the ISI "red diamond" trademark for use by the Company. The Cross-License Agreement terminates automatically (i) upon the sale or transfer by Ryerson Tull, in one or more transactions, of assets or earning power aggregating 50% or more of the assets or earning power of Ryerson Tull to any person other than ISI or any of ISI's wholly-owned subsidiaries or (ii) at any time that the number of outstanding shares of Class B Common Stock represents less than 50% of the total number of outstanding shares of Class A Common Stock and Class B Common Stock. The Cross-License Agreement may also be terminated by either party upon 60 days written notice to the other party or immediately by mutual consent of Ryerson Tull and ISI.

GUARANTOR ARRANGEMENT

  Ryerson is the guarantor of the ESOP Trust's obligation to repay principal amounting to $110.8 million as of March 31, 1996 plus accrued interest. The notes are payable in installments through July 2004 and bear interest rates ranging from 7.96% to 8.80%. Ryerson could be required to make payments pursuant to the guarantee after a failure by ISI to provide funds to cover any deficiency in the ESOP Trust.

PENSIONS

  Prior to April 30, 1996, certain Company employees were eligible to participate in the ISI Pension Plan. In 1995, ISI elected to change the measurement date for pension plan assets and liabilities from December 31 to September 30 in order to provide for more timely information and to achieve administrative efficiencies in the collection of data. The change in the measurement date had no effect on 1995 pension expense and had an immaterial impact on the 1995 funded status. At September 30, 1995, the market value of the ISI Pension Plan assets totaled $1.92 billion. The ISI Pension Plan's accumulated benefit obligation as of such date was $1.96 billion and the projected benefit obligation as of such date was $2.05 billion. For financial reporting purposes, the funded status of the ISI Pension Plan has appeared very volatile over the past several years. This volatility is due to significant fluctuations in the interest rate on high-grade fixed-income obligations that must be used for valuing pension liabilities. This rate increased from 7.25% in 1993, a twenty year low, to 8.8% in 1994 and decreased to 7.75% in 1995. ISI was required to record a $102.6 million additional pension liability, offset by an intangible pension asset, on its year-end 1995 balance sheet. In 1995, ISI contributed 3.9 million shares of its common stock with an estimated aggregate value of $100 million to the ISI Pension Plan. This contribution, ISI's first since 1984, strengthened the plan's funded status. In 1995, the Company paid $13.1 million to ISI for its share of this contribution.

  Effective April 30, 1996, that portion of the ISI Pension Plan covering the Company's current and former employees was separated and became the Pension Plan. The Pension Plan assumed the liabilities of the ISI Pension Plan attributed to current and former Company employees and a corresponding percentage of the assets. If the Pension Plan had been in existence at the September 30, 1995 valuation date of the ISI Pension Plan, the Company's projected benefit obligation would have been $266 million and the Company's share of the Pension Plan assets would have been $249 million, resulting in an under-funding of $17 million for financial reporting purposes. However, under ERISA funding guidelines, which take a longer term view in determining the interest rate to use in valuing liabilities, no contribution will be required for the ISI Pension Plan or the Pension Plan in 1996. The separation will not have a material impact on the financial statements of the Company.

                             PRINCIPAL STOCKHOLDER

  Prior to the consummation of the Offerings, ISI will own all of the outstanding shares of the capital stock of the Company. Upon consummation of the Offerings, ISI will own 100% of the Class B Common Stock and, accordingly, will own Common Stock representing approximately 86.7% of the economic interest in the Company (85% if the Underwriters' over-allotment options are exercised in full) and representing approximately 96.3% of the combined voting power of the Company's outstanding Common Stock (or 95.8% if the Underwriters over-allotment options are exercised in full). The address of ISI is 30 West Monroe Street, Chicago, Illinois 60603.

                            OWNERSHIP OF ISI STOCK

  The following table presents, as of May 21, 1996, the ISI equity securities beneficially owned (as that term is defined by the Commission) by all Directors of the Company, the Named Executive Officers of the Company and the Directors and executive officers as a group, in each case, except as indicated, with sole voting and investment power. ISI common stock, in each case, includes ISI preferred stock purchase rights distributed in 1987 to holders of ISI common stock. The shares of ISI Series E ESOP Convertible Preferred Stock (the "ISI Series E ESOP Preferred Stock") shown as beneficially owned by the executive officers are held for their respective accounts in the ISI Thrift Plan and could be converted upon retirement or other termination of employment into an equal number of shares of ISI common stock (subject to adjustment in certain events). Excluded from the number of shares of ISI Series E ESOP Preferred Stock listed as beneficially owned are allocated shares of ISI Series E ESOP Preferred Stock that the ESOP Trustee is required to vote or dispose of in the manner and proportion in which allocated shares are directed to be voted or disposed of.

                                                         AMOUNT AND NATURE
                               AMOUNT AND NATURE OF        OF BENEFICIAL
                               BENEFICIAL OWNERSHIP  OWNERSHIP OF ISI SERIES E
                              OF ISI COMMON STOCK(1)  ESOP PREFERRED STOCK(2)
                              ---------------------- -------------------------
Robert J. Darnall............        230,102                   1,791
Neil S. Novich...............         51,899                     339
Jay M. Gratz.................         29,200                   1,076
Carl G. Lusted...............         34,965                   1,240
Stephen E. Makarewicz........         22,699                     427
All Directors and Executive
 Officers as a Group
 (13 persons)................        486,116                  10,338

(1) Excludes shares of ISI common stock into which ISI Series E ESOP Preferred Stock may be converted. No Director or Named Executive Officer individually owns 1% or more of the outstanding ISI common stock; all Directors and executive officers as a group own 1% of the outstanding ISI common stock. Includes shares held jointly with other persons, as follows--Mr. Darnall-290 and all Directors and executive officers as a group-1,281; shares which the following have the right to acquire under options exercisable within 60 days of May 1, 1996--Mr. Darnall-169,000, Mr. Novich-41,000, Mr. Gratz-21,800, Mr. Lusted-29,300, Mr. Makarewicz-18,500, and all Directors and executive officers as a group--377,035; and shares of ISI common stock held under restricted stock awards as follows-- Mr. Darnall-12,000, Mr. Novich-10,800, Mr. Gratz-4,400, Mr. Lusted-2,800,
    Mr. Makarewicz-2,200, and all Directors and executive officers as a group-44,600. Also includes 250 shares of ISI common stock held by the spouse of an executive officer, for which beneficial ownership is disclaimed.

(2) Each Named Executive Officer individually owns, and all executive officers as a group collectively own, less than 1% of the ISI Series E ESOP Preferred Stock.

                            PROPOSED NOTE OFFERING

  The Company proposes to offer publicly $150 million aggregate principal amount of its Notes due 2001 and $100 million aggregate principal amount of its Notes due 2006, which will be unsecured obligations of the Company. The net proceeds to the Company from the Note Offering (after deducting underwriting discounts and expenses paid by the Company) are estimated to be approximately $243.8 million. All of such proceeds of the Note Offering, if consummated, together with the Company's available cash and borrowings under credit facilities, will be used to discharge the Note Payable that will be declared as a dividend to ISI prior to the Offerings. The indenture governing the Notes is expected to include covenants that may affect the conduct of future business and restrictions on dividends and other distributions on the Company's capital stock. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Financing." Because the Note Offering is subject to a variety of market, economic and other factors, there can be no assurance that the Note Offering will be consummated. It is expected that the Note Offering will be consummated shortly after the consummation of the Offerings.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  Prior to the consummation of the Offerings, the Company will amend and restate its Certificate of Incorporation (as so amended and restated, the "Certificate of Incorporation") to, among other things, effect the Recapitalization pursuant to which the one issued share of the Company's common stock, par value $1.00 per share, currently outstanding will be exchanged for 34,000,000 shares of Class B Common Stock.

  Under the Certificate of Incorporation, the authorized capital stock of the Company consists of 100,000,000 shares of Class A Common Stock, 34,000,000 shares of Class B Common Stock and 16,000,000 shares of preferred stock, $1.00 par value (the "Preferred Stock"). Upon consummation of the Offerings, there will be 5,220,000 shares of Class A Common Stock (6,000,000 shares if the Underwriters' over-allotment options are exercised in full), 34,000,000 shares of Class B Common Stock and no shares of Preferred Stock outstanding. The Company has reserved for issuance 416,200 shares of Preferred Stock to be issued as shares of Series A Participating Preferred Stock, par value $1.00 per share (the "Junior Participating Preferred Shares") pursuant to the Rights Agreement (as defined herein). All outstanding shares will be fully paid and non-assessable. Under the Certificate of Incorporation, the Company may not issue any additional shares of Class B Common Stock other than in the form of a distribution or stock split on the shares of Class B Common Stock, as more fully described below.

COMMON STOCK

  VOTING RIGHTS

  The holders of Class A Common Stock have one vote per share and the holders of the Class B Common Stock have four votes per share on all matters voted upon by the stockholders of the Company. Except as otherwise required by law, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class with respect to all matters submitted for a vote of stockholders. Under the Delaware GCL, the holders of Class A Common Stock are entitled to vote together as a single class and the holders of Class B Common Stock are entitled to vote together as a single class on any proposal to amend the Certificate of Incorporation to adversely alter or change the powers, preferences or special rights of the Class A Common Stock or the Class B Common Stock, respectively. Shares of Class A Common Stock and Class B Common Stock do not have cumulative voting rights.

  Until such time as a sufficient number of shares of Class B Common Stock are converted to shares of Class A Common Stock or the Company issues a sufficient number of shares of Class A Common Stock to dilute the voting power of ISI or any subsequent holder or holders of the Class B Common Stock, ISI or such holder or holders of Class B Common Stock will have the power to defeat any attempt to acquire control of the Company even though such a change in control may be favored by stockholders holding substantially more than a majority of the Company's outstanding shares of Class A Common Stock. This may have the effect of precluding holders of Class A Common Stock from receiving any premium above market price for their shares which may be offered in connection with any such attempt to acquire control. ISI, or any subsequent holder or holders of Class B Common Stock, will also generally have the power to effect certain fundamental corporate changes, such as a sale of substantially all of the Company's assets, a merger of the Company or an amendment to the Certificate of Incorporation that does not adversely alter or change the powers, preferences or special rights of Class A Common Stock, without the approval of holders of Class A Common Stock.

  DIVIDEND RIGHTS

  Each share of Class A Common Stock and Class B Common Stock is entitled to dividends if, as and when dividends are declared by the Board of Directors. Any dividend declared and payable in cash, capital stock of the Company or other property must be paid equally on a share for share basis on Class A Common Stock and Class B Common Stock, except as described below. Dividends and distributions payable in shares of Class A Common Stock may be paid only on shares of Class A Common Stock, and dividends and distributions payable in shares of Class B Common Stock may be paid only on shares of Class B Common Stock. If a dividend or distribution payable in shares of Class A Common Stock is made on Class A Common Stock, a simultaneous and equivalent dividend or distribution in shares of Class B Common Stock must be made on Class B Common Stock. If a dividend or distribution payable in shares of Class B Common Stock is made on Class B Common Stock, a simultaneous and equivalent dividend or distribution in shares of Class A Common Stock must be made on Class A Common Stock.

  CONVERSION RIGHTS

  The Class A Common Stock is not convertible. Each share of Class B Common Stock is convertible into one share of Class A Common Stock at any time at the option of the holder thereof. All of the outstanding shares of the Class B Common Stock will automatically convert into shares of Class A Common Stock immediately (i) upon the consolidation or merger of the Company into another entity, (ii) upon the consolidation or merger of another entity into the Company where the Company is the surviving entity and, in connection with such merger, all or part of the Class A Common Stock and Class B Common Stock is changed into or exchanged for stock or other securities of any other entity or cash or any other property, (iii) upon the sale or transfer by the Company, in one or more transactions, of assets or earning power aggregating 50% or more of the assets or earning power of the Company to any person or persons or
(iv) at any time that the number of outstanding shares of Class B Common Stock represents less than 50% of the total number of outstanding shares of Class A Common Stock and Class B Common Stock.

  LIQUIDATION RIGHTS

  The holders of the Class A Common Stock and the holders of the Class B Common Stock are entitled to participate equally on a share for share basis in all distributions to the holders of Common Stock in any liquidation, distribution or winding up of the Company, subject to the rights of the holders of any series of Preferred Stock.

  PREEMPTIVE RIGHTS

  Neither the holders of Class A Common Stock nor the holders of Class B Common Stock have preemptive rights to purchase shares of any class of the Company's capital stock.

  REDEMPTION AND SINKING FUND PRIVILEGES

  Neither the holders of the Class A Common Stock nor the holders of the Class B Common Stock have any redemption or sinking fund privileges.

  The rights, preference and privileges of holders of both classes of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

  TRANSFER RESTRICTION

  Any shares of Class B Common Stock transferred by the holder of such Class B Common Stock to any person other than a person owning 100% of such holder's capital stock or a wholly-owned direct or indirect subsidiary of such holder will automatically convert into shares of Class A Common Stock upon such transfer.

  REGISTRAR AND TRANSFER AGENT

  Harris Trust and Savings Bank, Chicago, Illinois is the registrar and transfer agent for the Common Stock.

PREFERRED STOCK

  The Certificate of Incorporation authorizes the Board of Directors to create and issue one or more series of Preferred Stock and determine the rights and preferences of each series, to the extent permitted by the Certificate of Incorporation and applicable law. Among other rights, the Board of Directors may determine: (i) the number of shares constituting the series and the distinguishing designation of the series; (ii) whether the shares shall have voting rights in addition to the voting rights provided by law and, if so, the terms and extent of such voting rights; (iii) whether the shares shall be convertible into or exchangeable for other securities of the Company at the option of the Company or at the option of the holder or holders thereof or upon the happening of a specified event or events, and the terms and conditions of the conversion or exchange, including provision for adjustment of the conversion or exchange rate in circumstances determined by the Board of Directors; (iv) whether the shares may be redeemed at the option of the Company or at the option of the holder or holders thereof or upon the happening of a specified event or events, and the terms and conditions of the conversion or exchange, and, if so, the terms and conditions on which they may be redeemed (including, without limitation, the dates upon or after which they may be redeemed and the price or prices at which they may be redeemed, which price or prices may be different in different circumstances or at different redemption dates); (v) the dividend rate, or the method of determining such rate, on the shares, if any, any conditions upon which such dividends shall be paid, the date or dates on which such dividends shall be payable, the manner of calculating any dividends, and the preference of any dividends; (vi) the rights of shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company and the rights or priority of shares on the distribution of assets on dissolution; and
(vii) any other relative rights, preferences, limitations and powers of that series. The holders of any series of Preferred Stock will not have preemptive rights to purchase shares of any class of the Company's capital stock.

  The Junior Participating Preferred Shares which would be issuable upon exercise of Rights (as defined herein) distributed pursuant to the Rights Agreement (should the Rights become exercisable) would not be redeemable. Each Junior Participating Preferred Share would entitle the holder thereof to receive a preferential quarterly dividend equal to (i) the greater of $1.00 or 100 times the aggregate per share amount of all cash dividends declared on the Class A Common Stock during such quarter (ii) plus 100 times the aggregate per share amount (payable in kind) of all non-cash dividends and other distributions (other than in shares of Class A Common Stock or a subdivision of the outstanding shares of Class A Common Stock) declared on the Class A Common Stock during such quarter, in each case adjusted to give effect to any dividend on the Class A Common Stock payable in shares of Class A Common Stock or any subdivision or combination of the Class A Common Stock (each, a "Dilution Event"). Each one one-hundredth of a Junior Participating Preferred Share would entitle the holder thereof to one vote (adjusted to give effect to any Dilution Event) on all matters submitted to a vote of the stockholders of the Company, voting together as a single class with the holders of the Class A Common Stock and the holders of any other class of capital stock having general voting rights. If at any time dividends payable on the Junior Participating Preferred Shares are in arrears and unpaid in an amount equal to or exceeding the amount of dividends payable thereon for six quarterly dividend periods, the holders of Junior Participating Preferred Shares (voting separately as a class with the holders of any other class of Preferred Stock with dividends similarly in arrears) will have the exclusive right at a special meeting of stockholders or at the Company's next annual meeting of stockholders to elect two Directors, such Directors to be in addition to the number of Directors constituting the Board of Directors immediately prior to the accrual of such right. Such voting right will continue until all dividends accumulated and payable on the Junior Participating Preferred Shares have been paid in full, at which time such voting right will terminate, subject to re-vesting in the event of a subsequent similar arrearage. Upon any termination of such voting right, subject to the requirements of the Delaware GCL, the term of office of all of the Directors elected by the holders of the Junior Participating Preferred Shares will terminate. In the event of liquidation of the Company, the holder of each Junior Participating Preferred Share would be entitled to receive a preferential liquidation payment equal to $1.00 per share (adjusted to give effect to any Dilution Event) plus an amount equal to any accrued and unpaid dividends and distributions on such Junior Participating Preferred Share, whether or not declared, to the date of such payment, and to participate ratably in the distribution of any assets of the Company remaining after the holders of the Class A Common Stock have received a liquidation payment of $.01 per share of Class A Common Stock at a ratio of 100 to 1, adjusted to give effect to any Dilution Event. In the event of any merger, consolidation or other transaction in which the outstanding shares of Class A Common Stock of the Company are exchanged for or converted into other stock, securities, cash or other property, each Junior Participating Preferred Share would be similarly exchanged for or converted into 100 times the aggregate amount of such stock, securities, cash or other property for or into which each share of the Class A Common Stock is exchanged or converted, adjusted to give effect to any Dilution Event.

CORPORATE GOVERNANCE

  The Certificate of Incorporation contains several provisions intended to maintain separation between the Company and ISI. The Certificate of Incorporation requires that beginning 60 days from the date of consummation of the Offerings, when any shares of Class A Common Stock are outstanding, at least one-third of the Directors be Independent Directors, except as provided in the following sentence. In the event that a vacancy occurs in a position held by an Independent Director, the Company shall have six months to fill such vacancy with an Independent Director. An Independent Director is defined in the Certificate of Incorporation as a person who is not, and who has not within the previous 12 months been, an officer or employee of the Company or an officer, Director or employee of ISI or any of ISI's other subsidiaries or affiliates, or an owner of more than 5% of ISI's outstanding common stock or of any of ISI's subsidiaries or affiliates. The Certificate of Incorporation also requires, when any shares of Class A Common Stock are outstanding, the affirmative vote of a majority of the Directors, including at least two-thirds of the Independent Directors, to commence or consent to a voluntary bankruptcy proceeding involving the Company. The Certificate of Incorporation requires, when any shares of Class A Common Stock are outstanding, the affirmative vote of a majority of the Directors, including at least two-thirds of the Independent Directors, to merge or consolidate the Company with or into any other entity unless the surviving entity is not affiliated with ISI or has a charter with provisions comparable to those described in this paragraph. Finally, the Certificate of Incorporation requires that, when any shares of Class A Common Stock are outstanding, the Independent Directors review transactions between ISI or ISI's other subsidiaries or affiliates and the Company entered into since the preceding meeting of the Board of Directors where the amount involved exceeds $25 million, other than transactions pursuant to agreements entered into in connection with the Offerings, to determine whether such transactions were on a basis at least as favorable as that which could have been obtained from an unaffiliated third party and to report such findings to the Board of Directors. See "Relationships with ISI." The foregoing provisions may be amended only with the approval of the holders of a majority of the shares of Class A Common Stock then outstanding and will terminate automatically when ISI's voting control falls below 50% of all of the votes that may be cast by the holders of Class A Common Stock and Class B Common Stock voting together as a class.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND CERTIFICATE OF INCORPORATION AND BY-
LAWS

  The Certificate of Incorporation, the By-Laws and Section 203 of the Delaware GCL contain certain provisions that may make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of the Company to negotiate with the Board of Directors. However, these provisions could have the effect of discouraging a prospective acquiror from making a tender offer or otherwise attempting to obtain control of the Company. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares or could depress the market price of the shares of the Class A Common Stock.

  DELAWARE GENERAL CORPORATION LAW AND BUSINESS COMBINATION PROVISION

  Section 203 of the Delaware GCL prohibits certain "business combination" transactions between certain publicly-held Delaware corporations, such as the Company after the Offerings, and any "interested stockholder" for a period of three years after the date on which the latter became an interested stockholder, unless (i) prior to that date either the proposed business combination or the proposed acquisition of stock resulting in its becoming an interested stockholder is approved by the Board of Directors, (ii) in the same transaction in which it becomes an interested stockholder, the interested stockholder acquires at least 85% of those shares of the voting stock of the corporation that are not held by the Directors, officers or certain employee stock plans or (iii) the business combination with the interested stockholder is approved by the Board of Directors and also approved at a stockholders' meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation's voting stock other than shares held by the interested stockholder. An "interested stockholder" is defined in Section 203 of the Delaware GCL, with certain exceptions, as any person that (i) is the owner of 15% or more of the outstanding voting stock of a corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which the determination is to be made as to such person's status as an interested stockholder.

  AVAILABILITY OF SHARES OF CAPITAL STOCK FOR FUTURE ISSUANCE

  The availability for issue of shares of Preferred Stock and authorized but unissued Class A Common Stock by the Company without further action by stockholders (except as may be required by NYSE or other applicable regulations) could be viewed as enabling the Board of Directors to make more difficult a change in control of the Company. The issuance of warrants or rights to acquire shares of Preferred Stock or Class A Common Stock may discourage or defeat unsolicited stock accumulation programs and acquisition proposals, and the issuance of shares in a private placement or public offering to dilute or deter stock ownership of persons seeking to obtain control of the Company may have a similar effect. The Company has no present plans to issue any shares of Preferred Stock or Class A Common Stock other than as offered hereby or as contemplated under the Incentive Stock Plan and Directors' Compensation Plan.

  NO ACTIONS BY WRITTEN CONSENT; SPECIAL MEETINGS

  The Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation provides that, except as otherwise required by law, special meetings of the stockholders can only be called by a majority of the entire Board of Directors, the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors or the President. Only those matters set forth on the notice of the special meeting may be considered or acted upon at such special meeting, except as otherwise provided by law.

  CLASSIFIED BOARD OF DIRECTORS AND RELATED PROVISIONS

  The Certificate of Incorporation provides that the Board of Directors is divided into three classes of Directors serving staggered three-year terms. As a result, approximately one-third of the Company's Board of Directors will be elected each year. See "Management--Executive Officers and Directors." The classified board provision may prevent a party who acquires control of a majority of the outstanding voting stock of the Company from obtaining control of the Board of Directors until the second annual stockholders' meeting following the date the acquiror obtains the controlling interest. The Certificate of Incorporation also requires that the Independent Directors be allocated as evenly as possible among the classes of Directors.

  The Certificate of Incorporation provides that the number of Directors will not be less than three and that the Directors will have the exclusive power to set the exact number of Directors from time to time by resolution adopted by vote of a majority of the entire Board of Directors. The Certificate of Incorporation further provides that Directors may be removed only for cause by the affirmative vote of the holders of at least 80% of the votes that could be cast by the holders of all shares of capital stock of the Company entitled to vote for the election of Directors at a meeting duly called for such purpose. This provision, in conjunction with the provisions of the Certificate of Incorporation authorizing the Board of Directors to fill vacant directorships, may prevent stockholders from removing incumbent Directors without cause and filling the resulting vacancies with their own nominees.

  The foregoing provisions of the Certificate of Incorporation may be changed only by the affirmative vote of holders of at least 80% of the votes that could be cast by the holders of all shares of capital stock of the Company entitled to vote on such matters at a meeting duly called for such purpose.

  STOCKHOLDER PROPOSALS

  The By-Laws provide that, if a stockholder desires to submit a proposal at an annual or special stockholders' meeting or to nominate persons for election to the Board of Directors, the stockholder must submit notice to the Company at least 90 days but not more than 115 days prior to the meeting or within 15 days after notice of a meeting is sent or given to stockholders by the Company if such notice is sent or given less than 105 days in advance of such meeting. Notices of stockholder proposals must set forth the reasons for conducting such business, the name and address of the person proposing such business, the class and number of shares of capital stock of the Company beneficially owned by such stockholder and any material interest of the stockholder in such business. Director nomination notices must set forth: (i) as to each person whom the stockholder proposes to nominate for election or re-election as a Director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Company beneficially owned by the person, (d) such person's signed consent to serve as a Director if elected and (e) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Exchange Act; and (ii) as to the stockholder giving the notice, (a) the name and record address of such stockholder and (b) the class and number of shares of capital stock of the Company beneficially owned by such stockholder. The presiding officer of the meeting may refuse to acknowledge a proposal or nomination not made in compliance with the procedures contained in the By-Laws.

  The advance notice requirements regulating stockholder nominations and proposals may have the effect of precluding a contest for the election of Directors or the introduction of a stockholder proposal if the established procedures are not followed.

  The foregoing provisions of the By-Laws may be changed by the Board of Directors or by the stockholders only upon the affirmative vote of the holders of 80% of the votes that could be cast by the holders of all shares of capital stock of the Company entitled to vote on such matters at a meeting duly called for such purpose.

RIGHTS PLAN

  Prior to the consummation of the Offerings, the Board of Directors will declare a dividend distribution of one right (a "Right") for each outstanding share of Common Stock of the Company to stockholders of record at the close of business on the date the shares of Common Stock are first offered to the public (the "Record Date") and will further authorize the issuance of one right for each share of Common Stock that shall become outstanding between the Record Date and the earlier of the Final Expiration Date (as defined herein) and the date the Rights are redeemed. Except as described below, each Right, when exercisable, entitles the registered holder thereof to purchase from the Company one one-hundredth of a Junior Participating Preferred Share, at a
price of $    per one one-hundredth of a share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent. A copy of the Rights Agreement has been filed with the Commission as an exhibit to the registration statement of which this Prospectus is a part. This summary of certain provisions of the Rights Agreement and the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

  Initially, the Rights will be evidenced by Common Stock certificates representing shares then outstanding, and no separate certificates evidencing the Rights will be distributed. Until the later of (i) the Effective Date (as defined herein) and (ii) the earlier to occur of (a) ten days following a public announcement that a person or group of affiliated or associated persons, with certain limited exceptions (an "Acquiring Person"), has acquired, or obtained the right to acquire, beneficial ownership of capital stock of the Company representing 10% or more of the voting power of the Company (the "Shares Acquisition Date") or (b) 15 business days (or such later date as may be determined by action of the Board of Directors prior to the time that any person becomes an Acquiring Person) following the commencement of (or a public announcement of an intention to make) a tender or exchange offer if, upon consummation thereof, such person or group would be the beneficial owner of capital stock of the Company representing 10% or more of the voting power of the Company (such earlier date being called the "Distribution Date"), the Rights will be evidenced by the Common Stock certificates and not by separate certificates. The "Effective Date" is the close of business on the first date that ISI and its affiliates and associates, in the aggregate, collectively beneficially own capital stock of the Company then outstanding representing less than 50% of the voting power of the Company.

  The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with, and only with, the Common Stock. Until the Distribution Date (or earlier redemption, expiration or termination of the Rights), the transfer of any Common Stock certificates will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, such separate Right Certificates alone will evidence the Rights.

  The Rights are not exercisable until the Distribution Date, and will expire upon the earliest of (i) the close of business on the tenth anniversary of the date of the Rights Agreement (the "Final Expiration Date"), (ii) the redemption of the Rights by the Company as described below or (iii) the exchange of all Rights for Common Stock as described below.

  A person will not become an Acquiring Person under the Rights Agreement if such person is the Company or an affiliate of the Company or obtained 10% or more of the voting power of the Company through (i) an issuance of Common Stock by the Company directly to such person (for example, in a private placement or an acquisition by the Company in which Common Stock is used as consideration), (ii) a repurchase by the Company of Common Stock or (iii) a sale by ISI of Class B Common Stock, provided in each case that such person does not acquire any additional shares of Common Stock. The Rights Agreement also provides that ISI and its affiliates and associates will in no event be deemed to be an Acquiring Person prior to the first date that ISI and its affiliates and associates, in the aggregate, collectively beneficially own capital stock of the Company then outstanding representing less than 10% of the voting power of the Company.

  In the event that any person or group becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise at the then current exercise price of the Right, Class A Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right.

  In the event that, at any time following a Shares Acquisition Date, the Company is acquired by the Acquiring Person in a merger or other business combination transaction or 50% or more of the Company's assets or earning power are sold to the Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise at the then current exercise price of the Right, common stock of the acquiring or surviving company having a value equal to two times the exercise price of the Right.

  Notwithstanding the foregoing, following the occurrence of any of the events set forth in the preceding two paragraphs (the "Triggering Events"), any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will immediately become null and void.

  The Purchase Price payable, the number of Junior Preferred Shares, shares of Common Stock or other securities or property issuable upon exercise of the Rights and the number of Rights outstanding, are subject to adjustment from time to time to prevent dilution, among other circumstances, in the event of a stock dividend on, or a subdivision, split, combination, consolidation or reclassification of, the Junior Preferred Shares or the Common Stock, or a reverse split of the outstanding Junior Preferred Shares or shares of Common Stock.

  With certain exceptions, no adjustment to the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% to the Purchase Price. Upon the exercise of a Right, the Company will not be required to issue fractional Junior Preferred Shares or fractional shares of Common Stock (other than fractions in multiples of one one-hundredth of a Junior Preferred Share) and, in lieu thereof, an adjustment in cash may be made based on the market price of the Junior Preferred Shares or Common Stock on the last trading date prior to the date of exercise.

  At any time after a person or group becomes an Acquiring Person and prior to the acquisition by such person or group of capital stock of the Company representing 50% or more of the voting power of the Company, the Board of Directors may exchange the Rights (other than Rights owned by such person or group, which have become void), in whole or in part, at an exchange ratio of one share of Class A Common Stock per Right (subject to adjustment).

  At any time after the date of the Rights Agreement until the earlier of the time that a person becomes an Acquiring Person or the Final Expiration Date, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"), which may (at the option of the Company) be paid in cash, shares of Class A Common Stock or other consideration deemed appropriate by the Board of Directors. Upon the effectiveness of any action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

  The provisions of the Rights Agreement may be amended by the Company, except that any amendment adopted after the time that a person becomes an Acquiring Person may not adversely affect the interests of holders of Rights.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired by the Acquiring Person. Under certain circumstances the Rights beneficially owned by such a person or group may become void. The Rights should not interfere with any merger or other business combination approved by the Board of Directors because, if the Rights would become exercisable as a result of such merger or business combination, the Board of Directors may, at its option, at any time prior to the time that any Person becomes an Acquiring Person, redeem all (but not less than all) of the then outstanding Rights at the Redemption Price.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

  Prior to the Offerings, there has been no public market for the Class A Common Stock or the Class B Common Stock. The effect, if any, of public sales of Class A Common Stock or the availability of Class A Common Stock for sale at prevailing market prices cannot be predicted. Nevertheless, sales of substantial amounts of Class A Common Stock or Class B Common Stock (which would convert into shares of Class A Common Stock upon such sale) in the public market could adversely affect the market price for the Class A Common Stock.

  The Company and ISI have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Class A Common Stock or Class B Common Stock, any securities substantially similar to the Class A Common Stock or Class B Common Stock or any securities convertible into or exchangeable for Class A Common Stock or Class B Common Stock or any such similar security (other than pursuant to employee benefit plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus), for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. After expiration or waiver of such 180 day lock-up period, all of the shares of Class B Common Stock (or shares of Class A Common Stock into which such shares of Class B Common Stock may be converted) held by ISI will become eligible for sale without registration under Rule 144, subject to the restrictions of Rule 144 described below.

RULE 144

  Upon consummation of the Offerings, the Company will have 5,220,000 shares of Class A Common Stock issued and outstanding (6,000,000 shares if the Underwriters' over-allotment options are exercised in full) and 34,000,000 shares of Class B Common Stock issued and outstanding. All of the shares of the Class A Common Stock offered hereby may be resold without restriction or further registration under the Securities Act unless acquired by an "affiliate" of the Company as that term is defined in Rule 144. The 34,000,000 shares of Class B Common Stock outstanding will be "restricted securities" within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption contained in Rule 144.

  In general, under Rule 144 under the Securities Act, beginning 90 days after the date of this Prospectus, a person (and persons whose shares must be aggregated with those of such person) who has beneficially owned restricted shares for at least two years, including an "affiliate" of the Company as that term is defined in Rule 144, will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) the average weekly trading volume of the class of stock being sold during the four calendar weeks preceding the filing of a notice of sale with the Commission or, if no such notice is required, the sale date or (ii) 1% of the then outstanding shares of the class of stock being sold (approximately 52,200 shares, in the case of the Class A Common Stock, upon consummation of the Offerings). Sales pursuant to Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about the Company. A person who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale by such person and who has beneficially owned shares for at least three years is entitled to sell those shares under Rule 144 without regard to the volume limitation, provisions concerning manner of sale or notice requirements of Rule 144. Shares of Common Stock eligible for sale under Rule 144 may also be sold pursuant to any exemption from registration which might be available without compliance with the requirements of Rule 144. A proposed amendment to Rule 144 would, if adopted, reduce the two and three year holding periods referred to above to one and two years, respectively.

REGISTRATION RIGHTS AGREEMENT

  The Company and ISI are parties to a registration rights agreement (the "Registration Rights Agreement") pursuant to which ISI may make two demands for registration under the Securities Act of shares of Class A Common Stock received by ISI upon conversion of Shares of Class B Common Stock held by it within any twelve-month period, subject to ISI's agreement not to sell any shares of Common Stock prior to the expiration of 180 days from the date of this Prospectus without the prior written consent of the representatives of the Underwriters, and subject to certain other conditions. The Company may postpone such registration if (i) the Company is, at such time, conducting an underwritten public offering of Class A Common Stock (or securities convertible into Class A Common Stock) and is advised in writing by the managing underwriter or underwriters that such offering would in its or their opinion be adversely affected by such registration, (ii) the Company determines that such registration would interfere with any pending or imminent financing, acquisition, corporate reorganization or other material transaction involving the Company or any of its subsidiaries or (iii) such registration would require the Company to make public disclosure of information which the Company determines it is precluded from making, either due to circumstances beyond its control or because it is unwilling for valid corporate purposes to make such disclosure. In addition, ISI may request the Company to use its best efforts to include shares of Class A Common Stock held by it in any registration proposed by the Company of its Class A Common Stock under the Securities Act, subject to certain conditions. However, the Company is not required to include Class A Common Stock held by ISI therein if the managing underwriter or underwriters of the offering advises the Company in writing that it believes that such inclusion would in its or their opinion create a substantial possibility of adversely affecting the price, timing or distribution of the Class A Common Stock to be offered by the Company.

POTENTIAL DISTRIBUTION AND OTHER TRANSACTIONS

  Upon completion of the Offerings, ISI will beneficially own all of the Class B Common Stock. ISI has advised the Company that after the consummation of the Offerings, ISI may distribute all or part of such stock (in the form of Class A Common Stock) to ISI's stockholders by means of a Spin-off or the sale of such stock (in the form of Class A Common Stock) to third parties in one or more transactions, although it has no commitments or understandings to do any of the foregoing. The completion of any such transaction would be subject to a number of factors, including a determination by the Board of Directors of ISI that the transaction would be in the best interests of its stockholders, and, in the case of a Spin-off, could be subject to the receipt of a favorable ruling from the IRS or an opinion of counsel as to the tax-free nature of such transaction. Shares of Class A Common Stock distributed to ISI's stockholders in the Spin-off generally would be freely transferrable, except for such shares received by "affiliates" of the Company as that term is defined in Rule 144.

INCENTIVE STOCK PLAN AND DIRECTORS' COMPENSATION PLAN

  An aggregate of 2,400,000 shares of Class A Common Stock has been reserved for issuance under the Incentive Stock Plan and the Directors' Compensation Plan, including shares of Class A Common Stock to be issued in the form of restricted stock and shares of Class A Common Stock reserved for issuance upon exercise of options, in each case to be issued upon consummation of the Offerings as described below. Effective upon consummation of the Offerings, the outstanding shares of restricted ISI common stock and options to purchase shares of ISI common stock held by the Company's employees will be converted into shares of restricted Class A Common Stock or options to purchase shares of Class A Common Stock, provided that the Compensation Committee may determine that any employee may receive restricted shares of Class A Common Stock and options to purchase shares of Class A Common Stock with respect to less than all of his or her shares of restricted ISI common stock or options to purchase ISI common stock. The number of shares of Class A Common Stock that will be issued as restricted stock or subject to options will also vary depending on the relative value of a share of ISI common stock and a share of Class A Common Stock on the applicable valuation date. Assuming that as of the applicable valuation date the value of a share of ISI common stock is $22.875 (the last reported sales price on the NYSE on May 21, 1996), that the value of a share of Class A Common Stock is $17.50 (the mid-point of the offering range set forth on the cover page of this Prospectus) and that no shares of restricted ISI common stock or options to purchase ISI common stock held by Company officers who are also ISI officers will be converted into shares of restricted Class A Common Stock or options to purchase shares of Class A Common Stock, 39,149 shares of Class A Common Stock would be issued in the form of restricted stock and 870,898 shares of Class A Common Stock would be reserved for issuance upon exercise of options outstanding upon consummation of the Offerings. See "Management-- Directors' Compensation" and "--Ryerson Tull 1996 Incentive Stock Plan."

  Within 90 days after the date of this Prospectus, the Company intends to register under the Securities Act an aggregate of 2,400,000 shares of Class A Common Stock issuable in the form of restricted stock or upon exercise of options or stock appreciation rights to be granted, or performance awards to be made, under the Incentive Stock Plan and the Directors' Compensation Plan. Some of the holders of these shares of restricted stock and options are subject to lock-up restrictions that will expire 180 days after the date of this Prospectus. Shares of Class A Common Stock held in the form of restricted stock as to which the restrictions have lapsed and shares of Class A Common Stock issued upon the exercise of such options or stock appreciation rights, or the vesting of performance awards, will be eligible for immediate resale in the public market, subject, as to shares held by affiliates of the Company, to the volume and other limitations of Rule 144 and subject to restrictions contained in lock-up agreements.

                       VALIDITY OF CLASS A COMMON STOCK

  The validity of the shares of Class A Common Stock being offered hereby and certain other legal matters will be passed upon for the Company by Mayer, Brown & Platt, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Sullivan & Cromwell, New York, New York. George A. Ranney, Jr., Vice President and General Counsel of ISI, is a partner in the law firm of Mayer, Brown & Platt. As of April 1, 1996, Mr. Ranney owned 7,300 shares of ISI's common stock and also held options to purchase 48,000 shares of ISI's common stock, of which none are currently exercisable.

                                    EXPERTS

  The consolidated financial statements as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995 included in this Prospectus and the financial statement schedules in the registration statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a registration statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the shares of Class A Common Stock offered hereby. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Class A Common Stock, reference is hereby made to the Registration Statement, exhibits and schedules, which may be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at certain regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of the Registration Statement can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

  Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                 OF RYERSON TULL, INC. AND SUBSIDIARY COMPANIES
          (A WHOLLY-OWNED SUBSIDIARY OF INLAND STEEL INDUSTRIES, INC.)

                                   ITEM                                    PAGE
                                   ----                                    ----
Report of Independent Accountants......................................... F-2
Consolidated Statements of Operations and Reinvested Earnings for the
 three years ended December 31, 1995 and (unaudited) for the three months ended March 31, 1995 and 1996............................................ F-3
Consolidated Statement of Cash Flows for the three years ended December
 31, 1995 and (unaudited) for the three months ended March 31, 1995 and
 1996..................................................................... F-4
Consolidated Balance Sheet at December 31, 1994 and 1995 and (unaudited)
 March 31, 1996........................................................... F-5
Statement of Accounting and Financial Policies............................ F-6
Notes to Consolidated Financial Statements................................ F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Ryerson Tull, Inc.

  In our opinion, the consolidated financial statements listed in the index appearing on page F-1 present fairly, in all material respects, the financial position of Ryerson Tull, Inc. (formerly Inland Materials Distribution Group, Inc.) (a wholly-owned subsidiary of Inland Steel Industries, Inc.) and Subsidiary Companies at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          Price Waterhouse LLP

Chicago, Illinois
February 19, 1996

                  RYERSON TULL, INC. AND SUBSIDIARY COMPANIES
          (A WHOLLY-OWNED SUBSIDIARY OF INLAND STEEL INDUSTRIES, INC.)

         CONSOLIDATED STATEMENTS OF OPERATIONS AND REINVESTED EARNINGS
                              DOLLARS IN MILLIONS

                                                                  THREE MONTHS
                                                                      ENDED
                                        YEARS ENDED DECEMBER 31,    MARCH 31,
                                       -------------------------- -------------
                                         1993     1994     1995    1995   1996
                                       -------- -------- -------- ------ ------
                                                                   (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS
Net sales............................  $1,893.3 $2,197.5 $2,450.1 $652.3 $625.3
                                       -------- -------- -------- ------ ------
Operating costs and expenses:
  Cost of goods sold (excluding
   depreciation).....................   1,663.8  1,927.7  2,118.1  563.5  541.6
  Selling, general and administrative
   expenses..........................     144.4    142.1    153.2   39.1   39.5
  Depreciation and amortization......      20.6     21.2     21.8    5.4    5.6
  State, local and miscellaneous
   taxes.............................       8.1      8.4      8.3    2.2    2.0
                                       -------- -------- -------- ------ ------
    Total............................   1,836.9  2,099.4  2,301.4  610.2  588.7
                                       -------- -------- -------- ------ ------
Operating profit.....................      56.4     98.1    148.7   42.1   36.6
Other expense:
  General corporate expense, net of
   income items......................       7.4      6.9       .7     .4    (.7)
  Interest and other expense on
   debt..............................      10.9      2.9      2.6     .7     .6
                                       -------- -------- -------- ------ ------
Income before income taxes...........      38.1     88.3    145.4   41.0   36.7
Provision for income taxes (Note 7)..      11.4     35.0     56.9   16.5   14.3
                                       -------- -------- -------- ------ ------
Net income...........................  $   26.7 $   53.3 $   88.5 $ 24.5 $ 22.4
                                       ======== ======== ======== ====== ======
CONSOLIDATED STATEMENT OF REINVESTED EARNINGS
Balance at beginning of year.........  $    5.4 $   32.1 $   85.4 $ 85.4 $173.9
Net income for the year..............      26.7     53.3     88.5   24.5   22.4
                                       -------- -------- -------- ------ ------
Reinvested earnings at end of year...  $   32.1 $   85.4 $  173.9 $109.9 $196.3
                                       ======== ======== ======== ====== ======

        The accompanying notes are an integral part of these statements.

                  RYERSON TULL, INC. AND SUBSIDIARY COMPANIES
          (A WHOLLY-OWNED SUBSIDIARY OF INLAND STEEL INDUSTRIES, INC.)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                              DOLLARS IN MILLIONS

                                        INCREASE (DECREASE) IN CASH
                                  --------------------------------------------
                                                                THREE MONTHS
                                                                    ENDED
                                   YEARS ENDED DECEMBER 31,       MARCH 31,
                                  ----------------------------  --------------
                                    1993      1994      1995     1995    1996
                                  --------  --------  --------  ------  ------
                                                                 (UNAUDITED)
OPERATING ACTIVITIES
Net income......................  $   26.7  $   53.3  $   88.5  $ 24.5  $ 22.4
                                  --------  --------  --------  ------  ------
Adjustments to reconcile net in-
 come to net cash provided from
 (used for) operating activi-
 ties:
  Depreciation and
   amortization.................      20.6      21.2      21.8     5.4     5.6
  Net gain on sales of assets...       (.1)      (.5)      (.2)    --      --
  Deferred employee benefit
   cost.........................       3.9       3.9     (14.4)   (1.1)     .9
  Deferred income taxes.........      (8.3)       .7        .5     1.1     1.7
  Change in:
   Receivables..................     (22.8)    (31.1)    (16.7)  (63.7)  (30.8)
   Inventories..................     (18.2)      5.7      10.4   (12.0)  (34.5)
   Other assets.................       --       (1.6)     (2.3)    (.6)    (.6)
   Accounts payable.............     (31.5)     22.6      (7.0)   13.0    21.4
   Payables to related
    companies...................       1.7       5.8       (.4)   13.8      .9
   Accrued liabilities..........       2.7       (.3)      4.2    (4.7)   (7.3)
                                  --------  --------  --------  ------  ------
    Net adjustments.............     (52.0)     26.4      (4.1)  (48.8)  (42.7)
                                  --------  --------  --------  ------  ------
    Net cash provided from (used
     for) operating activities..     (25.3)     79.7      84.4   (24.3)  (20.3)
                                  --------  --------  --------  ------  ------
INVESTING ACTIVITIES
Capital expenditures............     (19.3)    (20.4)    (19.3)   (3.0)   (3.0)
Proceeds from sales of assets...        .9       5.8       1.9      .3     1.2
                                  --------  --------  --------  ------  ------
    Net cash used for investing
     activities.................     (18.4)    (14.6)    (17.4)   (2.7)   (1.8)
                                  --------  --------  --------  ------  ------
FINANCING ACTIVITIES
Long-term debt issued...........       7.5       --        --      --      --
Long-term debt retired..........      (5.3)     (4.9)     (4.7)    (.6)    (.5)
Capital contribution from Inland
 Steel Industries...............     150.0       --        --      --      --
Change in notes to and from re-
 lated companies................     (79.0)    (87.2)    (11.2)   41.9    14.4
                                  --------  --------  --------  ------  ------
    Net cash provided from (used
     for) financing activities..      73.2     (92.1)    (15.9)   41.3    13.9
                                  --------  --------  --------  ------  ------
Net increase (decrease) in cash
 and cash equivalents...........      29.5     (27.0)     51.1    14.3    (8.2)
  Cash and cash equivalents--be-
   ginning of period............       --       29.5       2.5     2.5    53.6
                                  --------  --------  --------  ------  ------
  Cash and cash equivalents--end
   of period....................  $   29.5  $    2.5  $   53.6  $ 16.8  $ 45.4
                                  ========  ========  ========  ======  ======
SUPPLEMENTAL DISCLOSURES
Cash paid during the period for:
  Interest, net of amount capi-
   talized......................  $   11.3  $    2.9  $    3.0  $   .8  $   .6
  Income taxes, net.............      22.6      30.5      56.4     9.4    12.5

        The accompanying notes are an integral part of these statements.

                  RYERSON TULL, INC. AND SUBSIDIARY COMPANIES
          (A WHOLLY-OWNED SUBSIDIARY OF INLAND STEEL INDUSTRIES, INC.)

                           CONSOLIDATED BALANCE SHEET
                              DOLLARS IN MILLIONS

                                                   AT DECEMBER 31,
                                                   --------------- AT MARCH 31,
                                                    1994    1995       1996
                                                   ------- ------- ------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents........................ $   2.5 $  53.6   $   45.4
 Receivables less provision for allowances, claims
  and doubtful accounts of $6.3, $6.4 and $6.7
  (unaudited) respectively........................   227.1   243.8      274.6
 Inventories (Note 2).............................   273.2   262.8      297.3
 Notes receivable from related companies..........    57.6    68.8       54.4
 Deferred income taxes (Note 7)...................    13.0    15.6       13.0
                                                   ------- -------   --------
    Total current assets..........................   573.4   644.6      684.7
                                                   ------- -------   --------
Property, plant and equipment, at cost:
 Buildings, machinery and equipment...............   433.9   448.2      448.8
 Land and land improvements.......................    27.7    28.0       28.0
                                                   ------- -------   --------
                                                     461.6   476.2      476.8
 Less accumulated depreciation....................   209.1   226.5      230.6
                                                   ------- -------   --------
                                                     252.5   249.7      246.2
                                                   ------- -------   --------
Prepaid pension costs (Note 6)....................    12.2    27.3       27.8
Excess of cost over net assets acquired, net of
 accumulated amortization.........................    25.0    23.6       23.3
Deferred income taxes (Note 7)....................    26.6    23.5       24.4
Other assets......................................     1.6     3.9        4.5
                                                   ------- -------   --------
    Total assets..................................  $891.3  $972.6   $1,010.9
                                                   ======= =======   ========
LIABILITIES
Current liabilities:
 Accounts payable................................. $  99.8 $  92.8   $  114.2
 Payables to related companies....................    14.8    14.4       15.3
 Accrued liabilities:
  Salaries and wages..............................    17.6    20.0       13.2
  Taxes other than federal income taxes...........     7.4     8.9        8.9
  Other...........................................     3.3     3.6        3.1
 Long-term debt due within one year...............     4.7     4.7        4.7
                                                   ------- -------   --------
    Total current liabilities.....................   147.6   144.4      159.4
                                                   ------- -------   --------
Long-term debt (Note 4)...........................    23.6    18.9       18.4
Deferred employee benefits and other liabilities
 (Note 6).........................................   140.1   140.8      142.2
                                                   ------- -------   --------
    Total liabilities.............................   311.3   304.1      320.0
                                                   ------- -------   --------
STOCKHOLDER'S EQUITY
Common stock, par value $1.00; 3,000 shares
 authorized; one share issued.....................     --      --         --
Additional paid-in capital (Note 8)...............   494.6   494.6      494.6
Earnings reinvested in the business...............    85.4   173.9      196.3
                                                   ------- -------   --------
    Total stockholder's equity....................   580.0   668.5      690.9
                                                   ------- -------   --------
    Total liabilities and stockholder's equity....  $891.3  $972.6   $1,010.9
                                                   ======= =======   ========

        The accompanying notes are an integral part of these statements.

                  RYERSON TULL, INC. AND SUBSIDIARY COMPANIES
         (A WHOLLY-OWNED SUBSIDIARY OF INLAND STEEL INDUSTRIES, INC.)

                STATEMENT OF ACCOUNTING AND FINANCIAL POLICIES

  The following briefly describes the Company's principal accounting and financial policies.

PRINCIPLES OF CONSOLIDATION

  The accompanying consolidated financial statements include the accounts of Joseph T. Ryerson & Son, Inc., and J. M. Tull Metals Company, Inc., which are wholly-owned subsidiaries of the Company. The accounts of J. M. Tull Metals Company, Inc. are consolidated with its wholly-owned subsidiary, AFCO Metals, Inc.

INVENTORY VALUATION

  Inventories are valued at cost which is not in excess of market. Cost is determined principally by the last-in, first-out (LIFO) method.

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment is depreciated, for financial reporting purposes, using the straight-line method over the estimated useful lives of the assets. Expenditures for normal repair and maintenance are charged against income in the period incurred.

EXCESS OF COST OVER NET ASSETS ACQUIRED

  The excess of cost over fair value of net assets of businesses acquired (goodwill) is amortized on the straight-line method over a 25-year period. Accumulated amortization of goodwill totaled $8.8 million at December 31, 1994, $10.2 million at December 31, 1995 and (unaudited) $10.5 million at March 31, 1996.

BENEFITS FOR RETIRED EMPLOYEES

  Effective April 30, 1996, that portion of the Inland Steel Industries Pension Plan (the "Industries Pension Plan") covering the Company's current and former employees was separated and became the Ryerson Tull Pension Plan (the "Ryerson Tull Pension Plan"). Pension benefits are provided by the Company to substantially all employees under such trusteed noncontributory plan. Life insurance and certain medical benefits are provided for substantially all retired employees.

  The estimated costs of pension, medical, and life insurance benefits are determined annually by consulting actuaries. The cost of these benefits for retirees is accrued during their term of employment (see Note 6). Pensions are funded in accordance with ERISA requirements in a trust established under the Industries Pension Plan and Ryerson Tull Pension Plan. Costs for retired employee medical benefits are funded when claims are submitted.

CASH EQUIVALENTS

  Cash equivalents are highly liquid, short-term investments with maturities of three months or less.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to financial statements. Changes in such estimates may affect amounts reported in future periods.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

  In 1995, the Company adopted Financial Accounting Standards Board ("FASB") Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption of this Statement had no material impact on the results of operations or financial position of the Company.

                  RYERSON TULL, INC. AND SUBSIDIARY COMPANIES
         (A WHOLLY-OWNED SUBSIDIARY OF INLAND STEEL INDUSTRIES, INC.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1/FINANCIAL STATEMENTS

  Results of operations for any interim period are not necessarily indicative of results for any other periods or for the year. The financial statements as of March 31, 1996 and for the three-month periods ended March 31, 1995 and 1996 are unaudited, but in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results for such periods.

NOTE 2/INVENTORIES

  The Company's inventories consist principally of finished steel, nonferrous metals and industrial plastic products for sale at service center locations.

  The difference between LIFO values and approximate replacement costs for the LIFO inventories was $132.6 million at December 31, 1994 and $146.4 million at December 31, 1995 and (unaudited) $145.1 million at March 31, 1996.

  During 1994 and 1995, various inventory quantities were reduced, resulting in liquidations of LIFO inventory quantities carried at costs prevailing in prior years that were different from current year costs. The effect on cost of goods sold of LIFO liquidations in 1993, 1994 and 1995 was not material.

NOTE 3/BORROWING ARRANGEMENTS

  At December 31, 1995 and March 31, 1996, the Company's subsidiaries had available two unused credit facilities totalling $225 million. Each facility, as well as the Inland Steel Industries Thrift Plan ESOP notes guarantee and certain other debt agreements, requires compliance with various financial covenants including minimum net worth and leverage ratio tests. The covenants also limit the amount of cash that the subsidiaries can transfer to the Company in the form of dividends and other advances to $180 million at year-end 1995 and (unaudited) $200 million at March 31, 1996.

  A $200 million unsecured credit agreement between Joseph T. Ryerson & Son, Inc. and a group of banks provides a revolving credit facility to March 31, 2000.

  J. M. Tull Metals Company, Inc. has a $25 million unsecured revolving credit agreement with other banks, which extends to December 15, 1997.

                  RYERSON TULL, INC. AND SUBSIDIARY COMPANIES
         (A WHOLLY-OWNED SUBSIDIARY OF INLAND STEEL INDUSTRIES, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 4/LONG-TERM DEBT

  The Company's long-term debt is as follows:

                                                      DECEMBER 31,
                                                      -------------  MARCH 31,
                                                       1994   1995     1996
                                                      ------ ------ -----------
                                                                    (UNAUDITED)
                                                        (DOLLARS IN MILLIONS)
Joseph T. Ryerson & Son, Inc.
  Industrial Revenue Bond, floating interest rate set
   weekly based on 13-week Treasury bills, due
   November 1, 2007.................................. $  7.0 $  7.0    $ 7.0
  Other long-term debt, 10.25%, due through November
   30, 1997..........................................    1.8    1.6      1.6
J. M. Tull Metals Company, Inc.
  Senior Notes, 9.43%, due through July 29, 1997.....   10.7    7.1      7.1
  Term note ("Tull Term Note"), LIBOR plus 62.5 basis
   points per annum, due through August 17, 1998.....    7.1    6.8      6.8
  Industrial Revenue Bonds, interest rates ranging
   from 6.5% to 65% of the prime rate, due through
   January 1, 1997...................................    1.4     .9       .5
  Other..............................................     .3     .2       .1
                                                      ------ ------    -----
                                                        28.3   23.6     23.1
  Less maturities due within one year................    4.7    4.7      4.7
                                                      ------ ------    -----
    Long-term debt...................................  $23.6  $18.9    $18.4
                                                      ====== ======    =====

  At year-end 1995, maturities of long-term debt are: $4.7 million in 1996, $5.6 million in 1997, $6.3 million in 1998, and $7.0 million in 2007.

  Under the provisions of certain loan agreements, the Company's subsidiaries are required to maintain specified amounts of working capital and net worth and meet leverage tests, as outlined in the agreements, and are restricted as to loans or dividends that may be paid to the Company.

  Property with a net recorded carrying value of approximately $13.5 million at December 31, 1995 is pledged as collateral on the industrial revenue bonds and mortgage loans.

NOTE 5/DERIVATIVES AND FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

 DERIVATIVES

  The Company has only limited involvement with derivative financial instruments and does not use them for speculative or trading purposes. The Company has entered into an interest rate swap agreement to reduce the effects of changes in interest rates on the Tull Term Note. At December 31, 1995, the Company had outstanding an interest rate swap agreement with a bank having a notional principal amount equal to the outstanding principal of the Tull Term Note. This agreement effectively changes the Company's interest rate exposure on the Tull Term Note from LIBOR plus 0.625% (a floating rate) to a fixed rate of 5.925%. This interest rate swap matures on August 17, 1998. Gains and losses associated with this hedging transaction will be reported as part of the interest expense of

                  RYERSON TULL, INC. AND SUBSIDIARY COMPANIES
         (A WHOLLY-OWNED SUBSIDIARY OF INLAND STEEL INDUSTRIES, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

the Tull Term Note. The Company is exposed to potential credit loss in the event of nonperformance by the bank; however, the Company does not anticipate such nonperformance.

 CASH AND CASH EQUIVALENTS

  The carrying amount of cash equivalents approximates fair value because of the short maturity of those instruments.

 LONG-TERM DEBT

  The estimated fair value of the Company's long-term debt (including current portions thereof) using quoted market prices of Company debt securities recently traded and market-based prices of similar securities for those securities not recently traded was $27.4 million at December 31, 1994 and $23.6 million at December 31, 1995, as compared with the carrying value of $28.3 million and $23.6 million included in the balance sheet at year-end 1994 and 1995, respectively.

NOTE 6/RETIREMENT BENEFITS

  In 1995, the measurement date for pensions and benefits other than pensions was changed from December 31 to September 30 in order to provide for more timely information and to achieve administrative efficiencies in the collection of data. The change in the measurement date had no effect on 1995 expense and had an immaterial impact on the 1995 funded status of the pension plan.

 PENSIONS

  The Industries Pension Plan covers certain employees, retirees and their beneficiaries of Industries and its subsidiaries, including the Company. The Industries Pension Plan is a noncontributory defined benefit plan that provides benefits based on final pay and years of service for all salaried employees and certain wage employees, and years of service and a fixed rate (in most instances based on frozen pay level or on job class) for all other wage employees, including employees under collective bargaining agreements. Because the fair value of pension plan assets pertains to all participants in the Industries Pension Plan, no separate determination of the fair value of such assets is made solely with respect to the Company.

  The actuarial present value of benefits for service rendered to date and the fair value of plan assets available for benefits for the Industries consolidated group were as follows:

                                                    DECEMBER 31, SEPTEMBER 30,
                                                        1994         1995
                                                    ------------ -------------
                                                      (DOLLARS IN MILLIONS)
   Fair value of plan assets.......................    $1,652       $1,919
   Actuarial present value of benefits for service
    rendered to date:
     Accumulated Benefit Obligation based on
      compensation to date.........................     1,641        1,956
     Additional benefits based on estimated future
      compensation levels..........................        98           90
                                                       ------       ------
     Projected Benefit Obligation..................     1,739        2,046
                                                       ------       ------
   Plan asset shortfall to Projected Benefit
    Obligation.....................................    $  (87)      $ (127)
                                                       ======       ======

                  RYERSON TULL, INC. AND SUBSIDIARY COMPANIES
         (A WHOLLY-OWNED SUBSIDIARY OF INLAND STEEL INDUSTRIES, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  In 1995, Industries recorded an additional minimum pension liability of $102.6 million representing the excess of the unfunded Accumulated Benefit Obligation over previously accrued pension costs. A corresponding intangible asset was recorded as an offset to this additional liability as prescribed. Neither was required in 1994.

  The calculation of benefit obligations was based on a discount (settlement) rate of 8.8% in 1994 and 7.75% in 1995; a rate of compensation increase of 5.0% in 1994 and 4.0% in 1995; and a rate of return on plan assets of 9.5% in both 1994 and 1995.

  The Company recorded a pension charge of $.1 million in 1993 and $1.8 million in 1994, and a credit of $2.3 million in 1995. In 1995, the Company paid $13.1 million to Industries for its share of a contribution to the Industries Plan trust.

  The cost of other industry welfare and retirement funds, for bargaining unit employees, was $2.9 million in 1993, $2.6 million in 1994 and $3.3 million in 1995.

  Effective April 30, 1996, the Ryerson Tull portion of the Industries Pension Plan was separated and became the Ryerson Tull Pension Plan. The Ryerson Tull Pension Plan assumed the liabilities of the Industries Pension Plan attributed to active and retired Ryerson Tull employees and a corresponding percentage of the assets. If the Ryerson Tull Pension Plan had been in existence at the September 30, 1995 valuation date of the Industries Pension Plan, the Ryerson Tull's projected benefit obligation would have been $266 million (unaudited) and Ryerson Tull's share of the Pension Plan assets would have been $249 million (unaudited), resulting in an under-funding of $17 million (unaudited) for financial reporting purposes. There is no ERISA-required funding for either the Industries Pension Plan or the Ryerson Tull Pension Plan in 1996, nor will there be funding as a result of the separation. The separation will not have a material impact on the financial statements of Ryerson Tull.

 Benefits Other Than Pensions

  Substantially all of the Company's employees are covered under postretirement life insurance and medical benefit plans that involve deductible and co-insurance requirements. The postretirement life insurance benefit formula used in the determination of postretirement benefit cost is primarily based on applicable annual earnings at retirement for salaried employees and specific amounts for hourly employees. The Company does not prefund any of these postretirement benefits.

  The amount of net periodic postretirement benefit cost for 1993, 1994 and 1995 is composed of the following:

                                                      1993     1994     1995
                                                     -------  -------  -------
                                                      (DOLLARS IN MILLIONS)
   Service cost..................................... $   3.2  $   2.7  $   2.2
   Interest cost....................................     8.0      7.3      8.4
   Net amortization and deferral....................    (1.9)    (2.0)    (3.4)
                                                     -------  -------  -------
     Total net periodic postretirement benefit
      cost.......................................... $   9.3  $   8.0  $   7.2
                                                     =======  =======  =======

                  RYERSON TULL, INC. AND SUBSIDIARY COMPANIES
         (A WHOLLY-OWNED SUBSIDIARY OF INLAND STEEL INDUSTRIES, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The following table sets forth components of the accumulated postretirement benefit obligation:

                                                    DECEMBER 31, SEPTEMBER 30,
                                                        1994         1995
                                                    ------------ -------------
                                                      (DOLLARS IN MILLIONS)
   Accumulated postretirement benefit obligation
    attributable to:
     Retirees......................................    $ 44.4       $ 59.5
     Fully eligible plan participants..............      15.9         17.6
     Other active plan participants................      24.9         28.2
                                                       ------       ------
     Accumulated postretirement benefit
      obligation...................................      85.2        105.3
   Unrecognized net gain...........................      33.7         16.7
   Unrecognized prior service credit...............      20.3         18.9
                                                       ------       ------
   Accrued postretirement benefit obligation.......    $139.2        140.9
                                                       ======
   Expense net of benefits provided, October
    through December 1995..........................                     .2
                                                                    ------
   Accrued postretirement benefit obligation at
    December 31, 1995..............................                 $141.1
                                                                    ======

  Any net gain or loss in excess of 10% of the accumulated postretirement benefit obligation is amortized over the remaining service period of active plan participants.

  The assumptions used to determine the plan's accumulated postretirement obligation are as follows:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1994         1995
                                                      ------------ -------------
   Discount Rate.....................................     8.8%         7.75%
   Rate of Compensation increase.....................     5.0%          4.0%
   Medical cost trend rate...........................    6%-5%          4.5%
   Year ultimate rate reached........................     1996          1996

  A one percentage point increase in the assumed health care cost trend rates for each future year increases annual periodic postretirement benefit cost and the accumulated postretirement benefit obligation as of September 30, 1995 by $2.7 million and $12.2 million, respectively.

NOTE 7/TAXES ON INCOME

  The Company participates in a tax-sharing agreement under which current and deferred federal income tax provisions are determined for each company in the Industries group on a stand-alone basis. Any current liability is paid to Industries. If the Company is unable to use all of its allocated tax attributes (net operating loss and tax credit carryforwards) in a given year but other companies in the consolidated group are able to utilize them, then the Company will be paid by Industries for the use of its attributes. Net operating loss ("NOL") and tax credit carryforwards are allocated to each company in accordance with applicable tax regulations as if a company were to leave the consolidated group. Companies with taxable losses record current income tax credits not to exceed current income tax charges recorded by profitable companies. If Industries uses NOL carryforwards, the Company will use the appropriate portion of that year's carryforward previously allocated to it, if any.

                  RYERSON TULL, INC. AND SUBSIDIARY COMPANIES
         (A WHOLLY-OWNED SUBSIDIARY OF INLAND STEEL INDUSTRIES, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
  A state tax sharing agreement, similar to the agreement described above with respect to federal taxes, also exists with Industries for those states in which the consolidated group is charged state taxes on a unitary or combined basis.

  The elements of the provision for income taxes for the periods indicated below are as follows:

                                                                  THREE MONTHS
                                                                      ENDED
                                     YEARS ENDED DECEMBER 31,       MARCH 31,
                                    ----------------------------- -------------
                                      1993        1994     1995    1995   1996
                                    --------    -------- -------- ------ ------
                                                                   (UNAUDITED)
   Current income taxes:
     Federal......................     $17.3       $30.4    $49.7  $12.7  $10.9
     State and local..............       2.6         3.9      6.7    2.7    1.7
                                    --------    -------- -------- ------ ------
                                        19.9        34.3     56.4   15.4   12.6
   Deferred income taxes..........       8.5Cr.       .7       .5    1.1    1.7
                                    --------    -------- -------- ------ ------
   Total provision for income tax-
    es............................     $11.4       $35.0    $56.9  $16.5  $14.3
                                    ========    ======== ======== ====== ======

- --------
Cr. = Credit

  In accordance with FASB Statement No. 109, the Company adjusted its deferred tax assets and liabilities for the effect of the change in the corporate federal income tax rate from 34 percent to 35 percent, effective January 1, 1993. A credit to income of $.6 million, which includes the effect of the rate change on deferred tax asset and liability balances as of January 1, 1993 as well as the effect on 1993 tax benefits recorded by the Company prior to the enactment date of August 10, 1993, was recorded in the third quarter of 1993.

  The components of the deferred income tax assets and liabilities arising under FASB Statement No. 109 were as follows:

                                                           DECEMBER 31,
                                                      -----------------------
                                                         1994        1995
                                                      ----------  -----------
                                                      (DOLLARS IN MILLIONS)
   Deferred tax assets (excluding postretirement
    benefits other than pensions):
     Net operating loss and tax credit
      carryforwards..................................      $15.1  $      16.2
     Other deductible temporary differences..........       29.0         27.9
                                                      ----------  -----------
                                                            44.1         44.1
                                                      ----------  -----------
   Deferred tax liabilities:
     Fixed asset basis difference....................       39.7         37.2
     Other taxable temporary differences.............       14.0         17.2
                                                      ----------  -----------
                                                            53.7         54.4
                                                      ----------  -----------
   Net deferred tax liability (excluding
    postretirement benefits other than pensions).....       (9.6)       (10.3)
   FASB Statement No. 106 impact (post retirement
    benefits other than pensions)....................       49.2         49.4
                                                      ----------  -----------
   Net deferred tax asset............................      $39.6  $      39.1
                                                      ==========  ===========

                  RYERSON TULL, INC. AND SUBSIDIARY COMPANIES
         (A WHOLLY-OWNED SUBSIDIARY OF INLAND STEEL INDUSTRIES, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  For tax purposes, the Company had available, at December 31, 1995, approximately $43 million of NOL carryforwards available for regular federal income tax purposes, expiring as follows: $8 million in 2005, $21 million in 2006, $7 million in 2007, $6 million in 2008 and $1 million in 2009. Additionally, in conjunction with the Alternative Minimum Tax ("AMT") rules, the Company had available AMT credit carryforwards for tax purposes of approximately $1.1 million, which may be used indefinitely to reduce regular federal income taxes.

  The Company believes that it is more likely than not that all of the NOL carryforwards will be utilized prior to their expiration. This belief is based upon the factors discussed below.

  The NOL carryforwards and existing deductible temporary differences (excluding those relating to FASB Statement No. 106) are offset by existing taxable temporary differences reversing within the carryforward period. Furthermore, any such recorded tax benefits which would not be so offset are expected to be realized by continuing to achieve future profitable operations.

  Subsequent to the adoption of FASB Statement No. 109, the Company adopted FASB Statement No. 106 and recognized the entire transition obligation at January 1, 1992 as a cumulative effect charge in 1992. At December 31, 1995, the deferred tax asset related to the Company's FASB Statement No. 106 obligation was $49.4 million. To the extent that future annual charges under FASB Statement No. 106 continue to exceed deductible amounts, this deferred tax asset will continue to grow. Thereafter, even if the Company should have a tax loss in any year in which the deductible amount would exceed the financial statement expense, the tax law provides for a 15-year carryforward period of that loss. Because of the extremely long period that is available to realize these future tax benefits, a valuation allowance for this deferred tax asset is not necessary.

  Total income taxes reflected in the Consolidated Statement of Operations differ from the amounts computed by applying the federal tax rate as follows:

                                                  YEARS ENDED DECEMBER 31,
                                                 -----------------------------
                                                   1993        1994     1995
                                                 --------    -------- --------
   Federal income tax provision computed at
    statutory tax rate
    of 35%......................................    $13.4       $30.9    $50.9
     Additional taxes or credits from:
       State and local income taxes, net of
        federal income tax effect...............      1.7         2.5      4.5
       Change in federal statutory rate.........       .6Cr.       --       --
       All other, net...........................      3.1Cr.      1.6      1.5
                                                 --------    -------- --------
         Total income tax provision.............    $11.4       $35.0    $56.9
                                                 ========    ======== ========

- --------
Cr. = Credit

                  RYERSON TULL, INC. AND SUBSIDIARY COMPANIES
         (A WHOLLY-OWNED SUBSIDIARY OF INLAND STEEL INDUSTRIES, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
NOTE 8/RELATED PARTY TRANSACTIONS

  The Company sells products to and purchases products from related companies at prevailing market prices. These transactions were as follows:

                                                                   THREE MONTHS
                                                                       ENDED
                                         YEARS ENDED DECEMBER 31,    MARCH 31,
                                        -------------------------- -------------
                                          1993     1994     1995    1995   1996
                                        -------- -------- -------- ------ ------
                                          (DOLLARS IN MILLIONS)     (UNAUDITED)
   Net product sales................... $   10.7 $   10.7 $   15.7 $  3.4 $  5.2
   Net product purchases...............   $174.2   $184.1   $176.6  $44.5  $57.7

  Administrative expenses covering management, financial and legal services provided to the Company were charged to the Company by Industries. Such charges totaled $7.4 million in 1993 and 1994 and $6.8 million in 1995.

  Cash management activities are performed by Industries and cash is periodically transferred to Industries. Funds transferred to Industries are supported by interest-bearing notes receivable. Interest, at prevailing prime market rates, is charged on all intercompany loans within the Industries consolidated group. There was $7.7 million of net intercompany interest expense in 1993, no net intercompany interest expense in 1994 and $3.9 million of net intercompany interest income in 1995.

  In December 1993, Industries made a capital contribution of $150 million to the Company. The capital contribution has been recorded as "additional paid-in capital."

NOTE 9/COMMITMENTS AND CONTINGENCIES

  The Company has noncancellable operating leases for which future minimum rental commitments are estimated to total $38.3 million, including approximately $8.6 million in 1996, $8.0 million in 1997, $7.0 million in 1998, $6.1 million in 1999, $4.8 million in 2000 and $3.8 million thereafter.

  Rental expense under operating leases totaled $16.8 million in 1993 and $15.9 million in 1994 and 1995.

  Ryerson is the guarantor of $115.2 million at year-end 1995 and $110.8 million at March 31, 1996 (unaudited) of the Inland Steel Industries Thrift Plan ESOP notes. The notes are payable in installments through July 2004.

  There are various claims and pending actions against the Company. The amount of liability, if any, for these claims and actions at December 31, 1995 is not determinable but, in the opinion of management, such liability, if any, will not have a materially adverse effect on the Company's financial position or results of operations.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman, Sachs & Co. and CS First Boston Corporation are acting as representatives, has severally agreed to purchase from the Company, the respective number of shares of Class A Common Stock set forth opposite its name below:

                                                                     NUMBER OF
                                                                     SHARES OF
                                                                      CLASS A
                             UNDERWRITER                            COMMON STOCK
                             -----------                            ------------
   Goldman, Sachs & Co.............................................
   CS First Boston Corporation.....................................
                                                                     ---------
     Total.........................................................  4,176,000
                                                                     =========

  Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The U.S. Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at
such price less a concession of $   per share. The U.S. Underwriters may
allow, and such dealers may reallow, a concession not in excess of $   per
share to certain brokers and dealers. After the shares of Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

  The Company and ISI have entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters") providing for the concurrent offer and sale of 1,044,000 shares of Class A Common Stock in an international offering outside the United States. The initial offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the International Offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International and CS First Boston Limited.

  Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the Offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Class A Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed or will agree pursuant to the

Agreement Between that, as a part of the distribution of the shares offered as part of the International Offering, and subject to certain exceptions, it will
(i) not, directly or indirectly, offer, sell or deliver shares of Class A Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

  Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

  The Company has granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 624,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 4,176,000 shares of Class A Common Stock offered hereby. The Company has granted the International Underwriters a similar option to purchase up to an aggregate of 156,000 additional shares of Class A Common Stock.

  The Company and ISI have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any shares of Class A Common Stock or Class B Common Stock, any securities substantially similar to the Class A Common Stock or Class B Common Stock or any securities convertible or exchangeable for Class A Common Stock or Class B Common Stock or any such similar security (other than pursuant to employee benefit plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) without the prior written consent of the representatives, except for the shares of Class A Common Stock offered in connection with the Offerings.

  The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Class A Common Stock offered by them.

  Prior to this Offering, there has been no public market for the Class A Common Stock. The initial public offering price will be negotiated among the Company and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors to be considered in determining the initial public offering price of the Class A Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  Application has been made to list the Class A Common Stock on the New York Stock Exchange under the symbol "RT." In order to meet one of the requirements for listing the Class A Common Stock on the New York Stock Exchange, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

  Certain of the U.S. Underwriters have provided from time to time, and expect to provide in the future, investment banking services to the Company and ISI and their subsidiaries, for which such U.S. Underwriters have received and will receive customary fees and commissions. ISI has agreed to pay Goldman, Sachs & Co. a fee for financial advisory services rendered to ISI.

  The Company and ISI have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFOR-MATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  11
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Financial Data..................................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  29
Management...............................................................  40
Relationship with ISI....................................................  51
Principal Stockholder....................................................  54
Ownership of ISI Stock...................................................  54
Proposed Note Offering...................................................  55
Description of Capital Stock.............................................  55
Shares Eligible for Future Sale..........................................  63
Validity of Class A Common Stock.........................................  66
Experts..................................................................  66
Additional Information...................................................  66
Index to Consolidated Financial Statements............................... F-1
Underwriting............................................................. U-1

 THROUGH AND INCLUDING      , 1996 (THE 25TH DAY AFTER THE DATE OF THIS PRO-
SPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOT-MENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


                               5,220,000 SHARES

                              RYERSON TULL, INC.

                             CLASS A COMMON STOCK
                          (PAR VALUE $1.00 PER SHARE)



                                 ------------

                                     LOGO

                                 ------------


                             GOLDMAN, SACHS & CO.

                                CS FIRST BOSTON

                      REPRESENTATIVES OF THE UNDERWRITERS


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 24, 1996

                                5,220,000 SHARES

                               RYERSON TULL, INC.

LOGO
                              CLASS A COMMON STOCK
                          (PAR VALUE $1.00 PER SHARE)

                                  ----------

  Of the 5,220,000 shares of Class A Common Stock offered, 1,044,000 shares are being offered hereby in an international offering outside the United States and 4,176,000 shares are being offered in a concurrent United States offering. The initial public offering price and aggregate underwriting discount per share will be identical for both Offerings. See "Underwriting."

  All of the 1,044,000 shares of Class A Common Stock offered hereby are being sold by the Company. Prior to the Offerings, there has been no public market for the Class A Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $16.00 and $19.00. For factors to be considered in determining the initial public offering price, see "Underwriting."

  The Company is currently a wholly-owned subsidiary of Inland Steel Industries, Inc. and, upon consummation of the Offerings, Inland Steel Industries, Inc. will beneficially own 100% of the Company's outstanding Class B Common Stock, which will represent approximately 86.7% of the economic interest in the Company (85% if the Underwriters' over-allotment options are exercised in full). See "Principal Stockholder."

  Each share of Class A Common Stock entitles its holder to one vote, whereas each share of Class B Common Stock entitles its holder to four votes. After consummation of the Offerings, Inland Steel Industries, Inc. will beneficially own shares having approximately 96.3% of the combined outstanding voting power of all classes of voting stock of the Company (95.8% if the Underwriters' over-allotment options are exercised in full). See "Description of Capital Stock-- Common Stock."

  The Company intends to offer publicly $150,000,000 aggregate principal amount of its Notes due 2001 and $100,000,000 aggregate principal amount of its Notes due 2006. See "Proposed Note Offering."

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.

  Application has been made to list the Class A Common Stock on the New York Stock Exchange under the symbol "RT."

                                  ----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
   IS A CRIMINAL OFFENSE.

                                  ----------

                                         INITIAL PUBLIC UNDERWRITING PROCEEDS TO
                                         OFFERING PRICE DISCOUNT(1)  COMPANY(2)
                                         -------------- ------------ -----------
Per Share...............................       $             $            $
Total(3)................................     $             $            $

- -----
(1) The Company and Inland Steel Industries, Inc. have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(2) Before deducting estimated expenses of $900,000 payable by the Company.
(3) The Company has granted the International Underwriters an option for 30 days to purchase up to an additional 156,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted the U.S. Underwriters a similar option with respect to an additional 624,000 shares as part of the concurrent U.S. offering. If such options are exercised in full, the total initial public offering price, underwriting discount and
    proceeds to Company will be $    , $     and $    , respectively. See
    "Underwriting."

                                  ----------
  The shares offered hereby are offered severally by the International Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New
York, New York on or about      , 1996, against payment therefor in immediately
available funds.

GOLDMAN SACHS INTERNATIONAL                                      CS FIRST BOSTON

                                  ----------

                   The date of this Prospectus is    , 1996.

shares of Class A Common Stock would be reserved for issuance upon exercise of options outstanding upon consummation of the Offerings. See "Management-- Directors' Compensation" and "--Ryerson Tull 1996 Incentive Stock Plan."

  Within 90 days after the date of this Prospectus, the Company intends to register under the Securities Act an aggregate of 2,400,000 shares of Class A Common Stock issuable in the form of restricted stock or upon exercise of options or stock appreciation rights to be granted, or performance awards to be made, under the Incentive Stock Plan and the Directors' Compensation Plan. Some of the holders of these shares of restricted stock and options are subject to lock-up restrictions that will expire 180 days after the date of this Prospectus. Shares of Class A Common Stock held in the form of restricted stock as to which the restrictions have lapsed and shares of Class A Common Stock issued upon the exercise of such options or stock appreciation rights, or the vesting of performance awards, will be eligible for immediate resale in the public market, subject, as to shares held by affiliates of the Company, to the volume and other limitations of Rule 144 and subject to restrictions contained in lock-up agreements.

            CERTAIN U.S. TAX CONSEQUENCES TO NON-U.S. STOCKHOLDERS

  The following is a general discussion of certain U.S. federal tax consequences of the ownership and disposition of a share of Class A Common Stock by a beneficial owner of such shares that is not a U.S. person (a "non-U.S. holder"). For purposes of this discussion, a "U.S. person" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or under the law of the United States or of any State or political subdivision of the foregoing, or any estate or trust whose income is includable in gross income for U.S. federal income tax purposes regardless of its source. This discussion does not deal with all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances, and does not address state, local or non-U.S. tax considerations. Furthermore, the following discussion is based on provisions of the Code, the regulations promulgated thereunder and administrative and judicial interpretations as of the date hereof, all of which are subject to change, possibly with retroactive effect. Treasury regulations were recently proposed that would, if adopted in their present form, revise in certain respects the rules applicable to non-U.S. holders of Class A Common Stock (the "Proposed Regulations"). The Proposed Regulations are generally proposed to be effective with respect to payments made after December 31, 1997. It is not certain whether, or in what form, the Proposed Regulations will be adopted as final regulations. Each prospective investor is urged to consult its own tax adviser with respect to the U.S. federal, state and local consequences of owning and disposing of a share of Class A Common Stock, as well as any tax consequences arising under the laws of any other taxing jurisdiction.

U.S. INCOME AND ESTATE TAX CONSEQUENCES

  It is not currently contemplated that the Company will pay dividends on the Class A Common Stock in the foreseeable future. If the Company were to pay a dividend in the future, such a dividend paid to a non-U.S. holder would be subject to U.S. withholding tax at a 30% rate, or if applicable, a lower treaty rate, unless the dividend is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such non-U.S. holder). A dividend that is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such non-U.S. Holder) will be exempt from the withholding tax described above and subject instead (i) to the U.S. federal income tax on net income that applies to U.S. persons and (ii) with respect to corporate holders under certain circumstances, a 30% (or, if applicable, lower treaty rate) branch profits tax that in general is imposed on its "effectively connected earnings and profits" (within the meaning of the Code) for the taxable year, as adjusted for certain items.

  Under current Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of the Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under the Proposed Regulations, however, a non-United States holder of Class A Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. In the case of a foreign partnership, the certification requirement would generally be applied to the partners of the partnership. In addition, the Proposed Regulations would also require the partnership to provide certain information, including a United States taxpayer identification number, and would provide look-through rules for tiered partnerships. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

  Under current law, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on a sale or other disposition of a share of Class A Common Stock unless (i) the Company is or has been during the five-year period ending on the date of disposition a "United States real property holding corporation" for U.S. federal income tax purposes (which the Company does not believe that it has been or is currently and does not anticipate becoming), (ii) the gain is effectively connected with the conduct of a trade or business within the United States of the non-U.S. holder and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by the non-U.S. holder, (iii) the gain is not described in clause (ii) above, the non-U.S. holder is an individual who holds the share as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and either (a) such individual has a "tax home" (as defined for U.S. federal income tax purposes) in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual, or (iv) the non-U.S. holder is subject to tax pursuant to the Code provisions applicable to certain U.S. expatriates. In the case of a non-U.S. holder that is described under clause (ii) above, its gain will be subject to the U.S. federal income tax on net income that applies to U.S. persons and, in addition, if such non-U.S. holder is a foreign corporation, it may be subject to the branch profits tax as described in the second preceding paragraph. An individual non-U.S. holder that is described under clause (iii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. capital losses (notwithstanding the fact that he or she is not considered a resident of the United States). Thus, individual non-U.S. holders who have spent 183 days or more in the United States in the taxable year in which they contemplate a sale of the Class A Common Stock are urged to consult their tax advisers as to the tax consequences of such sale.

  Class A Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States at the date of death, or Class A Common Stock subject to certain lifetime transfers made by such an individual, will be included in such individual's estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

BACK-UP WITHHOLDING AND INFORMATION REPORTING

  DIVIDENDS

  Except as provided below, the Company must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to and the tax withheld with respect to such holder. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides. In general, backup withholding at a rate of 31% and additional information reporting will apply to dividends paid on shares of Class A Common Stock to holders that are not "exempt recipients" and that fail to provide in the manner required certain identifying information (such as the holder's name, address and taxpayer identification number). Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. However, dividends that are subject to U.S. withholding tax at the 30% statutory rate or at a reduced tax treaty rate are exempt from backup withholding of U.S. federal income tax and such additional information reporting.

  BROKER SALES

  If a non-U.S. holder sells shares of Class A Common Stock through a U.S. office of a U.S. or foreign broker, the broker is required to file an information return and is required to withhold 31% of the sale proceeds unless the non-U.S. holder is an exempt recipient or has provided the broker with the information and statements, under penalties of perjury, necessary to establish an exemption from backup withholding. If payment of the proceeds of the sale of a share by a non-U.S. holder is made to or through the foreign office of a broker, that broker will not be required to backup withhold or, except as provided in the next sentence, to file information returns. In the case of proceeds from a sale of a share by a non-U.S. holder paid to or through the foreign office of a U.S. broker or a foreign office of a foreign broker that is
(i) a controlled foreign corporation for U.S. tax purposes or (ii) a person 50% or more of whose gross income for the three-year period ending with the close of the taxable year preceding the year of payment (or for the part of that period that the broker has been in existence) is effectively connected with the conduct of a trade or business within the United States (a "Foreign U.S. Connected Broker"), information reporting is required unless the broker has documentary evidence in its files that the payee is not a U.S. person and certain other conditions are met, or the payee otherwise establishes an exemption. In addition, the Treasury Department has indicated that it is studying the possible application of backup withholding in the case of such foreign offices of U.S. and Foreign U.S. Connected Brokers.

  REFUNDS

  Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

                     VALIDITY OF CLASS A COMMON STOCK

  The validity of the shares of Class A Common Stock being offered hereby and certain other legal matters will be passed upon for the Company by Mayer, Brown & Platt, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Sullivan & Cromwell, New York, New York. George A. Ranney, Jr., Vice President and General Counsel of ISI, is a partner in the law firm of Mayer, Brown & Platt. As of April 1, 1996, Mr. Ranney owned 7,300 shares of ISI's common stock and also held options to purchase 48,000 shares of ISI's common stock, of which none are currently exercisable.

                                  EXPERTS

  The consolidated financial statements as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995 included in this Prospectus and the financial statement schedules in the registration statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          ADDITIONAL INFORMATION

  The Company has filed with the Commission a registration statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the shares of Class A Common Stock offered hereby. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Class A Common Stock, reference is hereby made to the Registration Statement, exhibits and schedules, which may be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at certain regional offices of the

Commission located at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of the Registration Statement can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.


  Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                                  UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the International Underwriters named below, and each of such International Underwriters, for whom Goldman Sachs International and CS First Boston Limited are acting as representatives, has severally agreed to purchase from the Company, the respective number of shares of Class A Common Stock set forth opposite its name below:

                                                                     NUMBER OF
                                                                     SHARES OF
                                                                      CLASS A
                              UNDERWRITER                           COMMON STOCK
                              -----------                           ------------
   Goldman Sachs International ....................................
   CS First Boston Limited.........................................
                                                                     ---------
       Total.......................................................  1,044,000
                                                                     =========

  Under the terms and conditions of the Underwriting Agreement, the International Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The International Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities
dealers at such price less a concession of $    per share. The International
Underwriters may allow, and such dealers may reallow, a concession not in
excess of $    per share to certain brokers and dealers. After the shares of
Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

  The Company has entered into an underwriting agreement (the "U.S. Underwriting Agreement") with the underwriters of the U.S. Offering (the "U.S. Underwriters") providing for the concurrent offer and sale of 4,176,000 shares of Class A Common Stock in a U.S. offering in the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the U.S. Offering, and vice versa. The representatives of the U.S. Underwriters are Goldman, Sachs & Co. and CS First Boston Corporation.

  Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the Offerings, each of the U.S. Underwriters has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Class A Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or
(b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters named herein has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the International Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Class A Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

  Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

  The Company has granted the International Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 156,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the International Underwriters exercise their over-allotment option, the International Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 1,044,000 shares of Class A Common Stock offered. The Company has granted the U.S. Underwriters a similar option to purchase up to an aggregate of 624,000 additional shares of Class A Common Stock.

  The Company and ISI have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any shares of Class A Common Stock or Class B Common Stock, any securities substantially similar to the Class A Common Stock or Class B Common Stock or any securities convertible or exchangeable for Class A Common Stock or Class B Common Stock or any such similar security (other than pursuant to employee benefit plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) without the prior written consent of the representatives, except for the shares of Class A Common Stock offered in connection with the Offerings.

  Each International Underwriter has also agreed that (a) it has not offered or sold and prior to the date six months after the date of issue of the shares of Class A Common Stock will not offer or sell any shares of Class A Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (b) it has complied, and will comply, with all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the shares of Class A Common Stock in, from or otherwise involving the United Kingdom and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares of Class A Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

  Buyers of shares of Class A Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practice of the country of purchase in addition to the initial public offering price.

  The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Class A Common Stock offered by them.

  Prior to this Offering, there has been no public market for the Class A Common Stock. The initial public offering price will be negotiated among the Company and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors to be considered in determining the initial public offering price of the Class A Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  Application has been made to list the Class A Common Stock on the New York Stock Exchange under the symbol "RT." In order to meet one of the requirements for listing the Class A Common Stock on the New York Stock Exchange, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

  Certain of the International Underwriters have provided from time to time, and expect to provide in the future, investment banking services to the Company and ISI and their subsidiaries, for which such International Underwriters have received and will receive customary fees and commissions. ISI has agreed to pay Goldman, Sachs & Co. a fee for financial advisory services rendered to ISI.

  The Company and ISI have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFOR-MATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  11
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Financial Data..................................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  29
Management...............................................................  40
Relationship with ISI....................................................  51
Principal Stockholder....................................................  54
Ownership of ISI Stock...................................................  54
Proposed Note Offering...................................................  55
Description of Capital Stock.............................................  55
Shares Eligible for Future Sale..........................................  63
Certain U.S. Tax Consequences to Non-U.S. Stockholders...................  66
Validity of Class A Common Stock.........................................  68
Experts..................................................................  68
Additional Information...................................................  69
Index to Consolidated Financial Statements............................... F-1
Underwriting............................................................. U-1

 THROUGH AND INCLUDING      , 1996 (THE 25TH DAY AFTER THE DATE OF THIS PRO-
SPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOT-MENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


                               5,220,000 SHARES

                              RYERSON TULL, INC.

                             CLASS A COMMON STOCK
                          (PAR VALUE $1.00 PER SHARE)



                                  -----------

                                     LOGO

                                  -----------


                          GOLDMAN SACHS INTERNATIONAL

                                CS FIRST BOSTON

                      REPRESENTATIVES OF THE UNDERWRITERS


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(S)

  The following are the estimated expenses in connection with the distribution of the securities being registered:

   Securities and Exchange Commission Registration Fee................ $ 39,310
   NASD Filing Fee....................................................   11,900
   Printing and Engraving Expenses....................................  300,000
   Accounting Fees and Expenses.......................................   75,000
   Attorneys' Fees and Expenses.......................................  250,000
   Transfer Agent's and Registrar's Fees..............................   15,000
   Blue Sky Fees and Expenses (including attorneys' fees).............   25,000
   NYSE Listing Fees..................................................   88,100
   Miscellaneous......................................................   95,690
                                                                       --------
     Total............................................................ $900,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  (a) The Delaware GCL (Section 145) (i) gives Delaware corporations broad power to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, (ii) gives a director or officer who successfully defends an action the right to be so indemnified, and (iii) authorizes the Registrant to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

  (b) Article VI of the By-Laws of the Registrant provides for indemnification of directors, officers, employees and agents to the fullest extent not prohibited by law.

  (c) Reference is made to Section 8 of the U.S. Underwriting Agreement and the International Underwriting Agreement (the forms of which are included as Exhibits 1.1 and 1.2 to this Registration Statement) for provisions regarding the indemnification under certain circumstances of the Registrant, its directors and certain of its officers by the Underwriters.

  (d) In accordance with Section 102(b)(7) of the Delaware GCL, the Registrant's Certificate of Incorporation provides that directors shall not be liable for monetary damages for breaches of their fiduciary duty as directors except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware GCL as the same exists or may be amended.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS:

  A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

  (b) FINANCIAL STATEMENT SCHEDULES:

    SCHEDULE I--CONDENSED FINANCIAL INFORMATION

      Statements of Operations for the Years Ended December 31, 1993, 1994 and 1995
      Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and 1995
      Balance Sheets at December 31, 1994 and 1995

    SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDED REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON MAY 24, 1996.

                                          Ryerson Tull, Inc.

                                              /s/ Robert J. Darnall
                                          By___________________________________
                                              ROBERT J. DARNALL CHAIRMAN AND
                                                         DIRECTOR

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDED REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MAY 24, 1996.

                NAME                                   TITLE

                  *                    Chairman and Director
_____________________________________
          ROBERT J. DARNALL

                  *                    President, Chief Executive Officer and
_____________________________________   Director
           NEIL S. NOVICH

                  *                    Vice President, Finance, Chief
_____________________________________   Financial Officer and Director
            JAY M. GRATZ                (Principal Financial and Accounting
                                        Officer)

     /s/ Charles B. Salowitz
*By _________________________________
           ATTORNEY-IN-FACT

                               RYERSON TULL, INC.

                  SCHEDULE I--CONDENSED FINANCIAL INFORMATION
                             (PARENT COMPANY ONLY)

                            STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN MILLIONS)

                                                     1993     1994     1995
                                                     -----    -----    -----
Equity in income of subsidiaries.................... $32.1    $53.3    $86.5
Intercompany interest expense.......................   8.3       .1       .1
                                                     -----    -----    -----
Income before income taxes..........................  23.8     53.2     86.4
Provision for income taxes..........................   2.9Cr.    .1Cr.   2.1Cr.
                                                     -----    -----    -----
Net income.......................................... $26.7    $53.3    $88.5
                                                     =====    =====    =====

- --------
Cr. = Credit

                               RYERSON TULL, INC.

                  SCHEDULE I--CONDENSED FINANCIAL INFORMATION
                             (PARENT COMPANY ONLY)

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN MILLIONS)

                                                           1993   1994   1995
                                                          ------  -----  -----
OPERATING ACTIVITIES:
Net income..............................................  $ 26.7  $53.3  $88.5
Adjustments to reconcile net income to net cash provided
 from (used for) operating activities:
  Equity in undistributed earnings of subsidiaries......   (32.1) (53.3) (86.5)
  Deferred income taxes.................................    (2.0)   2.0    (.1)
                                                          ------  -----  -----
    Net adjustments.....................................   (34.1) (51.3) (86.6)
                                                          ------  -----  -----
    Net cash provided from (used for) operating
     activities.........................................    (7.4)   2.0    1.9
                                                          ------  -----  -----
FINANCING ACTIVITIES:
Change in notes to and from related companies...........  (142.6)  (2.0)  (1.9)
Capital contribution from Inland Steel Industries,
 Inc....................................................   150.0    --     --
                                                          ------  -----  -----
  Net cash provided from (used for) financing
   activities...........................................     7.4   (2.0)  (1.9)
                                                          ------  -----  -----
Net increase in cash and cash equivalents...............     --     --     --
Cash and cash equivalents--Beginning of year............     --     --     --
                                                          ------  -----  -----
Cash and cash equivalents--End of year..................  $  --   $ --   $ --
                                                          ======  =====  =====

                               RYERSON TULL, INC.

                  SCHEDULE I--CONDENSED FINANCIAL INFORMATION
                             (PARENT COMPANY ONLY)

                                 BALANCE SHEETS
                         AT DECEMBER 31, 1994 AND 1995
                             (DOLLARS IN MILLIONS)

                                                                  1994   1995
                                                                 ------ ------
                             ASSETS
Current Assets:
  Cash.......................................................... $  --  $  --
  Notes receivable from related companies.......................    --     1.9
                                                                 ------ ------
    Total current assets........................................    --     1.9
Investment in subsidiary companies..............................  571.0  657.5
Deferred income taxes...........................................    9.0    9.1
                                                                 ------ ------
    Total assets................................................ $580.0 $668.5
                                                                 ====== ======
                      STOCKHOLDER'S EQUITY
Common Stock, $1.00 par; 3,000 shares authorized; 1 share is-
 sued........................................................... $  --  $  --
Additional paid-in capital......................................  494.6  494.6
Earnings reinvested in business.................................   85.4  173.9
                                                                 ------ ------
    Total stockholder's equity.................................. $580.0 $668.5
                                                                 ====== ======

                               RYERSON TULL, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN MILLIONS)

                                                 PROVISION FOR ALLOWANCES
                                               CLAIMS AND DOUBTFUL ACCOUNTS
                                           -------------------------------------
                                BALANCE AT ADDITIONS  DEDUCTIONS  BALANCE OF
                                BEGINNING  CHARGED TO    FROM       END OF
YEARS ENDED DECEMBER 31,         OF YEAR     INCOME   RESERVES(A)    YEAR
- ------------------------        ---------- ---------- ----------- ----------
 1993..........................    $5.4       $2.0       $1.9        $5.5
 1994..........................    $5.5       $1.4       $ .6        $6.3
 1995..........................    $6.3       $1.2       $1.1        $6.4

- --------
(A) Bad debts written off during year.

                               INDEX TO EXHIBITS

                                                                    SEQUENTIALLY
                                                                      NUMBERED
 NUMBER                          EXHIBIT                                PAGE
 ------                          -------                            ------------
  1.1   Form of U.S. Underwriting Agreement......................
  1.2   Form of International Underwriting Agreement.............
  3.1   Form of Restated Certificate of Incorporation of the
         Registrant..............................................         *
  3.2   Form of Restated By-Laws of the Registrant...............         *
  4.1   Rights Agreement between the Registrant and Harris Trust
         and Savings Bank, as Rights Agent, dated as of
           , 1996................................................         *
  4.2   Form of Indenture relating to the Notes..................         *
  4.3   Form of Class A Common Stock Certificate.................         *
  4.4   Indenture, dated as of December 15, 1992, between Inland
         Steel Industries, Inc. and Harris Trust and Savings
         Bank....................................................         *
 Note:  No long-term debt instruments issued by the Company
         exceed 10% of the consolidated total assets of the
         Company and its subsidiaries. In accordance with
         paragraph 4(iii) of Item 601 of Regulation S-K, the
         Company will furnish to the Commission upon request
         copies of long-term debt instruments and related
         agreements
  5     Opinion of Mayer, Brown & Platt..........................         *
 10.1   Form of Registration Rights Agreement between the
         Registrant and Inland Steel Industries, Inc.............         *
 10.2   Employment Agreement dated as of April 8, 1994 between
         Inland Steel Industries, Inc. and Neil S. Novich (Filed
         as Exhibit 10.N.(8) to Inland Steel Industries, Inc.'s
         Annual Report on Form 10-K for the fiscal year ended
         December 31, 1994 and incorporated by reference herein.)
 10.3   Severance Agreement dated as of April 8, 1994 between
         Inland Steel Industries, Inc. and Neil S. Novich (Filed
         as Exhibit 10.N.(9) to Inland Steel Industries, Inc.'s
         Annual Report on Form 10-K for the fiscal year ended
         December 31, 1994, and incorporated herein by reference
         herein.)
 10.4   Employment Agreement between Inland Steel Industries,
         Inc. and Carl G. Lusted, dated June 27, 1990............         *
 10.5   Change in Control Agreement dated as of March 27, 1996,
         between Inland Steel Industries, Inc. and Robert J.
         Darnall.................................................         *
 10.6   Change in Control Agreement dated as of March 27, 1996
         between Inland Steel Industries, Inc. and Neil S.
         Novich..................................................         *
 10.7   Change in Control Agreement dated as of March 27, 1996
         between Inland Steel Industries, Inc. and Jay M. Gratz..         *
 10.8   Change in Control Agreement dated as of March 27, 1996
         between Inland Steel Industries, Inc. and Carl G.
         Lusted..................................................         *
 10.9   Change in Control Agreement dated as of March 27, 1996
         between Inland Steel Industries, Inc. and Stephen E.
         Makarewicz..............................................         *
 10.10  Change in Control Agreement dated as of      , 1996
         between the Registrant and Robert J. Darnall............         *
 10.11  Change in Control Agreement dated as of      , 1996
         between the Registrant and Neil S. Novich...............         *
 10.12  Change in Control Agreement dated as of      , 1996
         between the Registrant and Jay M. Gratz.................         *
 10.13  Change in Control Agreement dated as of      , 1996
         between the Registrant and Carl G. Lusted...............         *

                                                                   SEQUENTIALLY
                                                                     NUMBERED
 NUMBER                          EXHIBIT                               PAGE
 ------                          -------                           ------------
 10.14  Change in Control Agreement dated as of      , 1996
         between the Registrant and Stephen E. Makarewicz.......         *
 10.15  Ryerson Tull Directors' Compensation Plan...............         *
 10.16  Ryerson Tull Supplemental Retirement Plan for Covered
         Employees..............................................         *
 10.17  Ryerson Tull 1996 Incentive Stock Plan..................         *
 10.18  Form of Corporate Separation Agreement between the
         Registrant and Inland Steel Industries, Inc. ..........         *
 10.19  Form of Cross-License Agreement between the Registrant
         and Inland Steel Industries, Inc.......................         *
 10.20  Tax Sharing Agreement between the Registrant and Inland
         Steel Industries, Inc., dated as of            ........         *
 10.21  Form of ESOP Guarantee Agreement between Joseph T.
         Ryerson and Son, Inc. and       .......................         *
 10.22  Copy of Inland Steel Industries, Inc. Non-Qualified
         Thrift Plan, as amended. (Filed as Exhibit 10.D to the
         Company's Quarterly Report on Form 10-Q for the quarter
         ended June 30, 1995, and incorporated by reference
         herein.)
 10.23  Inland Steel Industries, Inc. Supplemental Retirement
         Plan for Covered Employees, as amended (Filed as
         Exhibit 10.I to Inland Steel Industries, Inc.'s Annual
         Report on Form 10-K for the fiscal year ended December
         31, 1993, and incorporated by reference herein.)
 10.24  Inland Steel Industries, Inc. Special Retirement Benefit
         Plan for Covered Employees (Filed as Exhibit 10.J to
         Inland Steel Industries, Inc.'s Annual Report on Form
         10-K for the fiscal year ended December 31, 1993, and
         incorporated by reference herein.)
 10.25  Inland 1995 Incentive Stock Plan (Filed as Exhibit A to
         Inland Steel Industries, Inc.'s definitive Proxy
         Statement dated April 17, 1995 and was furnished to
         stockholders in connection with the annual meeting held
         May 24, 1995, and incorporated by reference herein.)
 10.26  Inland Steel Industries, Inc. Annual Incentive Plan
         (Filed as Exhibit 10.A to Inland Steel Industries,
         Inc.'s Quarterly Report on Form 10-Q for the quarter
         ended September 30, 1995, and incorporated by reference
         herein.)
 10.27  Inland Steel Industries, Inc. Special Achievement Award
         Plan (Filed as Exhibit 10.I to Inland Steel Industries,
         Inc.'s Annual Report on Form 10-K for the fiscal year
         ended December 31, 1987, and incorporated by reference
         herein.)
 10.28  Inland 1984 Incentive Stock Plan (Filed as Exhibit 10.A
         to Inland Steel Industries, Inc.'s Quarterly Report on
         Form 10-Q for the quarter ended June 30, 1995, and
         incorporated by reference herein.)
 10.29  Inland 1988 Incentive Stock Plan (Filed as Exhibit 10.B
         to Inland Steel Industries, Inc.'s Quarterly Report on
         Form 10-Q for the quarter ended June 30, 1995, and
         incorporated by reference herein.)
 10.30  Inland 1992 Incentive Stock Plan, as amended (Filed as
         Exhibit 10.C to Inland Steel Industries, Inc.'s
         Quarterly Report on Form 10-Q for the quarter ended
         June 30, 1995, and incorporated by reference herein.)
 10.31  Inland Steel Industries, Inc. Deferred Compensation Plan
         for Certain Employees (Filed as Exhibit 10.J to Inland
         Steel Industries, Inc.'s Annual Report on Form 10-K for
         the fiscal year ended December 31, 1994, and
         incorporated by reference herein.)
 12     Statement re: Computation of Ratio of Earnings to Fixed
         Charges................................................        **
 21     Subsidiaries of the Registrant..........................        **